Exhibit (a)(1)(i)

U.S. OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING COMMON SHARES HELD BY U.S. HOLDERS AND

ALL OUTSTANDING AMERICAN DEPOSITARY SHARES REPRESENTING COMMON SHARES

OF

SYNGENTA AG

FOR

U.S. $465 PER COMMON SHARE

AND

U.S. $93 PER AMERICAN DEPOSITARY SHARE

BY

CNAC SATURN (NL) B.V.

AN INDIRECT WHOLLY-OWNED SUBSIDIARY

OF

CHINA NATIONAL CHEMICAL CORPORATION

THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON MAY 23, 2016, UNLESS THE U.S. OFFER IS EXTENDED.

CNAC Saturn (NL) B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat in Amsterdam and registered with the trade register of the Chamber of Commerce under number 65434552 (“Purchaser”) and an indirect wholly-owned subsidiary of China National Chemical Corporation, a state-owned enterprise organized under the laws of the People’s Republic of China (“ChemChina”), is offering to purchase (the “U.S. Offer”):

(i)	up to 100% of the publicly held registered shares (Namenaktien), with a nominal value of Swiss francs (“CHF”) 0.10 per share, of Syngenta AG (“Syngenta”), a Swiss corporation (Aktiengesellschaft) (collectively the “Common Shares” and each a “Common Share”), that are held by U.S. holders (as that term is defined under instruction 2 to paragraphs (c) and (d) of Rule 14d-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (such holders collectively, “U.S. Holders” and each a “U.S. Holder”), and

(ii)	up to 100% of the outstanding American Depositary Shares representing Common Shares (collectively the “ADSs” and each an “ADS”), each ADS representing one-fifth (1/5) of a Common Share, from all holders, wherever located, at a purchase price of U.S. $465 per Common Share and U.S. $93 per ADS, in each case, in cash, without interest, payable in U.S. dollars, less the amount of any fees, expenses and withholding taxes that may be applicable (including, in the case of ADSs, a fee of U.S. $0.05 per ADS for the cancellation of tendered ADSs) and subject to any dilutive effects that may be applicable (see “The U.S. Offer—Terms of the U.S. Offer—Consideration and Payment”), upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase (this “U.S. Offer to Purchase”) and in the accompanying Common Share Acceptance Letter or ADS Letter of Transmittal, as applicable. Except for ADSs held in the former Global BuyDIRECT program, no fraction of a Common Share or ADS will be purchased from any holder and all payments to tendering holders of Common Shares and ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent.

Simultaneously with the U.S. Offer, Purchaser is making an offer in accordance with the tender offer rules of Switzerland to purchase up to 100% of the outstanding Common Shares from all holders of Common Shares, wherever located, subject to certain restrictions (the “Swiss Offer,” and together with the U.S. Offer, the “Offers”) for the same price and on substantially the same terms as offered to purchase Common Shares in the U.S. Offer.

The U.S. Offer is open to all holders of ADSs, wherever located, including Swiss-resident holders, and to all holders of Common Shares who are U.S. Holders. Holders of Common Shares who are not U.S. Holders may only tender their Common Shares into the Swiss Offer. The Offers do not extend to Common Shares or ADSs that Purchaser, ChemChina or their affiliates may, in the future, hold, or to Common Shares or ADSs held in treasury by Syngenta or its affiliates.

The Offers are being made pursuant to a Transaction Agreement, dated as of February 2, 2016 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Transaction Agreement”), by and among ChemChina, China National Agrochemical Corporation, a wholly-owned subsidiary of ChemChina (“CNAC”) and Syngenta. Under the terms of the Transaction Agreement, the Offers are subject to the satisfaction or waiver of various conditions, including that Purchaser has received valid and irrevocable acceptances for such number of Common Shares and ADSs representing, when combined with the Common Shares and ADSs that ChemChina and its subsidiaries will own at the time the U.S. Offer expires, at least 67% of all Common Shares that are issued at such time and receipt of certain regulatory approvals. See “The U.S. Offer—Conditions to the U.S. Offer.” There are no financing conditions to the Offers.

An ordinary dividend of up to CHF 11 gross (pre-tax) per Common Share for the financial year ended December 31, 2015, and, upon the Offers becoming unconditional, a special dividend of CHF 5 gross (pre-tax) per Common Share, in each case, if approved by an ordinary meeting of Syngenta shareholders scheduled to take place on April 26, 2016, will be paid to Syngenta shareholders. The price payable by Purchaser per Common Share or per ADS tendered into the U.S. Offer will not be adjusted as a result of the payment of such ordinary dividend and such special dividend. See “The U.S. Offer—Dividends and Distribution.”

ChemChina and Purchaser currently intend that, following the consummation of the Offers, depending on the acceptance rate, any remaining minority shareholders of Syngenta will be eliminated by any legal means available, including by way of a squeeze-out in accordance with Article 137 of the Financial Markets Infrastructure Act of Switzerland and the respective implementing ordinances or a squeeze-out merger in accordance with the Swiss Merger Act, as the case may be, and that Common Shares will be de-listed from the SIX Swiss Exchange and ADSs will be de-listed from the New York Stock Exchange. See “The U.S. Offer—Purpose of the Offers; Plans for Syngenta” and “The U.S. Offer—Possible Effects of the Offers on the Markets for Common Shares and ADSs.”

Pursuant to the Exchange Act, Syngenta is required to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) within ten (10) business days from the date of commencement of the U.S. Offer. In the Schedule 14D-9, Syngenta is required to set forth whether Syngenta recommends acceptance or rejection of the U.S. Offer, expresses no opinion and remains neutral toward the U.S. Offer or is unable to take a position with respect to the U.S. Offer, and the reasons therefor. Under the terms of the Transaction Agreement, Syngenta has agreed to recommend acceptance of the U.S. Offer in the Schedule 14D-9. Such information will be available at the SEC’s website at www.sec.gov when filed by Syngenta. You should review such information when available.

The U.S. Offer commenced on March 23, 2016 and will expire at 10:00 a.m., New York City time, on May 23, 2016 (as it may be extended, the “Expiration Date”) unless the U.S. Offer is extended.

A summary of the principal terms of the U.S. Offer appears on pages 2 through 19 below. You should read in its entirety this U.S. Offer to Purchase, and, if you hold Common Shares, the accompanying Common Share Acceptance Letter, and, if you hold ADSs, the accompanying ADS Letter of Transmittal carefully before deciding whether to tender your Common Shares and/or ADSs into the U.S. Offer.

The Information Agent for the U.S. Offer is:

The Dealer Manager for the U.S. Offer is:

March 23, 2016

IMPORTANT INFORMATION

Tenders by Holders of ADSs. If you are a holder of ADSs, regardless of where you are located, and if you intend to tender all or any portion of such ADSs into the U.S. Offer, you must follow the procedures listed below, as applicable.

•	If you are a registered holder of American Depositary Receipts (“ADRs”) evidencing ADSs, you should properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from Georgeson LLC (the “U.S. Information Agent”), and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you intend to tender, to The Bank of New York Mellon (the “U.S. Tender Agent”) at the address set forth on the back cover of this U.S. Offer to Purchase, such that the U.S. Tender Agent receives these documents before 10:00 a.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”).

•	If you are a registered holder of uncertificated ADSs on the books of The Bank of New York Mellon (the “ADS Depositary”), including ADSs held in the former Global BuyDIRECT Program, you must properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from the U.S. Information Agent, and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal, to the U.S. Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase, such that the U.S. Tender Agent receives these documents before 10:00 a.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.

•	If you hold ADSs through a broker or other securities intermediary, you must contact such securities intermediary and have the securities intermediary tender your ADSs on your behalf through The Depository Trust Company (“DTC”). In order for a book-entry transfer to constitute a valid tender of your ADSs in the U.S. Offer, the ADSs must be tendered by your securities intermediary before 10:00 a.m., New York City time, on the Expiration Date. Further, before 10:00 a.m., New York City time, on the Expiration Date, the U.S. Tender Agent must receive (i) a confirmation of such tender of ADSs and (ii) a message transmitted by DTC which forms a part of book-entry confirmation and states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received and agreed to be bound by the terms of this U.S. Offer to Purchase and the ADS Letter of Transmittal and that Purchaser may enforce such agreement against such participant. DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 10:00 a.m., New York City time, on the Expiration Date for receipt of instructions to tender ADSs. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.

•	If you are unable to perform the procedures described above before 10:00 a.m., New York City time, on the Expiration Date, you may still be able to tender your ADSs into the U.S. Offer in accordance with the procedures for guaranteed delivery that we are making available, as described in “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Guaranteed Delivery Procedures.”

Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal, or any related documents, to Syngenta, ChemChina, Purchaser or the U.S. Information Agent.

Tenders by U.S. Holders of Common Shares. If you are a U.S. Holder of Common Shares, and if you intend to tender all or any portion of such Common Shares into the U.S. Offer, you should (i) deliver or instruct your broker or other securities intermediary to deliver the Common Shares you wish to tender through the SIS settlement system to the U.S. Tender Agent’s account with UBS Switzerland AG specified in the accompanying Common Share Acceptance Letter, which is also available from the U.S. Information Agent, and (ii) deliver or instruct your broker or other securities intermediary to deliver a properly completed Common Share Acceptance Letter bearing an original signature to the U.S. Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase, in each case, to be received prior to 10:00 a.m., New York City time, on the Expiration Date. If you hold Common Shares through a broker or other securities intermediary, you must contact such securities intermediary and instruct it to deliver the Common Shares you wish to tender on your behalf. Securities intermediaries are likely to establish cut-off times and dates to receive instructions to deliver securities that are earlier than 10:00 a.m., New York City time, on the Expiration Date. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.

Do NOT send the Common Share Acceptance Letter or any related documents to Syngenta, ChemChina, Purchaser or the U.S. Information Agent.

If you are NOT a U.S. Holder, you may not tender your Common Shares into the U.S. Offer but you may tender your Common Shares into the Swiss Offer. If you are a U.S. Holder, you may tender your Common Shares into the Swiss Offer. There are certain risks of participating in the Swiss Offer. See “Summary Term Sheet—What are the principal differences between the U.S. Offer and the Swiss Offer?”

For more information about the procedures for tendering your Common Shares or ADSs into the U.S. Offer, see “The U.S. Offer—Procedure for Tendering into the U.S. Offer”.

For assistance in connection with the U.S. Offer, including information on how to tender into the U.S. Offer, please contact the U.S. Information Agent at the address and telephone number set forth below. Additional copies of this U.S. Offer to Purchase, the Common Share Acceptance Letter, the ADS Letter of Transmittal, and other related materials may be obtained from the U.S. Information Agent or from your broker or other securities intermediary. Copies of these materials are also freely available at the website maintained by the SEC at http://www.sec.gov.

The U.S. Information Agent for the U.S. Offer is:

Georgeson LLC

480 Washington Boulevard

26th Floor

Jersey City, NJ 07310

E-mail: syngentaoffer@georgeson.com

U.S. Toll Free Number for Holders of Securities: +1 (866) 431-2096

* * *

NO DEALER OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE U.S. OFFER, OTHER THAN THOSE CONTAINED IN THIS U.S. OFFER TO PURCHASE. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CHEMCHINA OR PURCHASER.

THE U.S. OFFER DOES NOT CONSTITUTE AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO SELL ANY OF THE SECURITIES OF SYNGENTA TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

THE U.S. OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, OR ANY SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES, OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION, NOR HAS THE SEC, OR ANY STATE SECURITIES COMMISSION, OR THE SECURITIES REGULATORY AUTHORITIES OF ANY

v

OTHER JURISDICTION, EXPRESSED A VIEW WITH RESPECT TO THE FAIRNESS OR MERITS OF THE U.S. OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this document contain “forward-looking statements” concerning the business and operations of ChemChina, Purchaser, Syngenta and their respective subsidiaries.

Forward-looking statements can be identified by the use of words such as “plan,” “anticipate,” “believe,” “intend,” “estimate,” “expect,” “will,” “shall,” “may,” “aim,” “predict,” “should,” “continue” and words of similar meaning and/or other similar expressions that are predictions of or indicate future events and/or future trends. Although ChemChina and Purchaser believe that their respective anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information in this U.S. Offer to Purchase are based on reasonable assumptions and expectations, neither ChemChina nor Purchaser can assure you that such expectations will prove to have been correct. You should not place undue reliance on forward-looking statements and information as such statements and information involve known and unknown risks, uncertainties and other factors which may cause ChemChina’s, Purchaser’s or Syngenta’s actual results, performance or achievements to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information, including, in addition to factors previously disclosed in Syngenta’s reports filed with the SEC and those identified elsewhere in this document, risks relating to the consummation of the transactions contemplated by the Transaction Agreement on anticipated terms and timing, including receiving sufficient acceptances from holders of Common Shares and ADSs in the Offers, satisfaction of all conditions to the Offers, obtaining regulatory approvals, and potential disruptions from the transactions contemplated by the Transaction Agreement to Syngenta’s or ChemChina’s business.

Forward-looking statements in this document are based on ChemChina’s and Purchaser’s beliefs and opinions at the time the statements are made. Except as required by law, each of ChemChina and Purchaser disclaims any obligation to update any forward-looking statements, whether as a result of new information, estimates or opinions, future events or results or otherwise. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

SUMMARY TERM SHEET

The information contained herein is a summary only and is not meant as a substitute for the more detailed descriptions and information contained elsewhere in this U.S. Offer to Purchase and in the accompanying Common Share Acceptance Letter and ADS Letter of Transmittal. You are urged to read carefully, in its entirety, each of this U.S. Offer to Purchase, and, if you hold Common Shares, the accompanying Common Share Acceptance Letter, and, if you hold ADSs, the accompanying ADS Letter of Transmittal. The information concerning Syngenta contained herein and elsewhere in this U.S. Offer to Purchase has been provided to ChemChina and Purchaser by Syngenta, or has been taken from or is based upon publicly available documents or records of Syngenta on file and freely available from the SEC, or other public sources at the time of the filing of this U.S. Offer to Purchase.

Securities Sought

(i) up to 100% of the publicly held registered shares (Namenaktien), with a nominal value of Swiss francs (“CHF”) 0.10 per share, of Syngenta AG (“Syngenta”), a Swiss corporation (Aktiengesellschaft) (collectively the “Common Shares” and each a “Common Share”), that are held by U.S. holders (as that term is defined under instruction 2 to paragraphs (c) and (d) of Rule 14d-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (such holders collectively, “U.S. Holders” and each a “U.S. Holder”), and

(ii) up to 100% of the outstanding American Depositary Shares representing Common Shares (collectively the “ADSs” and each an “ADS”), each ADS representing one-fifth (1/5) of a Common Share, from all holders, wherever located.

Common Share Offer Price	U.S. $465 per Common Share, in cash, without interest, payable in U.S. dollars, less the amount of any fees, expenses and withholding taxes that may be applicable and subject to any dilutive effects that may be applicable (see “The U.S. Offer—Terms of the U.S. Offer—Consideration and Payment”) (the “Common Share Offer Price”). No fraction of a Common Share will be purchased from any holder and all payments to tendering holders of Common Shares pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent.

ADS Offer Price	U.S. $93.00 per ADS, in cash, without interest, payable in U.S. dollars, less the amount of any fees, expenses and withholding taxes that may be applicable, including a fee of U.S. $0.05 per ADS for the cancellation of tendered ADSs, and subject to any dilutive effects that may be applicable (see “The U.S. Offer—Terms of the U.S. Offer—Consideration and Payment”) (the “ADS Offer Price”). Except for ADSs held in the former Global BuyDIRECT program, no fraction of an ADS will be purchased from any holder and all payments to tendering holders of ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent.

Transaction Agreement	The above offer to purchase Common Shares held by U.S. Holders and ADSs (the “U.S. Offer”) is being made pursuant to a Transaction Agreement, dated as of February 2, 2016, by and among China National Chemical Corporation (“ChemChina”), a state-owned enterprise organized under the laws of the People’s Republic of China (“China”), China National Agrochemical Corporation, a wholly-owned subsidiary of ChemChina (“CNAC”) and Syngenta (the “Transaction Agreement”).

Dual Offer Structure	Simultaneously with the U.S. Offer, Purchaser (as defined below) is making an offer in Switzerland to purchase up to 100% of the outstanding Common Shares from all holders of Common Shares, wherever located, subject to certain restrictions (the “Swiss Offer” and together with the U.S. Offer, the

“Offers”), for the same price and on substantially the same terms as offered to purchase Common Shares in the U.S. Offer. The Offers do not extend to Common Shares or ADSs that Purchaser, ChemChina or their affiliates may, in the future, hold, or to Common Shares or ADSs held in treasury by Syngenta or its affiliates.

Commencement Date of the U.S. Offer	March 23, 2016.

Expiration Date of the U.S. Offer	10:00 a.m., New York City time, on May 23, 2016 (as it may be extended from time to time, the “Expiration Date”).

Offer Extensions	Pursuant to the Transaction Agreement, and subject to applicable law, the offer period of the U.S. Offer may be extended at any time and from time to time, and during such extended period the U.S. Offer will remain open and the acceptance for payment of Common Shares and ADSs tendered will be delayed. If one or more of the offer conditions described in “The U.S. Offer—Conditions to the U.S. Offer” is not satisfied, we will extend the period from the commencement date of the U.S. Offer to (and including) the Expiration Date (the “Main Offer Period”) until such time as (i) all conditions to the Offers are satisfied or, to the extent permitted, waived and Purchaser accepts the Common Shares and ADSs tendered or (ii) Purchaser is permitted to terminate the Swiss Offer. In addition, we will extend the U.S. Offer, to the extent required by applicable U.S. federal securities laws, if we make a material change to the terms of the U.S. Offer, make a material change in the information concerning the U.S. Offer, or waive a material condition of the U.S. Offer. Moreover, we will extend the U.S. Offer so that the Main Offer Period of the U.S. Offer matches that of the Swiss Offer. During any of such extensions of the Main Offer Period, all Common Shares and ADSs tendered in the U.S. Offer and not withdrawn will remain subject to withdrawal rights. All U.S. Holders of Common Shares or holders of ADSs that validly tendered, and did not withdraw, their Common Shares or ADSs into the U.S. Offer prior to the Expiration Date, as extended, will receive the same price per Common Share or ADS, as applicable, regardless of whether they tendered before or during any extension period of the U.S. Offer.

Ordinary Dividend and Special Dividend	An ordinary dividend of up to CHF 11 gross (pre-tax) per Common Share for the financial year ended December 31, 2015 (the “Ordinary Dividend”), and, upon the Offers becoming unconditional, a special dividend of CHF 5 gross (pre-tax) per Common Share (the “Special Dividend”), in each case, if approved by an ordinary meeting of Syngenta shareholders scheduled to take place on April 26, 2016, will be paid to Syngenta shareholders. The price payable by Purchaser per Common Share or per ADS tendered into the U.S. Offer will not be adjusted as a result of the payment of the Ordinary Dividend and the Special Dividend.

Purchaser	CNAC Saturn (NL) B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat in Amsterdam and registered with the trade register of the Chamber of Commerce under number 65434552 and an indirect wholly-owned subsidiary of ChemChina (“Purchaser”).

Overview

The Offers are being made pursuant to the Transaction Agreement among ChemChina, CNAC and Syngenta. Subject to the terms and conditions of the Transaction Agreement, ChemChina has agreed to, through Purchaser, commence the Offers concurrently in Switzerland and the U.S. to purchase all of the Common Shares and ADSs for a price of U.S. $465.00 per Common Share and U.S. $93.00 per ADS, in each case, in cash, without interest, payable in U.S. dollars, less the amount of any fees, expenses and withholding taxes that may be applicable (including, in the case of ADSs, a fee of U.S. $0.05 per ADS for the cancellation of tendered ADSs) and subject to any dilutive effects that may be applicable. See “The U.S. Offer—Terms of the U.S. Offer—Material Terms—Consideration and Payment.”

On February 2, 2016, the last full trading day before the announcement of our intention to conduct the Offers, the closing price of Common Shares reported on the SIX Swiss Exchange (the “SIX”) was CHF 392.30 per Common Share (or U.S. $384.95 (source of exchange rate: the SIX)). On March 4, 2016, the last practicable trading day before publication of the prospectus for the Swiss Offer (the “Swiss Offer Prospectus”), the closing price of Common Shares reported on the SIX was CHF 404.80 per Common Share (or U.S. $408.02 (source of exchange rate: the SIX)). On March 21, 2016, the most recent practicable trading day before publication of this U.S. Offer to Purchase, the closing price of Common Shares reported on the SIX was CHF 397.50 per Common Share (or U.S. $409.62 (source of exchange rate: the SIX)). You should obtain current market quotations for Common Shares before deciding whether to tender your Common Shares.

On February 2, 2016, the last full trading day before the announcement of our intention to conduct the Offers, the closing price of ADSs reported on the New York Stock Exchange (the “NYSE”) was U.S. $78.57 per ADS (which when multiplied by five (5), to represent one Common Share for every five ADSs, is approximately U.S. $392.85 per Common Share). On March 4, 2016, the last practicable trading day before publication of the Swiss Offer Prospectus, the closing price of ADSs reported on the NYSE was U.S. $81.63 per ADS (which when multiplied by five (5), to represent one Common Share for every five ADSs, is approximately U.S. $408.15 per Common Share). On March 21, 2016, the most recent practicable trading day before publication of this U.S. Offer to Purchase, the closing price of ADSs reported on the NYSE was U.S. $82.23 per ADS (which when multiplied by five (5), to represent one Common Share for every five ADSs, is approximately U.S. $411.15 per Common Share). You should obtain current market quotations for ADSs before deciding whether to tender your ADSs.

The Ordinary Dividend, and, upon the Offers becoming unconditional, the Special Dividend, in each case, if approved by an ordinary meeting of Syngenta shareholders scheduled to take place on April 26, 2016, will be paid to Syngenta shareholders. The price payable by Purchaser per Common Share or per ADS tendered into the U.S. Offer will not be adjusted as a result of the payment of the Ordinary Dividend and the Special Dividend. See “The U.S. Offer—Dividends and Distribution.”

To facilitate the participation of all holders of Common Shares, including U.S. Holders, and all holders of ADSs, wherever located, we are commencing two tender offers concurrently: (i) the U.S. Offer, which is open to all holders of ADSs, wherever located, and all U.S. Holders of Common Shares, and (ii) the Swiss Offer, which is open to all holders of Common Shares, wherever located, subject to certain restrictions. Holders of Common Shares that are not U.S. Holders may not tender their Common Shares into the U.S. Offer, but may tender their Common Shares into the Swiss Offer. The Offers do not extend to Common Shares or ADSs that Purchaser, ChemChina or their affiliates may, in the future, hold, or to Common Shares or ADSs held in treasury by Syngenta or its affiliates. For additional information on how to tender into the Swiss Offer, please contact the securities intermediary with which your Common Shares are deposited. For additional information on how to tender into the U.S. Offer, please contact Georgeson LLC (the “U.S. Information Agent”) at the address and telephone number set forth on the back cover of this U.S. Offer to Purchase. See “The U.S. Offer—Terms of the U.S. Offer—Swiss Offer and the Dual Offer Structure.”

The distribution of this U.S. Offer to Purchase may, in some jurisdictions, be restricted by law. This U.S. Offer to Purchase is not an offer to purchase securities and is not a solicitation of an offer to sell securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.

In this U.S. Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to Purchaser.

If you have questions or need additional copies of this U.S. Offer to Purchase, the accompanying Common Share Acceptance Letter, the accompanying ADS Letter of Transmittal or the accompanying Notice of Guaranteed Delivery, you can contact the U.S. Information Agent at the address or telephone number set forth on the back cover of this U.S. Offer to Purchase. You may also contact your broker, or other securities intermediary, or obtain copies of these materials freely available at the website maintained by the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov.

Questions and Answers

Below we have provided answers to questions that you may have as a holder of ADSs or as a U.S. Holder of Common Shares. Information in this Questions and Answers section is not complete and additional important information is contained elsewhere in this U.S. Offer to Purchase, the accompanying Common Share Acceptance Letter and the accompanying ADS Letter of Transmittal, each of which we urge you to read carefully in its entirety before you make any decision with respect to the U.S. Offer.

Who is offering to buy my Common Shares or ADSs?

CNAC Saturn (NL) B.V., an indirect wholly-owned subsidiary of ChemChina, is offering to buy your Common Shares and ADSs.

ChemChina is a state-owned enterprise organized under the laws of China. ChemChina’s principal executive offices are located at No. 62 Beisihuanxilu, Haidian District, Beijing, China 100080, and its telephone number is +86-10-82677996. ChemChina is China’s largest chemical company. For the year ended December 31, 2015, ChemChina generated aggregate revenues of U.S. $45 billion from its six business sectors: advanced chemical materials and specialty chemicals, basic chemicals, oil processing, agrochemicals, tire & rubber products and chemical equipment. ChemChina has production and research and development facilities in 150 countries and regions across the world.

Purchaser is a recently-formed private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat in Amsterdam and registered with the trade register of the Chamber of Commerce under number 65434552 and is an indirect wholly-owned subsidiary of ChemChina. The telephone number of Purchaser’s principal executive offices is +86-10-82677515. Purchaser was organized in connection with the Transaction Agreement to conduct the Offers and has not conducted any activities or business other than activities in connection with the Offers and the transaction contemplated by the Transaction Agreement. See “The U.S. Offer—Certain Information Concerning ChemChina and Purchaser.”

Pursuant to the Transaction Agreement, ChemChina has agreed to, through Purchaser, upon the terms and subject to the conditions set forth therein, conduct the U.S. Offer and the Swiss Offer on substantially similar terms. See “The U.S. Offer—Summary of the Transaction Agreement.”

How many Common Shares and ADSs is Purchaser offering to purchase in the Offers?

Under the Transaction Agreement, subject to the satisfaction or waiver of certain conditions, Purchaser intends to purchase all of the Common Shares and ADSs of Syngenta. Syngenta also will procure that no Common Shares that are owned by Syngenta and its subsidiaries will be tendered into the Offers. As of the close of business on March 4, 2016, the last practicable date before publication of the Swiss Offer Prospectus, Syngenta had 92,945,649 registered Common Shares issued, of which (i) 5,491,196 were represented by

27,455,980 issued and outstanding ADSs and (ii) 1,035,653 were held by Syngenta or its subsidiaries. As of the close of business on March 18, 2016, the most recent practicable date before publication of this U.S. Offer to Purchase, Syngenta had 92,945,649 registered Common Shares issued, of which (i) 5,631,996 were represented by 28,159,980 issued and outstanding ADSs and (ii) 1,035,653 were held by Syngenta or its subsidiaries. See “Introduction,” “The U.S. Offer—Terms of the U.S. Offer” and “The U.S. Offer—Summary of the Transaction Agreement.”

How much is Purchaser offering to pay for my Common Shares or ADSs and what is the form of payment in the U.S. Offer?

We are offering to pay U.S. $465 per Common Share and U.S. $93 per ADS (which reflects one fifth (1/5) of the price offered per Common Share), in each case, in cash, without interest, payable in U.S. dollars, less the amount of any fees, expenses and withholding taxes that may be applicable (including, in the case of ADSs, a fee of U.S. $0.05 per ADS for the cancellation of tendered ADSs) and subject to any dilutive effects that may be applicable (see “The U.S. Offer—Terms of the U.S. Offer—Consideration and Payment”). This is the same price per Common Share payable by Purchaser to holders of Common Shares tendering into the Swiss Offer. Except for ADSs held in the former Global BuyDIRECT program, no fraction of a Common Share or ADS will be purchased from any holder and all payments to tendering U.S. Holders of Common Shares or holders of ADSs pursuant to the U.S. Offer will be rounded to the nearest whole cent. We will not pay interest on the purchase price for Common Shares or ADSs. See “Introduction” and “The U.S. Offer—Terms of the U.S. Offer.”

How was the offer price for Common Shares and ADSs determined?

The offer price for Common Shares and ADSs was determined in accordance with the Transaction Agreement, which is the result of an arms-length negotiation between Syngenta and ChemChina. In evaluating the Common Share Offer Price and the ADS Offer Price, shareholders of Syngenta should also be aware that such prices will not be reduced by the payment of the Ordinary Dividend or the Special Dividend. See “The U.S. Offer—Terms of the U.S. Offer—Material Terms” and “The U.S. Offer—Summary of the Transaction Agreement”.

U.S. securities laws require that consideration offered in the U.S. Offer be at least equal to the consideration offered in the Swiss Offer, and that all U.S. Holders of Common Shares and holders of ADSs are offered the same price per Common Share or per ADS, as the case may be. See “The U.S. Offer—Terms of the U.S. Offer—Swiss Offer and the Dual Offer Structure.”

When will I be paid for my Common Shares or ADSs tendered into the U.S. Offer during the Main Offer Period?

To streamline the different legal requirements of Swiss law and U.S. law, Purchaser anticipates that there will be two settlements for the Common Shares and ADSs tendered into the U.S. Offer. Purchaser expects to pay for Common Shares and ADSs tendered into the U.S. Offer during the Main Offer Period (the “First Settlement”) promptly after the Expiration Date, assuming all conditions to the Offers have been satisfied or, to the extent permitted, waived by that time. Under Swiss law and regulation, Purchaser is required to publish the provisional interim results of the Offers (the “Provisional Interim Results”) on the SIX trading day immediately following the Expiration Date and publish the definitive interim results of the Offers (the “Definitive Interim Results”) no later than on the fourth (4th) SIX trading day following the Expiration Date. The First Settlement cannot occur prior to publication of the Definitive Interim Results under Swiss takeover law. Therefore, Purchaser expects to complete the First Settlement within ten (10) SIX trading days after the Expiration Date. See “The U.S. Offer—Terms of the U.S. Offer—Material Terms.”

Can there be a subsequent offer period? If so, when will such period begin?

Yes. After the Expiration Date, if all of the conditions to the Offers have been satisfied or, to the extent permitted, waived by the Expiration Date and the Offers are declared successful but we have not acquired 100%

of the total publicly held Common Shares and ADSs in issue, then a subsequent offer period (the “Subsequent Offer Period”) of ten (10) SIX trading days will be provided. A Subsequent Offer Period, if applicable, would not be an extension of the U.S. Offer pursuant to this U.S. Offer to Purchase. A Subsequent Offer Period would be an additional period of time during which U.S. Holders of Common Shares and holders of ADSs would be able to tender Common Shares and ADSs not previously tendered into the U.S. Offer. However, if the Offers are declared unsuccessful after the expiration of the Main Offer Period, there will not be a Subsequent Offer Period. In accordance with Swiss takeover law, Purchaser expects the Subsequent Offer Period, if there is one, will commence on the SIX trading day immediately following the publication of the Definitive Interim Results. See “The U.S. Offer—Terms of the U.S. Offer—Material Terms—Subsequent Offer Period.”

Will I receive the same Common Share Offer Price or ADS Offer Price if I tender my Common Shares or ADSs during the Subsequent Offer Period?

Yes. Purchaser expects to pay for Common Shares or ADSs tendered into the U.S. Offer during the Subsequent Offer Period the same Common Share Offer Price or ADS Offer Price, as applicable, as Common Shares or ADSs tendered during the Main Offer Period.

When will I be paid for my Common Shares or ADSs tendered into the U.S. Offer during the Subsequent Offer Period?

Swiss law requires that settlement of Common Shares tendered into the Swiss Offer take place within ten (10) SIX trading days of the expiration of the Subsequent Offer Period. It is customary under Swiss law to bundle shares tendered during a subsequent offer period of a tender offer together and to conduct a single settlement after the expiration of the subsequent offer period. Therefore, Purchaser expects to pay for Common Shares or ADSs tendered into the U.S. Offer during the Subsequent Offer Period within ten (10) SIX trading days following the expiration of the Subsequent Offer Period. See “The U.S. Offer—Terms of the U.S. Offer—Material Terms—Subsequent Offer Period.”

How will I be paid for my tendered Common Shares or ADSs?

Payment for Common Shares or ADSs tendered and accepted for payment pursuant to the U.S. Offer will be made by deposit of the aggregate purchase price for all Common Shares and ADSs validly tendered into and not withdrawn from the U.S. Offer with The Bank of New York Mellon, the U.S. Tender Agent (the “U.S. Tender Agent”), who will act as your agent for the purposes of (i) receiving payments from us for your tendered Common Shares and/or ADSs, as applicable, and (ii) transmitting such payments to you. You will receive a check from the U.S. Tender Agent for an amount equal to the aggregate Common Share Offer Price of your tendered Common Shares that we have accepted for payment. If you are a registered holder of ADSs, you will receive a check from the U.S. Tender Agent for an amount equal to the aggregate ADS Offer Price of your tendered ADSs that we have accepted for payment. If you hold ADSs through a broker or other securities intermediary, the U.S. Tender Agent will credit DTC, for allocation by DTC to your broker or other securities intermediary, with an amount equal to the aggregate ADS Offer Price of your tendered ADSs that we have accepted for payment. All payments will be less the amount of any fees, expenses and withholding taxes that may be applicable (including, in the case of ADSs, a fee of U.S. $0.05 per ADS for the cancellation of tendered ADSs) and subject to any dilutive effects that may be applicable (see “The U.S. Offer—Terms of the U.S. Offer—Consideration and Payment”).

Under no circumstances will interest be paid by us on the Common Share Offer Price and ADS Offer Price pursuant to the Offers, regardless of any delay in making such payments. We expressly reserve the right to delay acceptance for payment of, or payment for, the Common Shares and ADSs in order to comply, in whole or in part, with any applicable laws or regulations, in particular to streamline the processes of the Swiss Offer and the U.S. Offer. All holders of Common Shares or ADSs that validly tendered, and did not withdraw, their securities into the U.S. Offer prior to the Expiration Date, as extended, will receive the same price per Common Share or

ADSs, as applicable, regardless of whether they tendered before or during any extension period of the U.S. Offer. At the start of any extension period, we will file with the SEC an amendment to this U.S. Offer to Purchase, setting forth the new expiration date of the Offers. Except for ADSs held in the former Global BuyDIRECT program, no fraction of a Common Share or ADS will be purchased from any holder and all payments made to holders of Common Shares or ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. See “The U.S. Offer—Acceptance for Payment and Payment,” “The U.S. Offer—Procedure for Tendering into the U.S. Offer” and “The U.S. Offer—Source and Amount of Funds” for more information.

If I decide not to tender, how will the Offers affect my Common Shares or ADSs?

If you decide not to tender, you will continue to own your Common Shares or ADSs, as applicable. However, once the Offers are completed, the number of Common Shares and ADSs that are publicly held may be significantly reduced and there may no longer be an active trading market for Common Shares or ADSs or the liquidity of any such market may be significantly reduced. It is possible that Common Shares and/or ADSs may fail to meet the criteria for continued listing on the SIX or the NYSE, as applicable. If this were to happen, the Common Shares or ADSs could be de-listed from the SIX or the NYSE by action taken by the respective exchange, as applicable. Further, as soon as practicable following the consummation of the Offers, to the extent permitted by applicable law, we intend to:

•	cause Syngenta to de-list the ADSs from the NYSE;

•	cause Syngenta to de-list the Common Shares from the SIX;

•	cause Syngenta to suspend its reporting obligations and to terminate its registration under the Exchange Act and under Swiss securities laws and SIX listing rules; and

•	terminate the Deposit Agreement among Syngenta, The Bank of New York Mellon (the “ADS Depositary”) and holders of ADSs, dated as of November 13, 2000, as amended and restated as of December 8, 2008 (the “ADS Deposit Agreement”).

Such de-listing or deregistration by Syngenta would substantially reduce the information required to be furnished by Syngenta to holders of Common Shares and ADSs, and certain provisions of the Exchange Act, Swiss securities laws, SIX listing rules and Swiss corporate law would no longer apply to Syngenta. To the extent that Syngenta de-lists or deregisters the Common Shares and ADSs after the consummation of the Offers, the absence of an active trading market in the U.S. or Switzerland would reduce the liquidity and market value of your ADSs and the underlying Common Shares. For more information, see “The U.S. Offer—Possible Effects of the Offers on the Markets for Common Shares and ADSs.”

Will the Offers be followed by a squeeze-out of minority holders of Common Shares and ADSs who have not tendered their Common Shares or ADSs?

Yes. ChemChina and Purchaser currently intend that, following the consummation of the Offers, depending on the acceptance rate, any remaining minority shareholders of Syngenta will be eliminated by any legal means available, including by way of a squeeze-out in accordance with Article 137 of the Financial Markets Infrastructure Act of Switzerland (“FMIA”) and the respective implementing ordinances or a squeeze-out merger in accordance with the Swiss Merger Act, as the case may be. See “The U.S. Offer—Possible Effects of the Offers on the Markets for Common Shares and ADSs—Possible Effects of the Offers on the Markets for Common Shares—Squeeze-Out of Minority Security Holders.”

Why are there separate U.S. and Swiss Offers?

Swiss law requires that we commence a tender offer in Switzerland, open to all holders of Common Shares wherever located, subject to certain restrictions, for the purchase of up to 100% of the outstanding Common Shares in connection with ChemChina’s acquisition of Syngenta, pursuant to the Transaction Agreement. U.S. securities laws require that we include U.S. Holders in the transaction in accordance with U.S. tender offer rules under the Exchange Act. All holders of Common Shares, wherever located (subject to certain restrictions), may participate in the Swiss Offer. We are conducting the U.S. Offer in order to facilitate the participation of U.S. Holders of Common Shares, as well as all holders of ADSs, wherever located. See “The U.S. Offer—Terms of the U.S. Offer—Swiss Offer and the Dual Offer Structure.”

Is Purchaser offering to pay in the Swiss Offer the same price per Common Share offered in the U.S. Offer?

Yes. The price per Common Share payable by Purchaser to holders of Common Shares tendering their Common Shares into the Swiss Offer is the same price per Common Share payable by Purchaser to U.S. Holders of Common Shares tendering their Common Shares into the U.S. Offer. The ADS Offer Price payable by Purchaser to holders of ADSs tendering their ADSs into the U.S. Offer results from multiplying (i) U.S. $465, the Common Share Offer Price, by (ii) one fifth (1/5), the number of Common Shares represented by each ADS. Except for ADSs held in the former Global BuyDIRECT program, no fraction of a Common Share or ADS will be purchased from any holder and all payments to tendering U.S. Holders of Common Shares or holders of ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. See “Introduction” and “The U.S. Offer—Terms of the U.S. Offer—Material Terms—Consideration and Payment.”

What are the principal differences between the U.S. Offer and the Swiss Offer?

The price per Common Share payable by Purchaser to holders of Common Shares tendering their Common Shares into the Swiss Offer is the same price per Common Share payable by Purchaser to U.S. Holders of Common Shares tendering their Common Shares into the U.S. Offer. Other material terms of the U.S. Offer and the Swiss Offer are substantially the same. However, the Swiss Offer is governed by, and subject to, Swiss law. Further, U.S. Holders that tender into the Swiss Offer will need to consult the Swiss Offer Prospectus filed with the Swiss Takeover Board (the “TOB”) and certain press releases and announcements that may be made in Switzerland but may not be made in the U.S. Such materials may not always be filed with the SEC. Such materials will be available in English, French and German. Certain differences between the terms of the U.S. Offer and the terms of the Swiss Offer will result from differences in applicable law, including the following:

•	The U.S. Offer is only for holders of Common Shares that are U.S. Holders, and for ADS holders, wherever located. The Swiss Offer is open to all holders of Common Shares, wherever located, subject to certain restrictions. Pursuant to Swiss law, all shareholders of Syngenta must be allowed to participate in the Swiss Offer.

•	Pursuant to the Transaction Agreement, the Offers will run concurrently and will expire on the same day. If we extend, we will extend both the Swiss Offer and the U.S. Offer concurrently so that the Offers will expire on the same day. Purchaser has obtained relief from the TOB for the right to (i) extend the Main Offer Period of the Swiss Offer once or several times, in each case by a period of up to forty (40) SIX trading days, until all conditions to the Swiss Offer have been satisfied or waived by Purchaser and (ii) upon all conditions to the Swiss Offer (except for the Minimum Acceptance Rate Condition (as defined under “The U.S. Offer—Conditions to the U.S. Offer”)) having been satisfied, extend the Main Offer Period for the last time by a period of up to twenty (20) SIX trading days. However, any extension of the Main Offer Period of the Swiss Offer beyond the SIX trading day falling six (6) months following the initially-scheduled Expiration Date will need to be approved by the TOB. Pursuant to U.S. securities laws, the U.S. Offer could be extended more than once and for different periods.

•	The SIX trading calendar may differ from the NYSE trading calendar. Therefore, the number of days that the Swiss Offer is open may be different from the number of days that the U.S. Offer is open.

See “Introduction” and “The U.S. Offer—Terms of the U.S. Offer.”

What are the conditions to the U.S. Offer?

The U.S. Offer is subject to various conditions, including, among others:

•	Purchaser receiving valid and irrevocable acceptances for such number of Common Shares and ADSs representing, when combined with the Common Shares and ADSs that ChemChina and its subsidiaries will own at the time the U.S. Offer expires, at least 67% of all Common Shares that are issued at such time;

•	the receipt of certain approvals from applicable regulatory authorities;

•	the non-existence of certain types of judgments, decisions, orders or other authoritative measure that could impede the consummation of the Offers; and

•	the absence of certain material adverse effects on Syngenta and its subsidiaries.

See “The U.S. Offer—Conditions to the U.S. Offer.”

What are the conditions to the Swiss Offer?

The Swiss Offer is subject to the same conditions as the U.S. Offer. See “The U.S. Offer—Conditions to the U.S. Offer.”

Is the U.S. Offer or Swiss Offer subject to any financing condition?

No. The Offers are not subject to any financing condition. See “The U.S. Offer—Conditions to the U.S. Offer” and “The U.S. Offer—Source and Amount of Funds.”

Are the Offers contingent on the tender of a minimum number of Common Shares?

Yes. The Offers are contingent on Purchaser receiving valid and irrevocable acceptances for such number of Common Shares and ADSs representing, when combined with the Common Shares and ADSs that ChemChina and its subsidiaries will own at the time the U.S. Offer expires, at least 67% of all Common Shares that are issued at such time. See “The U.S. Offer—Conditions to the U.S. Offer” and “The U.S. Offer—Summary of the Transaction Agreement.”

Does Purchaser require any approvals from any governmental authorities in order to acquire the Common Shares or ADSs pursuant to the Offers?

Yes, the consummation of the Offers is subject to the approval or filing under antitrust or competition laws in various jurisdictions, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The consummation of the Offers is also subject to review or approval of the Committee on Foreign Investment in the United States and other authority supervising or controlling foreign investment in other jurisdictions. ChemChina also undertook in the Transaction Agreement not to commence the Offers unless and until certain Chinese outbound investment regulatory approvals have been irrevocably issued and obtained. Such Chinese approvals were obtained before the date of publication of the Swiss Offer Prospectus. See “The U.S. Offer—Required Regulatory Approvals; Certain Legal Matters” and “The U.S. Offer—Conditions to the U.S. Offer.”

Please note that none of these regulators, the SEC or the TOB has expressed a view with respect to the fairness or merits of the Offers, nor have any of these regulators issued a determination with respect to the accuracy or adequacy of the information contained in this document.

Can I tender ADSs into the Swiss Offer?

You cannot directly tender your ADSs into the Swiss Offer. As an alternative to tendering ADSs into the U.S. Offer, an ADS holder may surrender its ADSs, withdraw the Common Shares from the ADS program in which they are deposited and participate directly in the Swiss Offer as a holder of Common Shares. The ADS holder should call the ADS Depositary at 212-815-2721, 212-815-2783 or 212-815-2231 or email the ADS Depositary at NYDRSettlements@bnymellon.com to surrender to the ADS Depositary the ADSs representing Common Shares that it wishes to tender into the Swiss Offer, pay a fee to the ADS Depositary in an amount of

U.S. $5.00 per one hundred (100) ADSs or portion thereof for the surrender of those ADSs, and pay any taxes or governmental charges or cable fees or other charges payable in connection with such surrender and withdrawal, and otherwise comply with the terms and conditions of the ADS Deposit Agreement.

There are risks to undertaking this process insufficiently in advance of the expiration of the Swiss Offer. A holder must allow sufficient time for its securities intermediary to tender its Common Shares on its behalf before 4:00 p.m. Central European Time, on the Expiration Date, in the manner described in the Swiss Offer Prospectus. In addition, there are other risks to participating in the Swiss Offer as compared to the U.S. Offer, including as a result of the differences between the U.S. Offer and the Swiss Offer (see “Summary Term Sheet—What are the principal differences between the U.S. Offer and the Swiss Offer?”). U.S. Holders that intend to tender their Common Shares into the Swiss Offer should contact the U.S. Information Agent for a copy of the Swiss Offer Prospectus and related Swiss Offer documents (as filed with the TOB in Switzerland) at the address and telephone number set forth on the back cover of this U.S. Offer to Purchase.

See “The U.S. Offer—Terms of the U.S. Offer” and “The U.S. Offer—Procedure for Tendering into the U.S. Offer.”

I am a holder of Common Shares. Can I tender my Common Shares into the U.S. Offer?

You may tender Common Shares into the U.S. Offer only if you are a U.S. Holder. Any holder of Common Shares that is not a U.S. Holder may only tender their Common Shares into the Swiss Offer. See “The U.S. Offer—Terms of the U.S. Offer.”

I am a U.S. Holder of Common Shares. How do I participate in the U.S. Offer?

If you are a U.S. Holder of Common Shares, and if you intend to tender all or any portion of such Common Shares into the U.S. Offer, you should (i) deliver or instruct your broker or other securities intermediary to deliver the Common Shares you wish to tender through the SIS settlement system to the U.S. Tender Agent’s account with UBS Switzerland AG specified in the accompanying Common Share Acceptance Letter, which is also available from the U.S. Information Agent, and (ii) deliver or instruct your broker or other securities intermediary to deliver a properly completed Common Share Acceptance Letter bearing an original signature to the U.S. Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase, in each case, to be received prior to 10:00 a.m., New York City time, on the Expiration Date. If you hold Common Shares through a broker or other securities intermediary, you must contact such securities intermediary and instruct it to deliver the Common Shares you wish to tender on your behalf. Securities intermediaries are likely to establish cut-off times and dates to receive instructions to deliver securities that are earlier than 10:00 a.m., New York City time, on the Expiration Date. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.:

See “The U.S. Offer—Procedure for Tendering into the U.S. Offer.”

Do NOT send the Common Share Acceptance Letter or any related documents to Syngenta, ChemChina, Purchaser or the U.S. Information Agent.

I am a U.S. Holder of Common Shares. Can I tender my Common Shares into the Swiss Offer?

Yes. The Swiss Offer is open to all holders of Common Shares, wherever located, subject to certain restrictions. However, there are risks to participating in the Swiss Offer as compared to the U.S. Offer, including as a result of the differences between the U.S. Offer and the Swiss Offer (see “Summary Term Sheet—What are the principal differences between the U.S. Offer and the Swiss Offer?”). U.S. Holders that intend to tender their Common Shares into the Swiss Offer should contact the U.S. Information Agent for a copy of the Swiss Offer Prospectus and related Swiss Offer documents (as filed with the TOB in Switzerland) at the address and telephone number set forth on the back cover of this U.S. Offer to Purchase.

I am a registered holder of American Depositary Receipts (“ADRs”) evidencing ADSs. How do I participate in the U.S. Offer?

If you are a registered holder of ADRs evidencing ADSs and you intend to tender your ADRs in the U.S. Offer, you should timely send the ADRs, together with a properly completed and duly executed ADS Letter of Transmittal bearing your original signature and all other documents required by the ADS Letter of Transmittal, to the U.S. Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase. Your ADRs, ADS Letter of Transmittal and all other required documents must be received by the U.S. Tender Agent before 10:00 a.m., New York City time, on the Expiration Date. In some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”).

The accompanying ADS Letter of Transmittal is also available from the U.S. Information Agent at its address and telephone number set forth on the back cover of this U.S. Offer to Purchase. For more information about the procedure for tendering ADSs in the U.S. Offer, see “The U.S. Offer—Procedure for Tendering into the U.S. Offer” or contact the U.S. Information Agent at the telephone number and address set forth on the back cover of this U.S. Offer to Purchase.

Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal, or any related documents, to Syngenta, ChemChina, Purchaser or the U.S. Information Agent.

I am a registered holder of uncertificated ADSs. How do I participate in the U.S. Offer?

If you hold uncertificated ADSs registered in your name on the books of the ADS Depositary, including ADSs held in the former Global BuyDIRECT Program, a properly completed and duly executed ADS Letter of Transmittal bearing your original signature and all other documents required by the ADS Letter of Transmittal must be received by the U.S. Tender Agent before 10:00 a.m., New York City time, on the Expiration Date. In some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.

The accompanying ADS Letter of Transmittal is also available from the U.S. Information Agent at its address and telephone number set forth on the back cover of this U.S. Offer to Purchase. For more information about the procedure for tendering ADSs in the U.S. Offer, see “The U.S. Offer—Procedure for Tendering into the U.S. Offer” or contact the U.S. Information Agent at the telephone number and address set forth on the back cover of this U.S. Offer to Purchase.

Do NOT send any of the ADS Letter of Transmittal or any related documents to Syngenta, ChemChina, Purchaser or the U.S. Information Agent.

I hold my ADSs through a broker or other securities intermediary. How do I participate in the U.S. Offer?

If you hold your ADSs through a broker or other securities intermediary, you must contact such securities intermediary and have the securities intermediary tender your ADSs on your behalf through The Depository Trust Company (“DTC”) before 10:00 a.m., New York City time, on the Expiration Date. Further, before 10:00 a.m., New York City time, on the Expiration Date, the U.S. Tender Agent must receive (i) a confirmation of such tender and (ii) an Agent’s Message (defined below). DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 10:00 a.m., New York City time, on the Expiration Date to receive instructions to tender ADSs. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.

The term “Agent’s Message” means a message transmitted to the U.S. Tender Agent by DTC, received by the U.S. Tender Agent, and forming a part of a book-entry confirmation that states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received and agrees to be bound by the terms of this U.S. Offer to Purchase and the ADS Letter of Transmittal and that we may enforce such agreement against such participant.

For more information about the procedures for tendering ADSs in the U.S. Offer, see “The U.S. Offer—Procedure for Tendering into the U.S. Offer” or contact the U.S. Information Agent at the telephone number and address set forth on the back cover of this U.S. Offer to Purchase.

Does Purchaser have the financial resources to make payment?

Assuming that all outstanding Common Shares and ADSs of Syngenta are tendered into the Offers, the aggregate purchase price payable by Purchaser upon the consummation of the Offers would be approximately U.S. $43 billion, including related transaction fees, costs and expenses. ChemChina intends to finance the Offers with funds borrowed through credit facilities entered into with HSBC Bank plc, as facility agent, and China Citic Bank Corporation Limited, respectively. The Offers are not subject to a financing condition. See “The U.S. Offer—Source and Amount of Funds.”

Is Purchaser’s financial condition relevant to my decision to tender into the U.S. Offer?

No. Our financial condition should not be relevant to your decision whether to tender Common Shares or ADSs into the U.S. Offer because:

•	you will receive payment solely in cash for any Common Shares or ADSs that you tender into the Offers;

•	the Offers are for 100% of the outstanding Common Shares and ADSs; and

•	the consummation of the Offers is not subject to any financing condition.

See “The U.S. Offer—Source and Amount of Funds”.

What are the U.S. federal income tax consequences to a U.S. holder participating in the U.S. Offer?

A U.S. holder (as defined in “The U.S. Offer—Income Tax Considerations—Certain U.S. Federal Income Tax Consequences of the U.S. Offer”) that tenders Common Shares or ADSs into the U.S. Offer generally will recognize gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference, if any, between (i) the cash received in the U.S. Offer and (ii) the U.S. holder’s adjusted tax basis in the Common Shares or ADSs exchanged therefor. Gain or loss will be determined separately for each block of Common Shares or ADSs (that is, Common Shares or ADSs acquired at the same cost in a single transaction). Such gain or loss will generally be long-term capital gain or loss if the U.S. holder held the Common Shares or ADSs for more than one year. The tax consequences to you will depend on your individual situation. We urge you to consult your tax advisor to determine the particular tax consequences to you of the U.S. Offer, including the application and effect of any U.S. federal, state, or local or non-U.S. income and other tax laws. See “The U.S. Offer—Income Tax Considerations— Certain U.S. Federal Income Tax Consequences of the U.S. Offer.”

Is there any Dutch withholding tax on the sale of Common Shares or ADSs pursuant to the U.S. Offer?

No, there will be no Dutch withholding tax levied on the sale of Common Shares or ADSs pursuant to the U.S. Offer. See “The U.S. Offer—Income Tax Considerations—No Dutch Withholding Tax on the Sale of Common Shares or ADSs pursuant to the U.S. Offer.”

What are the Swiss tax consequences of participating in the U.S. Offer?

In general, no Swiss withholding tax will be levied on the sale of Common Shares or ADSs pursuant to the U.S. Offer. Any Swiss securities transfer stamp duty will be borne by Purchaser.

Upon the sale of Common Shares or ADSs pursuant to the U.S. Offer, any gain or loss recognized by an individual who is not domiciled in or a resident of Switzerland for tax purposes or by any legal entity that is not organized under the laws of or does not have its place of effective management in Switzerland and does not have a permanent establishment in Switzerland (a “Non-Swiss Holder”) will not be subject to Swiss income tax.

Upon the sale of Common Shares or ADSs pursuant to the U.S. Offer, any gain or loss recognized by any person other than a Non-Swiss Holder (a “Swiss Holder”) will be subject to Swiss taxes and exemptions set forth in Swiss income tax law. See “The U.S. Offer—Income Tax Considerations— Swiss Income Tax Consequences of the Offer.”

For a discussion of the Swiss withholding tax consequences to a U.S. Holder that does not tender Common Shares or ADSs pursuant to the U.S. Offer in the event of a squeeze-out, see “The U.S. Offer—Income Tax Considerations—Certain Swiss Tax Consequences of the U.S. Offer—Swiss Tax Consequences for Shareholders Who Do Not Tender their Common Shares or ADSs in the U.S. Offer.”

Does the Transaction Agreement govern the Offers in any way?

Yes. The Offers are being made pursuant to the Transaction Agreement. Subject to the terms and conditions of the Transaction Agreement, ChemChina has agreed to commence and maintain the Offers, and Syngenta, subject to the satisfaction or waiver of certain conditions, has agreed to use its commercially reasonable best efforts to procure the tender of all Common Shares and ADSs into the Offers.

The Transaction Agreement determines, among other things, the Common Share Offer Price and the ADS Offer Price to be offered in the Offers, the conditions to commencing the Offers and the conditions to consummating the Offers. See “The U.S. Offer—Summary of the Transaction Agreement.” The Transaction Agreement includes other terms and conditions related to our purchase of Common Shares and ADSs. Except as described in this U.S. Offer to Purchase, those terms and conditions do not impact the Offers or the consideration you would receive if you decide to tender your Common Shares or ADSs. For your information, we have made a copy of the Transaction Agreement available to you, attached as Exhibit (d) to the Tender Offer Statement on Schedule TO we filed with the SEC on March 23, 2016 (the “Schedule TO”).

See “Introduction,” “The U.S. Offer—Terms of the U.S. Offer,” “The U.S. Offer—Conditions to the U.S. Offer,” “The U.S. Offer—Purpose of the Offers; Plans for Syngenta,” and “The U.S. Offer—Summary of the Transaction Agreement.”

What does Syngenta’s board of directors (the “Syngenta Board”) think about the U.S. Offer?

Pursuant to the Transaction Agreement, the Syngenta Board has agreed to unanimously approve and endorse the Offers and to recommend to the holders of Common Shares and ADSs that they tender their Common Shares and ADSs into the Offers. Pursuant to the Exchange Act, Syngenta is required to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC within ten (10) business days from the date of commencement of the U.S. Offer. In the Schedule 14D-9, Syngenta is required to set forth whether Syngenta recommends acceptance or rejection of the U.S. Offer, expresses no opinion and remains neutral toward the U.S. Offer or is unable to take a position with respect to the U.S. Offer, and the reasons therefor. Under the terms of the Transaction Agreement, subject to certain conditions, Syngenta has agreed to recommend acceptance of the U.S. Offer in the Schedule 14D-9. Such information will be available at the SEC’s website at www.sec.gov when filed by Syngenta. You should review such information when available. See “The U.S. Offer—Summary of the Transaction Agreement.”

Are there any limitations on the number of Common Shares or ADSs that may be tendered by a holder of Common Shares or ADSs into the U.S. Offer?

No. There are no limitations on the number of Common Shares or ADSs that may be tendered into the U.S. Offer by a holder of Common Shares that is a U.S. Holder or by any ADS holder, wherever located.

Holders of Common Shares that are not U.S. Holders cannot tender their Common Shares into the U.S. Offer. However, such holders may tender their Common Shares into the Swiss Offer.

Am I entitled to any appraisal rights or redemption rights in connection with the Offers?

No. Swiss law does not recognize appraisal rights or redemption rights upon completion of a tender offer and therefore neither appraisal rights nor redemption rights are available in connection with the Offers.

If or when Purchaser owns more than 98% of the Common Shares, whether by means of the Offers or otherwise, we intend to request the cancellation of the remaining publicly held Common Shares by way of a squeeze-out action to be filed with a competent Swiss court within three (3) months after the expiration of the Subsequent Offer Period in accordance with Swiss law. The remaining minority shareholders subject to the squeeze-out action do not have appraisal rights in connection with the consideration to be paid in the squeeze-out action.

However, if or when Purchaser owns between 90% and 98% of the Common Shares, whether by means of the Offers or otherwise, we intend to conduct a squeeze-out merger in accordance with Swiss law. A minority shareholder subject to the squeeze-out merger could seek to claim, within two (2) months of the publication of the squeeze-out merger, that the consideration offered in such squeeze-out merger is inadequate and petition a competent Swiss court to determine what consideration is adequate.

In the event of either Purchaser obtaining more than 98% of the Common Shares or between 90% and 98% of the Common Shares, you should promptly consult your Swiss counsel regarding your rights, if any, in connection therewith.

Can I tender my Common Shares and ADSs that are subject to restrictions or forfeiture conditions during the Main Offer Period?

Generally, your Common Shares and ADSs may be tendered at any time during the Main Offer Period and the Subsequent Offer Period, if one is provided. However, any Common Shares and ADSs to which you hold valid title pursuant to applicable law but which are subject to restrictions or forfeiture conditions under the applicable plan regulations, such as deferral or blocking periods, may not be tendered until (i) the applicable restrictions or forfeiture conditions have lapsed pursuant to the applicable plan regulations or (ii) if earlier, the Minimum Acceptance Rate Condition (as defined under “The U.S. Offer—Conditions to the U.S. Offer”) has been satisfied and the withdrawal rights of holders of Common Shares or ADSs have lapsed and all tenders in the Main Offer Period have thus become irrevocable, at which time such restrictions or forfeiture conditions will lapse and you will be able to tender such Common Shares and ADSs.

How long do I have to decide whether to tender into the U.S. Offer?

You have until 10:00 a.m., New York City time, on the Expiration Date to tender your Common Shares or ADSs, before which time the U.S. Tender Agent must receive all documents necessary in accordance with the procedures set forth in this U.S. Offer to Purchase. We expect to accept all Common Shares or ADSs validly tendered into and not withdrawn from the U.S. Offer promptly following the publication of the Definitive Interim Results, which will take place no later than the fourth (4th) SIX trading day following the Expiration Date, assuming all conditions to the Offers have been satisfied or, to the extent permitted, waived by that time.

Pursuant to the Transaction Agreement, and subject to applicable law, the offer period of the U.S. Offer may be extended at any time and from time to time, and during such extended period the U.S. Offer will remain open and the acceptance for payment of Common Shares and ADSs tendered will be delayed. If one or more of the offer conditions described in “The U.S. Offer—Conditions to the U.S. Offer” is not satisfied, we will extend the Main Offer Period until such time as (i) all conditions to the Offers are satisfied or, to the extent permitted, waived and Purchaser accepts the Common Shares and ADSs tendered, or (ii) Purchaser is permitted to terminate the Swiss Offer. In addition, we will extend the U.S. Offer, to the extent required by applicable U.S. federal securities laws, if we make a material change to the terms of the U.S. Offer, make a material change in the information concerning the U.S. Offer, or waive a material condition of the U.S. Offer. Moreover, we will extend the U.S. Offer so that the Main Offer Period of the U.S. Offer matches that of the Swiss Offer. In the event of an extension, all Common Shares or ADSs validly tendered into and not properly withdrawn from the U.S. Offer would remain subject to the U.S. Offer. Under such extension, each holder would continue to have the right to withdraw Common Shares or ADSs previously tendered. In order to streamline the different processes under the Swiss Offer and the U.S. Offer, these withdrawal rights would be suspended upon the expiration of the Main Offer Period and until publication of the Definitive Interim Results, which will take place no later than on the fourth (4th) SIX trading day following the Expiration Date, and they would terminate upon our subsequent acceptance for payment of Common Shares or ADSs validly tendered into and not withdrawn from the U.S. Offer. See “The U.S. Offer—Terms of the U.S. Offer—Material Terms—Extension.”

If there is a Subsequent Offer Period, it will commence on the SIX trading day immediately following the publication of the Definitive Interim Results and will last for ten (10) SIX trading days. You may also tender your Common Shares and ADSs in the Subsequent Offer Period. See “The U.S. Offer—Terms of the U.S. Offer—Material Terms—Subsequent Offer Period.”

Brokers and other securities intermediaries are likely to establish earlier cut-off times and dates to enable the timely tender of Common Shares or ADSs by them, on behalf of their clients, into the Offers. If you hold your Common Shares or ADSs through a broker or other securities intermediary, please check with your securities intermediary to determine the cut-off time and date that is applicable to you for receipt of your instruction to tender. See “The U.S. Offer—Procedure for Tendering into the U.S. Offer.”

Under what circumstances can or must Purchaser extend the U.S. Offer?

Pursuant to applicable U.S. laws, we may extend the U.S. Offer at any time. Pursuant to the Transaction Agreement, if one or more of the offer conditions described in “The U.S. Offer—Conditions to the U.S. Offer” is not satisfied, we will extend the Main Offer Period until such time as (i) all conditions to the Offers are satisfied or, to the extent permitted, waived and Purchaser accepts the Common Shares and ADSs tendered, or (ii) Purchaser is permitted to terminate the Swiss Offer. If we make a material change in the terms of the U.S. Offer, including, among others, a change to the purchase price, materially changes information concerning the U.S. Offer, or if we waive a material condition of the U.S. Offer, we will extend the U.S. Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. Moreover, we will extend the U.S. Offer so that the Main Offer Period of the U.S. Offer matches that of the Swiss Offer. See “The U.S. Offer—Procedure for Tendering into the U.S. Offer— Extension of Tender Period and Amendments.”

How will I be notified if the U.S. Offer is extended?

If we extend the U.S. Offer, we will notify the U.S. Tender Agent by written notice or oral notice confirmed in writing and we will make a public announcement of the extension in the U.S. by press release or other public announcement, including posting such notice on www.chemchina.com/press, no later than 9:00 a.m., New York City time, on the Expiration Date as previously scheduled. At the start of any extension period, we will file with the SEC an amendment to this U.S. Offer to Purchase, setting forth the new expiration date of the U.S. Offer. The information on www.chemchina.com/press is not a part of this U.S. Offer to Purchase and is not incorporated by reference herein. See “The U.S. Offer—Terms of the U.S. Offer—Material Terms—Extension.”

If Purchaser extends the U.S. Offer, will there be changes to the terms of the U.S. Offer?

No, we do not currently plan to change the terms of the U.S. Offer if we extend the U.S. Offer.

If the U.S. Offer is extended, what impact will this have on the Swiss Offer?

We expect to conduct the U.S. Offer and the Swiss Offer simultaneously and therefore the U.S. Offer and the Swiss Offer will expire on the same day. If the U.S. Offer is extended for any reason, we will extend the Swiss Offer for the length of the extension of the U.S. Offer, subject to the approval by the TOB if the Main Offer Period of the Swiss Offer is extended beyond the SIX trading day falling six (6) months following the initially-scheduled Expiration Date. See “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Extension of Tender Period and Amendments.”

If the Swiss Offer is extended, what impact will this have on the U.S. Offer?

We expect to conduct the U.S. Offer and the Swiss Offer simultaneously and therefore the U.S. Offer and the Swiss Offer will expire on the same day. If the Swiss Offer is extended for any reason, we will extend the U.S. Offer for the length of the extension of the Swiss Offer. See “The U.S. Offer—Terms of the U.S. Offer—Material Terms—Extension.”

Will Purchaser provide guaranteed delivery procedures?

Purchaser will provide guaranteed delivery procedures for ADSs only through member firms of a national securities exchange registered with the SEC or of the National Association of Securities Dealers, Inc., or commercial banks or trust companies having an office or correspondent in the U.S. Purchaser will not provide guaranteed delivery procedures for Common Shares. See “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Guaranteed Delivery Procedures.”

Until what time can I withdraw Common Shares or ADSs tendered into the U.S. Offer?

You can withdraw some or all of the Common Shares or ADSs that you previously tendered into the U.S. Offer at any time before 10:00 a.m., New York City time, on the Expiration Date, after which time, in order to streamline the different processes under the Swiss Offer and the U.S. Offer, your withdrawal rights will be suspended until publication of the Definitive Interim Results, which will take place no later than on the fourth (4th) SIX trading day following the Expiration Date. Your withdrawal rights will subsequently terminate upon our acceptance for payment of your validly tendered Common Shares or ADSs. Promptly after publication of the Definitive Interim Results, we expect to accept all Common Shares and ADSs that have been validly tendered and not withdrawn, assuming all conditions to the Offers have been satisfied or, to the extent permitted, waived by that time. See “The U.S. Offer—Withdrawal Rights.”

If there is a Subsequent Offer Period, it will commence on the SIX trading day immediately following the publication of the Definitive Interim Results and will last for ten (10) SIX trading days. You will not have withdrawal rights with respect to your Common Shares or ADSs tendered into the U.S. Offer during the Subsequent Offer Period.

If you hold your Common Shares or ADSs through a broker or other securities intermediary, you should be aware that your securities intermediary may establish a cut-off time and date for receipt of instructions to withdraw previously tendered Common Shares or ADSs that is earlier than 10:00 a.m., New York City time, on the Expiration Date. You should consult your broker or securities intermediary to determine the specific cut-off times and dates that apply to you. See “The U.S. Offer—Withdrawal Rights.”

How do I withdraw tendered Common Shares or ADSs?

If you have tendered Common Shares or ADSs, you must properly complete and duly execute a notice of withdrawal for such Common Shares or ADSs, and such notice must be received by the U.S. Tender Agent before 10:00 a.m., New York City time, on the Expiration Date. If you hold your Common Shares or ADSs through a broker or other securities intermediary, and if your securities intermediary has established a cut-off time and date for receipt of instructions to withdraw that is earlier than 10:00 a.m., New York City time, on the Expiration Date, you must contact your securities intermediary prior to its earlier cut-off time and date to request it to make the withdrawal in accordance with the applicable procedures. See “The U.S. Offer—Withdrawal Rights.”

If Purchaser successfully completes the Offers, what will happen to the Syngenta Board?

Under the terms of the Transaction Agreement, Syngenta agreed to cause a sufficient number of members of the Syngenta Board to resign through a resignation declaration and/or sign an agreement with ChemChina in order to allow ChemChina to control the Syngenta Board, effective on the date of the First Settlement after the Main Offer Period. See “The U.S. Offer—Purpose of the Offers; Plans for Syngenta” and “The U.S. Offer —Summary of the Transaction Agreement.”

In addition, effective as of the First Settlement and until the earlier of (i) five (5) years following the First Settlement and (ii) a re-listing of Common Shares through an initial public offering, certain corporate governance measures will be implemented, including that, effective following an extraordinary general meeting of Syngenta shareholders, four (4) out of ten (10) members of the Syngenta Board will be independent directors, having no affiliation with ChemChina or its affiliates other than their position as Syngenta Board members and meeting the independence criteria of the Swiss Code of Best Practices for Corporate Governance. The Syngenta Board will determine, after consultation with ChemChina, the initial independent directors out of its current slate of directors and including its current chairman, who will become the vice-chairman of the new Syngenta Board and the lead independent director. See “The U.S. Offer—Summary of the Transaction Agreement—Governance.”

Will I have the opportunity to sell my Common Shares or ADSs to Purchaser or ChemChina after the U.S. Offer is completed if I do not tender my Common Shares or ADSs in the Offers?

No assurance can be given that you will have an opportunity to sell your Common Shares or ADSs to us after the Offers are completed.

If there is a Subsequent Offer Period, it will commence on the SIX trading day immediately following the publication of the Definitive Interim Results and will last for ten (10) SIX trading days. You will be able to tender your Common Shares or ADSs into the U.S. Offer during the Subsequent Offer Period and we expect to pay for such Common Shares or ADSs within ten (10) SIX trading days following the expiration of the Subsequent Offer Period. U.S. Holders of Common Shares or holders of ADSs tendering into the Subsequent Offer Period, if one is provided, would receive the same price per Common Share and ADS, respectively, as will be paid pursuant to this U.S. Offer to Purchase. The procedures for guaranteed delivery described in this U.S. Offer to Purchase in “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Guaranteed Delivery Procedures” may not be used during any Subsequent Offer Period. In no event will we pay interest on the purchase price for Common Shares or ADSs tendered during a Subsequent Offer Period. See “The U.S. Offer—Terms of the U.S. Offer—Material Terms—Subsequent Offer Period.”

ChemChina and Purchaser currently intend that, following the consummation of the Offers, depending on the acceptance rate, any remaining minority shareholders of Syngenta will be eliminated by any legal means available, including by way of a squeeze-out in accordance with Article 137 of the FMIA and the respective implementing ordinances or a squeeze-out merger in accordance with the Swiss Merger Act, as the case may be. See “The U.S. Offer—Purpose of the Offers; Plans for Syngenta” and “The U.S. Offer—Summary of the Transaction Agreement.”

Will I have to pay any brokerage fees or commissions?

If your Common Shares or ADSs are held through a broker or other securities intermediary and your securities intermediary tenders your Common Shares or ADSs, or completes any of the requirements set forth in “The U.S. Offer—Procedure for Tendering into the U.S. Offer,” in each case, as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine whether any charges will apply. See “The U.S. Offer—Procedure for Tendering into the U.S. Offer.”

Where can I find more information about ChemChina?

You can find more information about ChemChina on ChemChina’s website at http://www.chemchina.com/en/index.htm. The information on http://www.chemchina.com/en/index.htm is not a part of this U.S. Offer to Purchase and is not incorporated by reference herein.

You may also contact the U.S. Information Agent at the address and telephone number set forth on the back cover of this U.S. Offer to Purchase.

Where can I find more information about Syngenta?

You can find more information about Syngenta in the SEC filings for “Syngenta AG,” with the CIK#: 0001123661, publicly available through the SEC’s Edgar “Company Search” website at http://www.sec.gov/edgar/searchedgar/companysearch.html or in person at the SEC’s Public Reference Room, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also find additional information regarding Syngenta on the website of the SIX, the principal trading market for Common Shares, at http://www.six-swiss-exchange.com. Information about Syngenta is also publicly available on Syngenta’s website at http://www.syngenta.com. The information on http://www.syngenta.com or http://www.six-swiss-exchange.com/index.html is not a part of this U.S. Offer to Purchase and is not incorporated by reference herein.

Who can I talk to if I have questions about the U.S. Offer?

Please contact the U.S. Information Agent at its address at 480 Washington Boulevard, 26th Floor, Jersey City, New Jersey, 07310, or at the toll-free number for holders of securities at +1 (866) 431-2096, or by email at syngentaoffer@georgeson.com.

TO ALL HOLDERS OF COMMON SHARES WHO ARE U.S. HOLDERS AND

ALL HOLDERS OF AMERICAN DEPOSITARY SHARES REPRESENTING COMMON SHARES

OF

SYNGENTA AG:

INTRODUCTION

CNAC Saturn (NL) B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat in Amsterdam and registered with the trade register of the Chamber of Commerce under number 65434552 (“Purchaser”) and an indirect wholly-owned subsidiary of China National Chemical Corporation, a state-owned enterprise organized under the laws of the People’s Republic of China (“ChemChina”), is offering to purchase (the “U.S. Offer”):

(i)	up to 100% of the publicly held registered shares (Namenaktien), with a nominal value of Swiss francs (“CHF”) 0.10 per share, of Syngenta AG (“Syngenta”), a Swiss corporation (Aktiengesellschaft) (collectively the “Common Shares” and each a “Common Share”), that are held by U.S. holders (as that term is defined under instruction 2 to paragraphs (c) and (d) of Rule 14d-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (such holders collectively, “U.S. Holders” and each a “U.S. Holder”), and

(ii)	up to 100% of the outstanding American Depositary Shares representing Common Shares (collectively the “ADSs” and each an “ADS”), each ADS representing one-fifth (1/5) of a Common Share, from all holders, wherever located, at a purchase price of U.S. $465 per Common Share and U.S. $93 per ADS, in each case, in cash, without interest, payable in U.S. dollars, less the amount of any fees, expenses and withholding taxes that may be applicable (including, in the case of ADSs, a fee of U.S. $0.05 per ADS for the cancellation of tendered ADSs) and subject to any dilutive effects that may be applicable (see “The U.S. Offer—Terms of the U.S. Offer—Consideration and Payment”), upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase (this “U.S. Offer to Purchase”) and in the accompanying Common Share Acceptance Letter or ADS Letter of Transmittal, as applicable. Except for ADSs held in the former Global BuyDIRECT program, no fraction of a Common Share or ADS will be purchased from any holder and all payments to tendering holders of Common Shares and ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent.

Simultaneously with the U.S. Offer, Purchaser is making an offer in accordance with the tender offer rules of Switzerland to purchase up to 100% of the outstanding Common Shares from all holders of Common Shares, wherever located, subject to certain restrictions (the “Swiss Offer,” and together with the U.S. Offer, the “Offers”) for the same price and on substantially the same terms as offered to purchase Common Shares in the U.S. Offer.

The U.S. Offer is open to all holders of ADSs, wherever located, including Swiss-resident holders, and to all holders of Common Shares who are U.S. Holders. Holders of Common Shares who are not U.S. Holders may only tender their Common Shares into the Swiss Offer. The Offers do not extend to Common Shares or ADSs that Purchaser, ChemChina or their affiliates may, in the future, hold, or to Common Shares or ADSs held in treasury by Syngenta or its affiliates. Purchaser will accept for payment Common Shares or ADSs that are validly tendered and not properly withdrawn before 10:00 a.m., New York City time, on May 23, 2016 (as it may be extended from time to time, the “Expiration Date”).

After the Expiration Date, if all of the conditions to the Offers have been satisfied or, to the extent permitted, waived by the Expiration Date and the Offers are declared successful but we have not acquired 100% of the total publicly held Common Shares and ADSs in issue, then a subsequent offer period (the “Subsequent Offer Period”) of ten (10) SIX Swiss Exchange (“SIX”) trading days will be provided. Under Swiss law and regulation, we are required to publish the provisional interim results (the “Provisional Interim Results”) of the period from the commencement date of the Offers to (and including) the Expiration Date (the “Main Offer Period”) on the SIX trading day immediately following the Expiration Date and publish the definitive interim results of the Offers (the “Definitive Interim Results”) no later than on the fourth (4th) SIX trading day following the Expiration Date. The Subsequent Offer Period will be expected to commence on the SIX trading day immediately following the publication of the Definitive Interim Results. The Subsequent Offer Period will not be an extension of the U.S. Offer pursuant to this U.S. Offer to Purchase. To streamline the different processes under the Swiss Offer and the U.S. Offer, there will be two settlements if the Offers are declared successful and a Subsequent Offer Period is provided. The first settlement (the “First Settlement”) will take place after the Main Offer Period and the publication of the Definitive Interim Results of the Main Offer Period. We expect to complete the First Settlement within ten (10) SIX trading days after the Expiration Date. The second settlement (the “Second Settlement”) for Common Shares and/or ADSs tendered during the Subsequent Offer Period is expected to be completed within ten (10) SIX trading days after the expiration of the Subsequent Offer Period.

U.S. Holders of Common Shares or holders of ADSs tendering into the Subsequent Offer Period, if one is provided, would receive the same price per Common Share and ADS, respectively, as will be paid in the Main Offer Period pursuant to this U.S. Offer to Purchase. Purchaser will not pay any interest on the purchase price for Common Shares or ADSs tendered during the Main Offer Period or the Subsequent Offer Period.

ChemChina and Purchaser intend to finance the Offers with funds borrowed through credit facilities entered into with HSBC Bank plc, as facility agent, and China Citic Bank Corporation Limited, respectively. The Offers are not subject to a financing condition.

The Offers are being made pursuant to a Transaction Agreement, dated as of February 2, 2016 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Transaction Agreement”), by and among ChemChina, China National Agrochemical Corporation, a wholly-owned subsidiary of ChemChina (“CNAC”) and Syngenta. Under the terms of the Transaction Agreement, the Offers are subject to the satisfaction or waiver of various conditions, including that Purchaser has received valid and irrevocable acceptances for such number of Common Shares and ADSs representing, when combined with the Common Shares and ADSs that ChemChina and its subsidiaries will own at the time the U.S. Offer expires, at least 67% of all Common Shares that are issued at such time and receipt of certain regulatory approvals. See “The U.S. Offer—Conditions to the U.S. Offer.”

An ordinary dividend of up to CHF 11 gross (pre-tax) per Common Share for the financial year ended December 31, 2015 (the “Ordinary Dividend”), and, upon the Offers becoming unconditional, a special dividend of CHF 5 gross (pre-tax) per Common Share (the “Special Dividend”), in each case, if approved by an ordinary meeting of Syngenta shareholders scheduled to take place on April 26, 2016, will be paid to Syngenta shareholders. The price payable by Purchaser per Common Share or per ADS tendered into the U.S. Offer will not be adjusted as a result of the payment of the Ordinary Dividend and the Special Dividend. See “The U.S. Offer—Dividends and Distribution.”

THIS U.S. OFFER TO PURCHASE AND THE ACCOMPANYING COMMON SHARE ACCEPTANCE LETTER AND ADS LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD CAREFULLY READ EACH OF THESE DOCUMENTS IN ITS ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE U.S. OFFER.

THE U.S. OFFER

1.	Terms of the U.S. Offer

Transaction Background

The Offers are being made pursuant to the Transaction Agreement among ChemChina, CNAC and Syngenta. Under the Transaction Agreement, subject to the satisfaction or waiver of certain conditions, among other things, ChemChina agreed to launch, or cause a directly or indirectly controlled subsidiary of ChemChina, which is Purchaser, to launch a public tender offer for all Common Shares and ADSs of Syngenta on the terms and subject to the conditions described therein.

For a summary of the principal terms, conditions and covenants of the U.S. Offer, see “The U.S. Offer—Summary of the Transaction Agreement.” Please also see “The U.S. Offer—Background of the Offers” for further information.

Swiss Offer and the Dual Offer Structure

The laws of Switzerland require that we commence a tender offer in Switzerland, open to all public holders of Common Shares wherever located, subject to certain restrictions, for the purchase of up to 100% of the outstanding Common Shares. In accordance with Rule 14d-1 of the Exchange Act, Purchaser must permit U.S. Holders of Common Shares to participate in the transaction on terms at least as favorable as those offered in Switzerland. After calculating U.S. ownership of Common Shares and ADSs as of March 1, 2016 (within thirty (30) calendar days of the announcement of the U.S. Offer), Purchaser and ChemChina determined that U.S. Holders held at such time more than 10% but less than 40% of the then outstanding Common Shares (including those held in the form of ADSs). Therefore, the U.S. Offer is eligible for certain Tier II exemptions under Rule 14d-1(d) of the Exchange Act, including the commencement of a separate tender offer in the U.S. for U.S. Holders of Common Shares and all holders of ADSs.

To facilitate the participation of all holders of Common Shares, including U.S. Holders, and all holders of ADS, wherever located, we are commencing two (2) tender offers: (i) the U.S. Offer, which is open to all holders of ADSs, wherever located, and all U.S. Holders of Common Shares, and (ii) the Swiss Offer, which is open to all holders of Common Shares, wherever located (subject to certain restrictions).

Holders of Common Shares that are not U.S. Holders may not tender their Common Shares into the U.S. Offer but may tender their Common Shares into the Swiss Offer. The Offers do not extend to Common Shares or ADSs that Purchaser, ChemChina or their affiliates may, in the future, hold, or to Common Shares or ADSs held in treasury by Syngenta or its affiliates. For additional information on how to tender into the Swiss Offer, please contact the securities intermediary with which your Common Shares are deposited. For additional information on how to tender into the U.S. Offer, please contact Georgeson LLC, the U.S. Information Agent (the “U.S. Information Agent”) at the address and telephone number set forth on the back cover of this U.S. Offer to Purchase.

The price per Common Share offered pursuant to the Swiss Offer is the same price per Common Share offered pursuant to this U.S. Offer to Purchase. The price offered in the Swiss Offer will be payable in U.S. dollars. Syngenta shareholders who are privately invested individual persons who (i) hold Common Shares in a securities account with a custodian bank in Switzerland and (ii) hold five hundred (500) or fewer Common Shares at the time they tender Common Shares will have the option to elect to receive the consideration in Swiss francs through participation in a currency conversion facility.

Under Swiss takeover laws, the Main Offer Period of the Swiss Offer may not be less than twenty (20) SIX trading days nor more than forty (40) SIX trading days, after the lapse of a cooling-off period of ten (10) SIX trading days following publication of the prospectus for the Swiss Offer (the “Swiss Offer Prospectus”) filed with the Swiss Takeover Board (the “TOB”). Any extension of the Main Offer Period is subject to the approval of the TOB. Purchaser has obtained relief from the TOB for the right to extend the Main Offer Period of the Swiss

Offer once or several times, in each case by a period of up to forty (40) SIX trading days, until all conditions to the Swiss Offer have been satisfied or waived by Purchaser. However, any extension of the Main Offer Period of the Swiss Offer beyond the SIX trading day falling six (6) months following the initially-scheduled Expiration Date will need to be approved by the TOB.

Under Swiss law, after the Expiration Date, if all of the conditions to the Offers have been satisfied or, to the extent permitted, waived by the Expiration Date and the Offers are declared successful but we have not acquired 100% of the total publicly held Common Shares and ADSs in issue, then a Subsequent Offer Period of ten (10) SIX trading days will be provided for the subsequent tender of Common Shares. Any extension of the Main Offer Period of the Swiss Offer will be published by Purchaser no later than the start of trading on the last SIX trading day of the Main Offer Period, as extended. Upon all conditions to the Offers (except for the Minimum Acceptance Rate Condition (as defined under “The U.S. Offer—Conditions to the U.S. Offer”)) having been satisfied, Purchaser will announce no later than the start of trading on the last SIX trading day of the Main Offer Period, as extended, that the Main Offer Period will be extended for the last time by a period of up to twenty (20) SIX trading days.

Material Terms

Consideration and Payment

In this U.S. Offer to Purchase, we are offering to pay U.S. $465 per Common Share and U.S. $93 per ADS (which reflects one fifth (1/5) of the price offered per Common Share), in each case, in cash, without interest, payable in U.S. dollars, less the amount of any fees, expenses and withholding taxes that may be applicable (including, in the case of ADSs, a fee of U.S. $0.05 per ADS for the cancellation of tendered ADSs) and subject to any dilutive effects that may be applicable (see “The U.S. Offer—Terms of the U.S. Offer—Consideration and Payment”). This is the same price per Common Share payable by Purchaser to holders of Common Shares tendering their Common Shares into the Swiss Offer. Except for ADSs held in the former Global BuyDIRECT program, no fraction of a Common Share or ADS will be purchased from any holder and all payments made to tendering U.S. Holders of Common Shares or holders of ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent. We will not pay interest on the purchase price for Common Shares or ADSs pursuant to the U.S. Offer.

The purchase price for Common Shares or ADSs will be reduced by the gross amount of any dilutive effects in respect of the Common Shares prior to the consummation of the Offers, including, but not limited to, dividend payments (other than the payments of the Ordinary Dividend and the Special Dividend) and other distributions of any kind, demergers and spin-offs, capital increases and the sale of treasury shares at an issuance or sales price per Common Share below the purchase price for Common Shares of the U.S. Offer, the purchase of Common Shares at a purchase price above the lower of the purchase price for Common Shares of the U.S. Offer and the prevailing share price of the Common Shares, the issuance of options, warrants, convertible securities or other rights of any kind for the acquisition of Common Shares or other securities of Syngenta and repayments of capital in any form.

Main Offer Period

The U.S. Offer will commence on March 23, 2016 and will expire at 10:00 a.m., New York City time, on May 23, 2016, which deadline, as it may be extended, is referred to as the Expiration Date in this U.S. Offer to Purchase. We refer to such period from the commencement of the U.S. Offer to (and including) the Expiration Date as the Main Offer Period. We will accept for payment any Common Shares or ADSs that are validly tendered and not properly withdrawn before 10:00 a.m., New York City time, on the Expiration Date. If you hold your Common Shares or ADSs through a broker or other security intermediary, you should be aware that such securities intermediary is likely to establish its own cut-off time and date, which is likely to be earlier than the deadline set forth above, for receipt of instructions to tender (or to withdraw, as applicable). U.S. Holders of Common Shares or holders of ADSs are responsible for determining and complying with any applicable cut-off times and dates.

Extension

The U.S. Offer may be extended at any time and from time to time, and during such extended period the U.S. Offer will remain open and the acceptance for payment of Common Shares and ADSs tendered will be delayed. If one or more of the offer conditions described in “The U.S. Offer—Conditions to the U.S. Offer” is not satisfied, we will extend the Main Offer Period until such time as (i) all conditions to the Offers are satisfied or, to the extent permitted, waived and Purchaser accepts the Common Shares and ADSs tendered, or (ii) Purchaser is permitted to terminate the Swiss Offer. If we extend the Main Offer Period, the U.S. Offer will expire at the latest time and date to which we extend the Main Offer Period. In addition, we will extend the U.S. Offer, to the extent required by applicable U.S. federal securities laws, if we make a material change to the terms of the U.S. Offer, make a material change in the information concerning the U.S. Offer, or waive a material condition of the U.S. Offer. Moreover, the Swiss Offer is currently scheduled to expire at the same time on the Expiration Date. We will extend the U.S. Offer so that the Main Offer Period of the U.S. Offer matches that of the Swiss Offer.

During any of such extensions of the Main Offer Period, all Common Shares and ADSs tendered and not withdrawn will remain subject to the U.S. Offer and subject to withdrawal rights. All U.S. Holders of Common Shares or holders of ADSs that validly tendered, and did not withdraw, their securities into the U.S. Offer prior to the expiration of the U.S. Offer, as extended, will receive the same price per Common Share or ADSs, as applicable, regardless of whether they tendered before or during any extension period of the U.S. Offer.

If we extend the U.S. Offer, we will notify The Bank of New York Mellon, the U.S. Tender Agent (the “U.S. Tender Agent”) by written notice or oral notice confirmed in writing and we will make a public announcement of the extension in the U.S. by press release or other public announcement, including posting such notice on www.chemchina.com/press, no later than 9:00 a.m., New York City time, on the Expiration Date as previously scheduled. At the start of any extension period, we will file with the Securities and Exchange Commission (the “SEC”) an amendment to this U.S. Offer to Purchase, setting forth the new expiration date of the U.S. Offer. The information on www.chemchina.com/press is not a part of this U.S. Offer to Purchase and is not incorporated by reference herein.

Subsequent Offer Period

After the Expiration Date, if all of the conditions to the Offers have been satisfied or, to the extent permitted, waived by the Expiration Date and the Offers are declared successful but we have not acquired 100% of the total publicly held Common Shares and ADSs in issue, then a Subsequent Offer Period of ten (10) SIX trading days will be provided. The Subsequent Offer Period will be expected to commence on the SIX trading day immediately following the publication of the Definitive Interim Results. The Subsequent Offer Period, if applicable, would not be an extension of the U.S. Offer pursuant to this U.S. Offer to Purchase. A Subsequent Offer Period would be an additional period of time during which holders would be able to tender Common Shares and ADSs not previously tendered into the U.S. Offer. To streamline the different processes under the Swiss Offer and the U.S. Offer, there will be two settlements if the Offers are declared successful and a Subsequent Offer Period is provided. The First Settlement will take place after the Main Offer Period and the publication of the Definitive Interim Results of the Main Offer Period. We expect to complete the First Settlement within ten (10) SIX trading days after the Expiration Date. The Second Settlement for Common Shares and/or ADSs tendered during the Subsequent Offer Period is expected to be completed within ten (10) SIX trading days after the expiration of the Subsequent Offer Period.

U.S. Holders of Common Shares or holders of ADSs tendering into the Subsequent Offer Period, if one is provided, would receive the same price per Common Share and ADS, respectively, as will be paid in the Main Offer Period pursuant to this U.S. Offer to Purchase. The procedures for guaranteed delivery described in this U.S. Offer to Purchase in “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Guaranteed Delivery Procedures” may not be used during any Subsequent Offer Period. In no event will we pay any interest on the purchase price for Common Shares or ADSs tendered during the Main Offer Period or the Subsequent Offer Period, if one is provided.

Withdrawal Rights

The U.S. Offer provides for withdrawal rights as required by U.S. securities laws. Therefore, you will be able to withdraw any tendered Common Shares or ADSs, in accordance with the procedures set forth in “The U.S. Offer—Withdrawal Rights” before 10:00 a.m., New York City time, on the Expiration Date. After this time on the Expiration Date, your withdrawal rights will be suspended until publication of the Definitive Interim Results, which will take place no later than on the fourth (4th) SIX trading day following the Expiration Date. Subsequent to the publication of the Definitive Interim Results and subject to other terms and conditions to the Offers, we may accept for payment all of your Common Shares or ADSs that are timely and validly tendered and not withdrawn and your withdrawal rights will terminate upon our acceptance. Therefore, you may not have an opportunity after 10:00 a.m., New York City time, on the Expiration Date to exercise your withdrawal rights prior to their termination.

Under the U.S. securities laws, no withdrawal rights would apply to Common Shares or ADSs tendered during the Subsequent Offer Period and no withdrawal rights would apply during the Subsequent Offer Period with respect to Common Shares and ADSs tendered into the U.S. Offer during the Main Offer Period that were accepted for payment. Under Swiss takeover law, shareholders in principle do not have withdrawal rights in a tender offer, unless a competing offer is submitted during the Main Offer Period. In order to streamline the different processes of the Swiss Offer and the U.S. Offer, Purchaser has obtained relief from the TOB for the right to grant shareholders withdrawal rights in the Swiss Offer during the Main Offer Period. No withdrawal rights would apply to Common Shares tendered in the Swiss Offer during the Subsequent Offer Period and no withdrawal rights would apply during the Subsequent Offer Period with respect to Common Shares tendered into the Swiss Offer during the Main Offer Period that were accepted for payment.

Dividend

Pursuant to the Transaction Agreement, prior to the Second Settlement, Syngenta has agreed not to declare, make or pay any dividend or other distribution without both (i) the prior written consent of ChemChina and (ii) a reduction of the purchase price of the Offers by the amount of such distributions, other than (x) the Ordinary Dividend, which is an ordinary dividend of up to CHF 11 gross (pre-tax) per Common Share for the financial year ended December 31, 2015 and (y) upon the Offers becoming unconditional, the Special Dividend, which is a special dividend of CHF 5 gross (pre-tax) per Common Share, in each case, if approved by an ordinary meeting of Syngenta shareholders scheduled to take place on April 26, 2016. The Ordinary Dividend is expected to be paid on May 2, 2016 to holders of Common Shares (including those represented by ADSs, who will receive such dividends later pursuant to the Deposit Agreement among Syngenta, The Bank of New York Mellon (the “ADS Depositary”) and holders of ADSs, dated as of November 13, 2000, as amended and restated as of December 8, 2008 (the “ADS Deposit Agreement”)) as of April 27, 2016 (the record date of such distribution). The Special Dividend is expected to be paid on or prior to the First Settlement. The price payable by Purchaser per Common Share or per ADS tendered into the U.S. Offer will not be adjusted as a result of the payment of the Special Dividend or the Ordinary Dividend. For a summary of the principal terms, conditions and covenants of the Transaction Agreement, see “The U.S. Offer—Summary of the Transaction Agreement.”

On March 16, 2016, Syngenta disclosed in its Current Report on Form 6-K filed with the SEC that an ordinary general meeting of Syngenta shareholders will be held on April 26, 2016 to, among other things, approve the payment of the Ordinary Dividend and the Special Dividend.

Conditions to the U.S. Offer

The U.S. Offer is subject to the satisfaction or waiver of various conditions, including that Purchaser has received valid and irrevocable acceptances for such number of Common Shares and ADSs representing, when combined with the Common Shares and ADSs that ChemChina and its subsidiaries will own at the time the U.S. Offer expires, at least 67% of all Common Shares that are issued at such time, and the other conditions described in “The U.S. Offer—Conditions to the U.S. Offer.”

The funds necessary for the payment of all outstanding Common Shares and ADSs that may be tendered into the Offers would be approximately U.S. $43 billion, including related transaction fees, costs and expenses. ChemChina and Purchaser intend to finance the Offers with funds borrowed through credit facilities entered into with HSBC Bank plc, as facility agent, and China Citic Bank Corporation Limited, respectively. The Offers are not subject to a financing condition. For a summary of the conditions and financing of the U.S. Offer see “The U.S. Offer—Conditions to the U.S. Offer” and “The U.S. Offer—Source and Amount of Funds.”

2.	Acceptance for Payment and Payment

Purchaser is offering to pay U.S. $465 per Common Share, and U.S. $93 per ADS, in each case, in cash, without interest, payable in U.S. dollars, less the amount of any fees, expenses and withholding taxes that may be applicable (including, in the case of ADSs, a fee of U.S. $0.05 per ADS for the cancellation of tendered ADSs) and subject to any dilutive effects that may be applicable (see “The U.S. Offer—Terms of the U.S. Offer—Consideration and Payment”), upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase, and in the accompanying Common Share Acceptance Letter or ADS Letter of Transmittal, as applicable.

Under no circumstances will any interest be paid by us on the purchase price for Common Shares or ADSs tendered pursuant to the U.S. Offer, regardless of any delay in making such payments. Except for ADSs held in the former Global BuyDIRECT program, no fraction of a Common Share or ADS will be purchased from any holder and all payments to tendering U.S. Holders of Common Shares or holders of ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent.

Upon the satisfaction, or, to the extent permitted, waiver, of the conditions set forth in “The U.S. Offer—Conditions to the U.S. Offer” and the accompanying Common Share Acceptance Letter and ADS Letter of Transmittal, Purchaser will accept for payment all Common Shares and ADSs validly tendered, and not properly withdrawn, before 10:00 a.m., New York City time, on the Expiration Date, and will pay for such Common Shares and ADSs promptly after the publication of the Definitive Interim Results of the Main Offer Period, which publication will take place no later than on the fourth (4th) SIX trading day following the Expiration Date. We expect to complete the First Settlement within ten (10) SIX trading days after the Expiration Date. In all cases, payment for Common Shares and ADSs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt of the required documents by the U.S. Tender Agent (and in the case of Common Shares, timely receipt by the U.S. Tender Agent’s account with UBS Switzerland AG of the tendered Common Shares), in accordance with the procedures set forth in “The U.S. Offer—Procedure for Tendering into the U.S. Offer.”

In the U.S. Offer, the U.S. Tender Agent will act as your agent for the purposes of (i) receiving payments from us for your tendered Common Shares and/or ADSs, as applicable, and (ii) transmitting such payments to you. You will receive a check from the U.S. Tender Agent for an amount equal to the aggregate purchase price of your tendered Common Shares that we have accepted for payment. If you are a registered holder of ADSs, you will receive a check from the U.S. Tender Agent for an amount equal to the aggregate purchase price of your tendered ADSs that we have accepted for payment. If you hold ADSs through a broker or other securities intermediary, the U.S. Tender Agent will credit DTC, for allocation by DTC to your broker or other securities intermediary, with an amount equal to the aggregate purchase price of your tendered ADSs, as applicable, that we have accepted for payment. All payments will be less the amount of any fees, expenses and withholding taxes that may be applicable (including, in the case of ADSs, a fee of U.S. $0.05 per ADS for the cancellation of tendered ADSs) and subject to any dilutive effects that may be applicable (see “The U.S. Offer—Terms of the U.S. Offer—Consideration and Payment”).

For your validly tendered Common Shares or ADSs, you will receive the purchase price in U.S. dollars in accordance with this U.S. Offer to Purchase.

Note that the U.S. Tender Agent will act as agent for all U.S. Holders of Common Shares and holders of ADSs for the purpose of receiving payment from Purchaser and transmitting payment to such holders that tender in the U.S. Offer. Accordingly, upon our deposit of the aggregate purchase price in U.S. dollars with the U.S. Tender Agent, our obligation to make payment for the Common Shares and ADSs will be satisfied, and holders that tendered Common Shares and ADSs in the U.S. Offer must thereafter look solely to the U.S. Tender Agent for payment of net amounts owed to them by reason of the acceptance of Common Shares and ADSs pursuant to the U.S. Offer.

If, for any reason, any Common Shares or ADSs tendered by holders are not purchased in the U.S. Offer, or if any American Depositary Receipts (“ADRs”) evidencing ADSs are submitted for more ADSs than the holder intended to tender, the Common Shares and ADSs that are not tendered or purchased will be returned. If, for any reason, any Common Shares or ADSs tendered by book-entry transfer are not purchased in the U.S. Offer, such Common Shares or ADSs will be credited to the account of the tendering party with the SIS settlement system or DTC, as applicable, without expense to the tendering holder of Common Shares or ADSs, as promptly as practicable following the termination of the U.S. Offer.

3.	Procedure for Tendering into the U.S. Offer

Tender of ADSs

Any ADS holder, wherever located, that intends to accept the U.S. Offer for all or any portion of such holder’s ADSs may validly tender such ADSs by following the instructions below and in the ADS Letter of Transmittal.

Registered Holders of ADRs Evidencing ADSs

If you are a registered holder of ADRs evidencing ADSs, you should properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from the U.S. Information Agent, and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you intend to tender, to the U.S. Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase, such that the U.S. Tender Agent receives these documents before 10:00 a.m., New York City time, on the Expiration Date. Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal, or any related documents, to Syngenta, ChemChina, Purchaser or the U.S. Information Agent. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”).

Registered Holders of Uncertificated ADSs

If you are a registered holder of uncertificated ADSs on the books of the ADS Depositary, which is The Bank of New York Mellon, including ADSs held in the former Global BuyDIRECT Program, you must properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from the U.S. Information Agent, and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal, to the U.S. Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase, such that the U.S. Tender Agent receives these documents before 10:00 a.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.

ADSs Held through a Broker or Other Securities Intermediary in The Depository Trust Company (“DTC”) System

If you hold ADSs through a broker or other securities intermediary in the DTC system, you should promptly contact your broker or other securities intermediary and request that the securities intermediary tender your ADSs on your behalf through DTC. In order for a book-entry transfer to constitute a valid tender of your ADSs in the U.S. Offer, the ADSs must be tendered by your securities intermediary before 10:00 a.m., New York City time, on the Expiration Date. Further, before 10:00 a.m., New York City time, on the Expiration Date, the U.S. Tender Agent must receive (i) a confirmation of such tender of your ADSs and (ii) an Agent’s Message.

The term “Agent’s Message” means a message transmitted to the U.S. Tender Agent by DTC, received by the U.S. Tender Agent, and forming a part of a book-entry confirmation that states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received and agrees to be bound by the terms of this U.S. Offer to Purchase and the ADS Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 10:00 a.m., New York City time, on the Expiration Date to receive instructions to tender ADS. Note that if your ADSs are held through a broker or other securities intermediary and your securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.

If you are unable to perform the procedures described above before 10:00 a.m., New York City time, on the Expiration Date, you may still be able to tender your ADSs into the U.S. Offer in accordance with the procedures for guaranteed delivery that we are making available, as described in “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Guaranteed Delivery Procedures.”

DO NOT DELIVER ANY DOCUMENTS TO CHEMCHINA, PURCHASER, SYNGENTA OR THE U.S. INFORMATION AGENT. DELIVERY OF THE ADS LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO CHEMCHINA, PURCHASER, SYNGENTA, THE U.S. INFORMATION AGENT, OR DTC DOES NOT CONSTITUTE A VALID TENDER.

Surrendering ADSs for Common Shares in order to Tender Common Shares into the Swiss Offer

As an alternative to tendering ADSs into the U.S. Offer, an ADS holder may surrender its ADSs, withdraw the Common Shares from the ADS program in which they are deposited and participate directly in the Swiss Offer as a holder of Common Shares. The ADS holder should call the ADS Depositary at 212-815-2721, 212-815-2783 or 212-815-2231 or email the ADS Depositary at NYDRSettlements@bnymellon.com to surrender to the ADS Depositary the ADSs representing Common Shares that it wishes to tender into the Swiss Offer, pay a fee to the ADS Depositary in an amount of U.S. $5.00 per one hundred (100) ADSs or portion thereof for the surrender of those ADSs, and pay any taxes or governmental charges or cable fees or other charges payable in connection with such surrender and withdrawal, and otherwise comply with the terms and conditions of the ADS Deposit Agreement. These procedures will take a significant amount of time, possibly weeks, to complete and you should allow ample time for these procedures to be completed prior to the expiration date of the Swiss Offer.

Tender of Common Shares

If you are a U.S. Holder of Common Shares, and if you intend to tender all or any portion of such Common Shares into the U.S. Offer, you should (i) deliver or instruct your broker or other securities intermediary to deliver the Common Shares you wish to tender through the SIS settlement system to the U.S. Tender Agent’s account with UBS Switzerland AG specified in the accompanying Common Share Acceptance Letter, which is also available from the U.S. Information Agent, and (ii) deliver or instruct your broker or other securities intermediary to deliver a properly completed Common Share Acceptance Letter bearing an original signature to the U.S. Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase, in each case, to be received prior to 10:00 a.m., New York City time, on the Expiration Date. If you hold Common Shares through a broker or other securities intermediary, you must contact such securities intermediary and instruct it to deliver the

Common Shares you wish to tender on your behalf. Securities intermediaries are likely to establish cut-off times and dates to receive instructions to deliver securities that are earlier than 10:00 a.m., New York City time, on the Expiration Date. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.

DO NOT DELIVER ANY DOCUMENTS TO CHEMCHINA, PURCHASER, SYNGENTA OR THE U.S. INFORMATION AGENT. DELIVERY OF THE COMMON SHARE ACCEPTANCE LETTER OR ANY OTHER REQUIRED DOCUMENTS TO CHEMCHINA, PURCHASER, SYNGENTA OR THE U.S. INFORMATION AGENT DOES NOT CONSTITUTE A VALID TENDER.

Guaranteed Delivery Procedures

Guaranteed delivery procedures are only available for ADSs tendered into the U.S. Offer and not for Common Shares. If you wish to tender ADSs pursuant to this U.S. Offer to Purchase, but cannot deliver such ADSs and all other required documents to the Tender Agent before 10:00 a.m., New York City time, on the Expiration Date, you may nevertheless tender such ADSs if all of the following conditions are met:

•	the tender is made through a member firm of a national securities exchange registered with the SEC or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the U.S. (each, an “Eligible Institution”);

•	the U.S. Tender Agent receives a properly completed and duly executed Notice of Guaranteed Delivery accompanying this U.S. Offer to Purchase from an Eligible Institution, before 10:00 a.m., New York City time, on the Expiration Date, which Notice of Guaranteed Delivery must be substantially in the form we have provided, setting forth your name and address, and the amount of ADSs that you are tendering, and stating that the tender is being made by notice of guaranteed delivery, which documents may be delivered by hand, transmitted by facsimile transmission or email attachment or mailed to the U.S. Tender Agent; and

•	the U.S. Tender Agent receives within three (3) New York Stock Exchange (the “NYSE”) trading days after the date of execution of the Notice of Guaranteed Delivery (but in any event no later than three (3) NYSE trading days following the Expiration Date), a properly completed and duly executed ADS Letter of Transmittal, the ADRs for all physically tendered ADSs, in proper form for transfer, or a book-entry confirmation of tender of such ADSs through the DTC system, including delivery to the U.S. Tender Agent of the Agent’s Message instead of an ADS Letter of Transmittal, as applicable, with any required signature guarantees and any other documents required by the ADS Letter of Transmittal.

The procedures for guaranteed delivery described in this U.S. Offer to Purchase may not be used during the Subsequent Offer Period, if one is provided.

Signature Guarantees

Signatures on an ADS Letter of Transmittal or notice of withdrawal, as applicable, must be guaranteed unless you either:

•	are the registered holder of the ADSs and have not completed the box entitled “Special Transfer Instructions” or “Special Mailing Instructions” on the ADS Letter of Transmittal; or

•	are tendering ADSs for the account of an Eligible Institution.

If you are not the registered holder of the ADSs you are tendering, the ADRs you deliver must be endorsed for transfer by the registered holder or a proper separate instrument of transfer signed by the registered holder must be provided, and the signature of the registered holder on the endorsement or instrument of transfer must be guaranteed by a Medallion Guarantee.

If signatures on an ADS Letter of Transmittal or ADR must be guaranteed, the signature on a corresponding notice of withdrawal would also have to be guaranteed.

Tender Constitutes an Agreement

The tender of Common Shares or ADSs pursuant to any one of the procedures described above will constitute the tendering security holder’s acceptance of the terms and conditions of the U.S. Offer. Tender will also constitute such holder’s representation and warranty that such security holder has the full power and authority to tender and assign such Common Shares or ADSs, as specified in the Common Share Acceptance Letter or the ADS Letter of Transmittal, as applicable. Tender will further constitute each tendering security holder’s representation and warranty that when Purchaser accepts for payment the Common Shares or ADSs tendered by such holder, Purchaser will acquire good and unencumbered title to the Common Shares or ADSs, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser’s acceptance for payment of Common Shares or ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement between Purchaser and the tendering security holder, upon the terms and subject to the conditions of the U.S. Offer.

Matters Concerning Validity, Eligibility and Acceptance

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Common Shares or ADSs, including questions as to the proper completion or execution of any ADS Letter of Transmittal, Common Share Acceptance Letter, Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any Common Shares or ADSs, will be determined by us, in our sole discretion. We reserve the absolute right to waive any defect or irregularity in any tender of Common Shares or ADSs by any holder, whether or not similar defects or irregularities are waived in the case of other holders of Common Shares or ADSs. No tender of Common Shares or ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. We also reserve the absolute right to reject any or all tenders of Common Shares and ADSs determined by us not to be in proper form or for which acceptance for payment or payment may be unlawful. None of ChemChina, Purchaser, the U.S. Tender Agent, the ADS Depositary, the U.S. Information Agent or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the U.S. Offer (including any ADS Letter of Transmittal, Common Share Acceptance Letter, Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any Common Shares or ADSs) will be final and binding to the full extent permitted by law.

THE METHOD OF DELIVERY OF COMMON SHARES AND ADSs AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH DTC, IS AT THE OPTION AND RISK OF THE TENDERING HOLDERS OF SUCH COMMON SHARES AND ADSs, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE U.S. TENDER AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. REGISTERED MAIL WITH RETURN RECEIPT REQUESTED OR OVERNIGHT COURIER, PROPERLY INSURED, IS RECOMMENDED FOR ADRs EVIDENCING ADSs SENT BY MAIL.

If you are in any doubt about the procedure for tendering Common Shares or ADSs into the U.S. Offer, please contact the U.S. Information Agent at its address and telephone number, as they appear on the back cover of this U.S. Offer to Purchase.

Extension of Tender Period and Amendments

Pursuant to the Transaction Agreement, and subject to applicable law, the offer period of the U.S. Offer may be extended at any time and from time to time, and during such extended period the U.S. Offer will remain open and the acceptance for payment of Common Shares and ADSs tendered will be delayed. All holders of Common Shares or ADSs that validly tendered, and did not withdraw, their securities into the U.S. Offer prior to the expiration of the U.S. Offer, as extended, will receive the same price per Common Share or ADS, as applicable, regardless of whether they tendered before or during any extension period of the U.S. Offer.

If we make a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer, or if we waive a material condition of the U.S. Offer, we will extend the U.S. Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the U.S. Offer or information concerning the U.S. Offer, other than a change in price or a change in the percentage of Common Shares or ADSs sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of Common Shares or ADSs sought, a minimum period of ten (10) U.S. business days is generally required to allow for adequate dissemination to holders and investor response.

We expect to conduct the U.S. Offer and the Swiss Offer simultaneously and therefore the U.S. Offer and the Swiss Offer will expire on the same day. If the U.S. Offer is extended for any reason, we will extend the Swiss Offer for the length of the extension of the U.S. Offer, subject to the approval by the TOB if the Main Offer Period of the Swiss Offer is extended beyond the SIX trading day falling six (6) months following the initially-scheduled Expiration Date. If the Swiss Offer is extended for any reason, we will extend the U.S. Offer for the length of the extension of the Swiss Offer. Therefore, we expect the U.S. Offer and the Swiss Offer will remain open, including any extensions, for the same period of time.

If one or more of the offer conditions described in “The U.S. Offer—Conditions to the U.S. Offer” is not satisfied, we will extend the Main Offer Period until such time as (i) all conditions to the Offers are satisfied or, to the extent permitted, waived and Purchaser accepts the Common Shares and ADSs tendered or (ii) Purchaser is permitted to terminate the Swiss Offer. If we extend the Main Offer Period, such period will expire at the latest time and date to which we extend the U.S. Offer.

If we extend the U.S. Offer, we will notify the U.S. Tender Agent by written notice or oral notice confirmed in writing and we will make a public announcement of the extension in the U.S. by press release or other public announcement, including posting such notice on www.chemchina.com/press, no later than 9:00 a.m., New York City time, on the Expiration Date as previously scheduled. At the start of any extension period, we will file with the SEC an amendment to this U.S. Offer to Purchase, setting forth the new expiration date of the U.S. Offer. The information on www.chemchina.com/press is not a part of this U.S. Offer to Purchase and is not incorporated by reference herein.

Representations and Agreements With Respect to Tenders

Each holder of Common Shares and ADSs, by tendering its securities in the U.S. Offer, irrevocably undertakes, represents, warrants and agrees (so as to bind the holder and the holder’s personal representatives, heirs, successors and assigns) as follows:

(a) that it is a U.S. Holder if tendering Common Shares;

(b) that it has the full power and authority to tender and assign the Common Shares or ADSs tendered, and that our acceptance for payment of Common Shares or ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement containing the terms and conditions of the U.S. Offer, as between us and the tendering security holder;

(c) that the tendering of its Common Shares or ADSs, and the execution of the Common Share Acceptance Letter or the ADS Letter of Transmittal, as applicable, shall constitute: (i) an acceptance of the U.S. Offer in respect of the number of Common Shares or ADSs identified therein, (ii) an undertaking to execute all further documents and give all further assurances which may be required to enable us to obtain the full benefit and to obtain title to the tendered Common Shares or ADSs and (iii) that each such holder’s acceptance shall be irrevocable, subject to the accepting holder not having validly withdrawn such acceptance;

(d) that the Common Shares or ADSs in respect to which the U.S. Offer is accepted or deemed to be accepted are fully paid and non-assessable, sold free from all liens, equities, charges and encumbrances and together with all rights attaching thereto, including voting rights and the right to all dividends or other distributions having a record date after such Common Shares and ADSs have been accepted for purchase in accordance herewith;

(e) that the tendering of its Common Shares or ADSs, and the execution of the Common Share Acceptance Letter or the ADS Letter of Transmittal, as applicable, constitutes the irrevocable appointment of the U.S. Tender Agent and its directors and agents as such holder’s attorney-in-fact and an irrevocable instruction to the attorney-in-fact to complete and execute any and all form(s) of transfer and other document(s) as may be necessary or required, at the discretion of the attorney-in-fact, in order to transfer those Common Shares or ADSs validly tendered and not withdrawn, in our name or in the name of such other person(s) as Purchaser may direct, and to deliver such form(s) of transfer and other document(s) as may be required, together with other document(s) of title relating to such Common Shares or ADSs, to transfer the tendered ADSs in the DTC system, to request a registration of transfer of the ADSs on the books of the ADS Depositary or to surrender the ADSs to the ADS Depositary for the purpose of withdrawal and delivery of the underlying Common Shares, in each case to or as instructed by us, and to do all such other acts and things as may in the opinion of the attorney-in-fact be necessary or required for the purpose of, or in connection with, the acceptance of the U.S. Offer, and to vest title to the Common Shares or ADSs in us or our nominees as aforesaid;

(f) that the tendering of its Common Shares, and the execution of the Common Share Acceptance Letter, constitutes, subject to the tendering holder of Common Shares not having withdrawn its tender, an irrevocable authority and request (i) to Syngenta and its directors, officers and agents, to cause the registration of the transfer of the Common Shares pursuant to the U.S. Offer and the delivery of any and all document(s) of title in respect thereof to us or our nominees and (ii) to us or our agents, to act upon any instructions with regard to notices and payments that have been recorded in the records of Syngenta regarding such holder’s Common Shares;

(g) that this “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Representations and Agreements with respect to Tenders” section shall be incorporated in and form part of the Common Share Acceptance Letter or ADS Letter of Transmittal, as applicable; and

(h) that it agrees to ratify each and every act or thing which may be done or effected by us, ChemChina or any of our directors or agents, or Syngenta or its agents, as applicable, in the proper exercise of the power and authorities of any such person.

4.	Withdrawal Rights

Tenders of Common Shares or ADSs made pursuant to the U.S. Offer are irrevocable except as otherwise provided in this “The U.S. Offer—Withdrawal Rights” section.

You may withdraw your tender of Common Shares or ADSs at any time before 10:00 a.m., New York City time, on the Expiration Date. In order to streamline the different processes under the Swiss Offer and the U.S. Offer, your withdrawal rights would be suspended upon the expiration of the Main Offer Period and until publication of the Definitive Interim Results, which will take place no later than on the fourth (4th) SIX trading day following the Expiration Date. Subject to satisfaction of conditions of the U.S. Offer, we expect to accept all Common Shares or ADSs validly tendered and not properly withdrawn promptly after the publication of the Definitive Interim Results. You will not have withdrawal rights with respect to your Common Shares or ADSs tendered into the U.S. Offer during the Subsequent Offer Period, if one is provided.

For a withdrawal to be effective, you must (i) have previously tendered your Common Shares or ADSs, as applicable, (ii) if such tender was in registered form, subsequently deliver a properly completed and duly executed written notice of withdrawal to the U.S. Tender Agent at the address listed on the back cover of this

U.S. Offer to Purchase, and (iii) if such tender was made by your broker or other securities intermediary on your behalf, instruct that your securities intermediary make the withdrawal by contacting the U.S. Tender Agent or in accordance with the procedures of DTC, as applicable.

The notice of withdrawal must be received before 10:00 a.m., New York City time, on the Expiration Date, or such earlier cut-off time and date as your broker or other securities intermediary may specify, if applicable. Any notice of withdrawal must specify:

•	the name of the person who tendered Common Shares or ADSs to be withdrawn;

•	the number of Common Shares or ADSs to be withdrawn; and

•	the name of the registered holder of the Common Shares or ADSs to be withdrawn, if different from that of the person who tendered such Common Shares or ADSs.

If you have delivered ADRs evidencing your ADSs to the U.S. Tender Agent then, in order for the ADRs to be released, you must also:

•	submit the serial number shown on the particular ADR tendered evidencing the ADSs to be withdrawn; and

•	have the signature on the notice of withdrawal guaranteed by an Eligible Institution, if the original ADS Letter of Transmittal required a signature guarantee.

You may not rescind a notice of withdrawal, and withdrawn Common Shares or ADSs will not be validly tendered for purposes of the U.S. Offer. However, you may re-tender withdrawn Common Shares or ADSs at any time before 10:00 a.m., New York City time, on the Expiration Date, by following the procedures for tendering described above in “The U.S. Offer—Procedure for Tendering into the U.S. Offer.”

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination shall be final and binding. None of Purchaser, ChemChina, Syngenta, the U.S. Tender Agent, the U.S. Information Agent or any other person, is or will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Income Tax Considerations

Certain U.S. Federal Income Tax Consequences of the U.S. Offer

The following is a summary of certain U.S. federal income tax consequences of the tender of Common Shares or ADSs by a U.S. holder (as defined below) pursuant to the U.S. Offer. This summary is based on the existing tax law under the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, applicable U.S. Treasury Regulations promulgated thereunder, administrative rulings and court decisions, all as in effect as of the date hereof, and any of which may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

This summary is limited to U.S. holders who hold Common Shares or ADSs as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary is not a complete description of all of the U.S. federal income tax consequences of the tender of Common Shares or ADSs, and in particular, may not address U.S. federal income tax consequences applicable to persons subject to special treatment under U.S. federal income tax law, including, for example, brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations (including private foundations), insurance companies, banks, thrifts and other financial institutions, real estate investment trusts, regulated investment companies, persons liable for the alternative minimum tax, persons that hold an interest in an entity that holds Common Shares or ADSs, persons that own, or have owned, directly, indirectly or constructively, 10% or more (by vote or value) of Syngenta’s equity, persons that hold Common Shares or ADSs as part of a hedge, wash sale, straddle, constructive sale, conversion transaction or other integrated transaction for U.S. federal income tax purposes, entities treated as partnerships for U.S. federal income tax purposes and holders of interests therein, persons whose functional currency is not the U.S. dollar and certain former citizens or long-term residents of the U.S., all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any aspect of any non-U.S., state, local or estate or gift taxation or the Medicare contribution tax on certain net investment income. Each holder of Common Shares or ADSs is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of the tender of Common Shares or ADSs pursuant to the U.S. Offer.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Common Shares or ADSs, the U.S. federal income tax treatment of a partner will depend on the status of the partner and the activities of the partnership. A partner of a partnership that is the beneficial owner of Common Shares or ADSs should consult the partner’s tax advisor regarding the U.S. federal income tax treatment to such partner of the tender of Common Shares or ADSs pursuant to the U.S. Offer.

For purposes of this section, a “U.S. holder” is a beneficial owner of Common Shares or ADSs that is, for U.S. federal income tax purposes, (1) a citizen or individual resident of the U.S., (2) a corporation, or entity treated as a corporation, organized in or under the laws of the U.S. or any state thereof or the District of Columbia, (3) a trust that (i) is subject to (a) the primary supervision of a court within the U.S. and (b) the authority of one or more U.S. persons to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person or (4) an estate that is subject to U.S. federal income tax on its income regardless of its source.

Tender of Common Shares or ADSs Pursuant to the U.S. Offer

A U.S. holder that tenders Common Shares or ADSs pursuant to the U.S. Offer generally will recognize capital gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference, if any, between (i) the cash received in the U.S. Offer and (ii) the U.S. holder’s adjusted tax basis in the Common Shares or ADSs exchanged therefor. U.S. holders of Common Shares or ADSs must calculate gain or loss separately for each block of Common Shares or ADSs exchanged (that is, Common Shares or ADSs acquired at the same cost in a single transaction).

A U.S. holder’s adjusted tax basis in a Common Share or ADS generally will equal the amount paid therefor. In the case of a Common Share purchased for foreign currency, the cost of such Common Share to a U.S. Holder will be the U.S. dollar value of the purchase price in such foreign currency on the date of purchase. In the case of a Common Share that is traded on an established securities market, a cash basis U.S. holder (and, if it so elects, an accrual basis U.S. holder) determines the U.S. dollar value of the cost of such Common Share by translating the amount paid at the spot rate of exchange on the settlement date of the purchase.

Subject to the passive foreign investment company (“PFIC”) rules discussed below, any gain or loss on the tender of Common Shares or ADSs pursuant to the U.S. Offer will be long-term capital gain or loss if the U.S. holder held the Common Shares or ADSs for more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders generally are eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations for U.S. federal income tax purposes.

Assuming that ChemChina and Purchaser pursue a squeeze-out merger following the consummation of the Offers, the tax consequences to a U.S. holder that does not tender Common Shares or ADSs pursuant to the U.S. Offer and whose Common Shares or ADSs are exchanged for cash pursuant to such merger generally will be the same as those discussed herein, except that Swiss withholding tax may be imposed. For such holders, in determining the amount of gain or loss recognized, the amount of any Swiss withholding tax imposed with respect to cash received in the squeeze-out merger will be treated as having been paid to the holder in respect of which such withholding was made. U.S. holders may be eligible for a full or partial refund of such withholding tax under the U.S.-Swiss income tax treaty if they file for refund in Switzerland. See “Certain Swiss Tax

Consequences of the U.S. Offer—Swiss Tax Consequences for Shareholders Who Do Not Tender Their Common Shares or ADSs in the U.S. Offer”.

Passive Foreign Investment Company Rules

A U.S. holder may be subject to adverse U.S. federal income tax rules in respect of a disposition of Common Shares or ADSs pursuant to the U.S. Offer if Syngenta were classified as a PFIC for any taxable year during which such U.S. holder held Common Shares or ADSs and did not have certain elections in effect. In general, a foreign corporation will be a PFIC for any taxable year in which (1) 75% or more of its gross income constitutes “passive income” or (2) 50% or more of its assets produce, or are held for the production of, “passive income.” For this purpose, “passive income” is defined to include income of the kind which would be foreign personal holding company income under Section 954(c) of the Code, and generally includes interest, dividends, rents, royalties and certain gains.

Syngenta has stated in its Annual Report on Form 20-F for the financial year ended December 31, 2015 filed with the SEC on February 11, 2016 (the “2015 Annual Report”), that it believes that it was not a PFIC for U.S. federal income tax purposes for its taxable year ending December 31, 2015. However, as stated by Syngenta in the 2015 Annual Report, because PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that Syngenta will not be considered a PFIC for any taxable year.

If Syngenta were treated as a PFIC for any taxable year during which a U.S. holder held Common Shares or ADSs, certain adverse consequences could apply to the U.S. holder, unless certain elections that may mitigate such adverse consequences have been made (including a mark-to-market election). Specifically, gain recognized by a U.S. holder on the tender of its Common Shares or ADSs pursuant to the U.S. Offer would be allocated ratably over the U.S. holder’s holding period for the Common Shares or ADSs. The amounts allocated to the taxable year of the exchange and to any year before Syngenta was a PFIC would be taxed as ordinary income in the current year. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for such taxable year and an interest charge would be imposed on the amount allocated to the taxable year. These rules would apply to a U.S. holder that held Common Shares or ADSs during any year in which Syngenta was a PFIC, even if Syngenta was not a PFIC in the year in which the U.S. holder tendered the Common Shares or ADSs pursuant to the U.S. Offer. U.S. holders should consult their tax advisors regarding (i) the tax consequences that would arise if Syngenta were treated as a PFIC for any year, (ii) any applicable information reporting requirements and (iii) the availability of any elections (including the mark-to-market election mentioned above) that may help mitigate the tax consequences to a U.S. holder if Syngenta were a PFIC.

Information Reporting and Backup Withholding

Payments made to U.S. holders pursuant to the U.S. Offer generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return a U.S. Internal Revenue Service (the “IRS”) Form W-9 (or applicable substitute form) certifying that such holder is a U.S. person, the taxpayer identification number provided is correct and such holder is not subject to backup withholding. Certain holders (including corporations) generally are exempt from backup withholding provided that they appropriately establish an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided that the required information is correctly and timely furnished to the IRS.

Because individual circumstances may differ, each shareholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed above and the particular tax consequences of the tender of Common Shares or ADSs, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and changes in any laws.

No Dutch Withholding Tax on the Sale of Common Shares or ADSs Pursuant to the U.S. Offer

No Dutch withholding tax will be levied on the sale of Common Shares or ADSs pursuant to the U.S. Offer.

Certain Swiss Tax Consequences of the U.S. Offer

The following is a general summary of certain Swiss tax consequences of the U.S. Offer to Swiss and non-Swiss resident shareholders. This summary does not cover all possible tax considerations or consequences that may be relevant to all categories of investors, some of which may be subject to special treatment under applicable law. Shareholders are expressly urged to consult their tax advisers with regard to the tax consequences of the U.S. Offer in their particular circumstances. The summary below is included for general information purposes only.

In general, no Swiss withholding tax will be levied on the sale of Common Shares or ADSs pursuant to the U.S. Offer. Any Swiss securities transfer stamp duty will be borne by Purchaser.

Swiss Tax Consequences for Non-Swiss Shareholders

Upon the sale of Common Shares or ADSs pursuant to the U.S. Offer, any gain or loss recognized by an individual who is not domiciled in or a resident of Switzerland for tax purposes or by any legal entity that is not organized under the laws of or does not have its place of effective management in Switzerland and does not have a permanent establishment in Switzerland (a “Non-Swiss Holder”) will not be subject to Swiss income tax.

Swiss Tax Consequences for Swiss Shareholders

The following Swiss individual and corporate income tax consequences will likely result for Syngenta shareholders or ADS holders who are resident in Switzerland for tax purposes and tender their Common Shares or ADSs in the U.S. Offer:

•	Pursuant to general principles of Swiss income taxation, shareholders holding their Common Shares or ADSs as private assets (Privatvermögen) and who tender their Common Shares or ADSs in the U.S. Offer realize either a tax-free private capital gain or suffer a non-tax-deductible capital loss, unless the shareholder classifies as a professional securities dealer (gewerbsmässiger Wertschriftenhändler) or except in the event of a sale of a participation of at least 20% of the share capital of Syngenta by one or several Syngenta shareholders acting jointly (indirekte Teilliquidation). Shareholders of Syngenta with a participation of less than 20% are generally not affected by this rule if they tender their Common Shares or ADSs in the U.S. Offer.

•	Shareholders holding their Common Shares or ADSs as business assets (Geschäftsvermögen) or classifying as professional securities dealer (gewerbsmässiger Wertschriftenhändler) who tender their Common Shares or ADSs into the U.S. Offer realize either a taxable capital gain or a tax-deductible capital loss depending on the relevant income tax value of their Common Shares or ADSs pursuant to general principles of Swiss individual and corporate income taxation.

Shareholders who are not tax residents of Switzerland are not subject to Swiss individual and corporate income taxes, except if their Common Shares or ADSs are attributed to a permanent establishment (Betriebsstätte) or a fixed place of business in Switzerland.

Swiss Tax Consequences for Shareholders Who Do Not Tender their Common Shares or ADSs in the U.S. Offer

If ChemChina or one or several of its direct or indirect subsidiaries hold more than 98% of the voting rights in Syngenta after the Second Settlement, Purchaser intends to request the cancellation of the outstanding publicly held Common Shares or ADSs in accordance with Article 137 of the Financial Market Infrastructure Act of Switzerland (“FMIA”). See “The U.S. Offer—Purpose of the Offers; Plans for Syngenta.” In such case, the tax consequences for the holders of Common Shares or ADSs will in general be the same as if they had tendered their Common Shares or ADSs in the U.S. Offer (see above).

If ChemChina or one or several of its direct or indirect subsidiaries hold between 90% and 98% of the voting rights in Syngenta after the Second Settlement, it is intended that Syngenta would be merged with a Swiss company directly or indirectly controlled by ChemChina in accordance with Article 8 Paragraph 2 and Article 18 Paragraph 5 of the Swiss Merger Act, whereby the remaining minority shareholders would be compensated (in cash or otherwise) and would not receive any shares in the surviving company. The consideration paid to remaining Syngenta minority shareholders (irrespective of their tax residence) in the squeeze-out merger may, depending on the structuring of the squeeze-out merger, be subject to Swiss withholding tax of 35% on the difference between (i) the amount of the consideration and (ii) the sum of the nominal value of the shares concerned and of the proportionate part of Syngenta’s reserves from capital contributions (Reserven aus Kapitaleinlagen) attributable to the respective shares. Upon request, the Swiss withholding tax, if any, will generally be refunded to shareholders of Syngenta who have their tax residence in Switzerland, provided that those shareholders duly declare the consideration in the tax return or, in the case of legal entities, in the profit and loss statement. Upon request, Syngenta shareholders who are not tax residents of Switzerland may be entitled to a full or partial refund of the Swiss withholding tax if the country of residence for tax purposes has entered into a bilateral treaty for the avoidance of double taxation with Switzerland and the conditions of such treaty are met.

Furthermore, the following individual and corporate income tax consequences may result for Syngenta shareholders who are resident in Switzerland for tax purposes depending on the structure of the squeeze-out merger:

•	Shareholders holding their Common Shares or ADSs as private assets (Privatvermögen) realize taxable income on the difference between (i) the amount of the consideration and (ii) the sum of the nominal value of the shares concerned and of the proportionate part of Syngenta’s reserves from capital contributions (Reserven aus Kapitaleinlagen) attributable to the respective shares.

•	Shareholders holding their Common Shares or ADSs as business assets (Geschäftsvermögen) or classifying as professional securities dealer (gewerbsmässiger Wertschriftenhändler) have the same tax consequences as if they tender their Common Shares or ADSs in the U.S. Offer (see above).

Shareholders who are not tax residents of Switzerland are not subject to Swiss individual or corporate income taxes, except if their Common Shares or ADSs are attributed to a permanent establishment (Betriebsstätte) or a fixed place of business in Switzerland.

Because individual circumstances may differ, you should consult your tax advisor regarding the applicability of the rules discussed above to you and the particular tax effects to you of the U.S. Offer. We therefore urge you to consult your tax advisor to determine the particular Swiss tax consequences to you of the U.S. Offer, including the application and effect of any Swiss federal, cantonal, communal or other local or non-Swiss income and other tax laws.

6.	Price Range of Common Shares and ADSs

Price Range of Common Shares

Common Shares are listed and traded on the SIX under the symbol “SYNN.” The SIX is the principal trading market for Common Shares not represented by ADSs. The following table sets forth for the periods indicated the intraday high and low sale prices per Common Share on the SIX in Swiss francs and the paragraph thereafter indicates for certain dates the closing price per Common Share on the SIX in Swiss francs and U.S.

dollars (source of exchange rate: the SIX) and rounded to the nearest whole cent, as applicable.

	SIX Swiss Exchange Swiss francs per Common Share
	High (in Swiss francs)	Low (in Swiss francs)
2014
First Quarter	364.40	302.10
Second Quarter	350.30	323.90
Third Quarter	336.40	302.20
Fourth Quarter	325.80	273.20

2015
First Quarter	338.60	280.00
Second Quarter	435.20	310.80
Third Quarter	414.90	301.00
Fourth Quarter	396.80	288.50

2016
First Quarter (through March 21, 2016)	420.00	348.10

On February 2, 2016, the last full trading day before the announcement of our intention to conduct the Offers, the closing price of Common Shares reported on the SIX was CHF 392.30 per Common Share (or U.S. $384.95). On March 4, 2016, the last practicable trading day before publication of the Swiss Offer Prospectus, the closing price of Common Shares reported on the SIX was CHF 404.80 per Common Share (or U.S. $408.02). On March 21, 2016, the most recent practicable trading day before publication of this U.S. Offer to Purchase, the closing price of Common Shares reported on the SIX was CHF 397.50 per Common Share (or U.S. $409.62). You should obtain current market quotations for Common Shares before deciding whether to tender your Common Shares.

Price Range of ADSs

ADSs are listed and traded on the NYSE under the symbol “SYT.” The NYSE is the principal trading market for ADSs. The following table sets forth for the periods indicated the intraday high and low sale prices per ADS on the NYSE and the paragraph thereafter indicates for certain dates the closing price per ADS on the NYSE, as reported on the NYSE and rounded to the nearest whole cent, as applicable.

	New York Stock Exchange U.S. dollars per ADS or per Common Share[1]
	High (per ADS)	Low (per ADS)	High (per Common Share)	Low (per Common Share)
2014
First Quarter	80.25	67.25	401.25	336.25
Second Quarter	79.85	72.36	399.25	361.80
Third Quarter	75.03	63.25	375.15	316.25
Fourth Quarter	66.83	58.72	334.15	293.60

2015
First Quarter	71.24	62.37	356.20	311.85
Second Quarter	98.15	66.60	490.75	333.00
Third Quarter	86.73	61.61	433.65	308.05
Fourth Quarter	79.99	61.81	399.95	309.05

2016
First Quarter (through March 21, 2016)	83.22	68.94	416.10	344.70

1	The price per Common Share is the result of multiplying the price per ADS by five (5) since each ADS represents 1/5 of a Common Share.

On February 2, 2016, the last full trading day before the announcement of our intention to conduct the Offers, the closing price of ADSs reported on the NYSE was U.S. $78.57 per ADS (which when multiplied by five (5), to represent one Common Share for every five ADSs, is approximately U.S. $392.85 per Common Share). On March 4, 2016, the last practicable trading day before publication of the Swiss Offer Prospectus, the closing price of ADSs reported on the NYSE was U.S. $81.63 per ADS (which when multiplied by five (5), to represent one Common Share for every five ADSs, is approximately U.S. $408.15 per Common Share). On March 21, 2016, the most recent practicable trading day before publication of this U.S. Offer to Purchase, the closing price of ADSs reported on the NYSE was U.S. $82.23 per ADS (which when multiplied by five (5), to represent one Common Share for every five ADSs, is approximately U.S. $411.15 per Common Share). You should obtain current market quotations for ADSs before deciding whether to tender your ADSs.

7.	Dividends and Distribution

Syngenta has historically declared and paid annual cash dividends on its Common Shares and ADSs. Dividend distributions proposed by the board of directors of Syngenta (the “Syngenta Board”) require the approval of the shareholders of Syngenta in Syngenta’s annual shareholder’s meeting by a majority vote. Holders of ADSs receive their cash payments in relation to the number of Common Shares represented by the ADSs. The payments to the holders of ADSs listed on the NYSE are distributed through the ADS Depositary, which converts the Swiss franc amount into U.S. dollars for distribution to such holders. The following chart lists the dividends paid in the past five years to holders of Common Shares and ADSs:

	Yearly Dividend per Common Share/ADS
	In Swiss francs/Share	In U.S. dollars/ADS
2010 (for financial year 2009)	6.00	1.13
2011 (for financial year 2010)	7.00	1.57
2012 (for financial year 2011)	8.00	1.75
2013 (for financial year 2012)	9.50	2.01
2014 (for financial year 2013)	10.00	2.27
2015 (for financial year 2014)	11.00	2.33

Pursuant to the Transaction Agreement, prior to the Second Settlement, Syngenta has agreed not to declare, make or pay any dividend or other distribution without both (i) the prior written consent of ChemChina and (ii) a reduction of the purchase price of the Offers by the amount of such distributions, other than (x) the Ordinary Dividend, which is an ordinary dividend of up to CHF 11 gross (pre-tax) per Common Share for the financial year ended December 31, 2015 and (y) upon the Offers becoming unconditional, the Special Dividend, which is a special dividend of CHF 5 gross (pre-tax) per Common Share, in each case, if approved by an ordinary meeting of Syngenta shareholders scheduled to take place on April 26, 2016. The price payable by Purchaser per Common Share or per ADS tendered into the U.S. Offer will not be adjusted as a result of the payment of the Special Dividend or the Ordinary Dividend.

The Transaction Agreement also allows for the payment of an ordinary dividend in respect of the financial year ending December 31, 2016 in accordance with Syngenta’s dividend policy in effect as of the date of the Transaction Agreement, if the First Settlement has not occurred on the date on which Syngenta is required to dispatch the invitation to its ordinary general meeting in 2017.

8.	Possible Effects of the Offers on the Markets for Common Shares and ADSs

Possible Effects of the Offers on the Market for Common Shares

Upon the consummation of the Offers, the number of Common Shares that are publicly held may be so small that the liquidity of the Common Shares may be significantly reduced, there may no longer be an active trading market for Common Shares and the market value of the Common Shares may be significantly reduced.

The extent of the public market for Common Shares and the availability of price quotations will depend upon factors such as, among others:

•	the number of holders of Common Shares and the number of Common Shares in public ownership (free float);

•	the aggregate market value of Common Shares in public ownership;

•	the trading volume of the remaining Common Shares on the SIX;

•	whether securities firms remain interested in maintaining a market in Common Shares or providing research on Syngenta;

•	possible de-listing from the SIX;

•	possible suspension of Syngenta’s disclosure and reporting obligations and further duties to provide information under applicable securities laws, corporate laws and/or listing rules as a result of a possible de-listing;

•	possible termination of registration under applicable securities laws and listing rules; and

•	whether the Common Shares trade in the over-the-counter market.

Reporting Obligations and Registration Under Swiss Law and SIX Listing Rules

To the extent permitted by applicable law, promptly following the consummation of the Offers we intend to cause Syngenta to make a filing with the SIX requesting the de-listing of the Common Shares under the SIX listing rules, which may result in Syngenta’s reporting obligations with respect to the Common Shares under the SIX listing rules, subject to relief by the SIX, being suspended. De-listing of the Common Shares under the SIX listing rules would substantially reduce the information required to be furnished by Syngenta to holders of Common Shares and ADSs and to the SIX. In addition, certain provisions of the FMIA and its respective implementing ordinances, the SIX listing rules and other disclosure or reporting obligations under Swiss corporate law would no longer apply to Syngenta. Therefore, upon the consummation of the Offers, holders of Common Shares should not rely on the continued listing of any Common Shares under the SIX listing rules.

Reporting Obligations and Registration Under the Exchange Act

To the extent permitted by applicable law, promptly following the consummation of the Offers we intend to cause Syngenta to make a filing with the SEC requesting termination of the registration of the Common Shares under the Exchange Act, which may result in Syngenta’s reporting obligations with respect to the Common Shares under the Exchange Act being suspended and its Exchange Act registration with respect to the Common Shares being terminated following expiration of the Offers. Termination of the registration of the Common Shares and the ADSs under the Exchange Act would substantially reduce the information required to be furnished by Syngenta to holders of Common Shares and ADSs and to the SEC and certain provisions of the Exchange Act would no longer apply to Syngenta. Therefore, upon the consummation of the Offers, holders of Common Shares and ADSs should not rely on the continued registration of any Common Shares or ADSs under the Exchange Act.

Squeeze-Out of Minority Security Holders

We currently intend that, following the consummation of the Offers, depending on the acceptance rate, any remaining minority shareholders of Syngenta will be eliminated by any legal means available, including by way of a squeeze-out in accordance with Article 137 of the FMIA and the respective implementing ordinances or a squeeze-out merger in accordance with the Swiss Merger Act, as the case may be, and that Common Shares will be de-listed from the SIX. See “The U.S. Offer—Purpose of the Offers; Plans for Syngenta.”

Possible Effects of the Offers on the Market for ADSs

Upon the consummation of the Offers, the number of ADSs that are publicly held may be so small that the liquidity of the ADSs may be significantly reduced, there may no longer be an active trading market for ADSs and the market value of the ADSs may be significantly reduced. The extent of the public market for the ADSs and the availability of price quotations would depend upon factors such as, among others:

•	the number of holders of ADSs and the number of ADSs in public ownership;

•	the aggregate market value of the Common Shares and ADSs in public ownership;

•	the trading volume of the remaining ADSs on the NYSE;

•	whether securities firms remain interested in maintaining a market in ADSs or providing research on Syngenta;

•	possible de-listing from the NYSE;

•	possible suspension of Syngenta’s disclosure and reporting obligations and further duties to provide information under applicable securities laws, corporate laws and/or listing rules as a result of a possible de-listing;

•	possible termination of registration under the Exchange Act; and

•	possible termination of the ADS Deposit Agreement.

The de-listing of the Common Shares from the SIX or the absence of an active trading market for Common Shares could reduce the liquidity and market value of both Common Shares and ADSs. Additionally, Syngenta may no longer be eligible to maintain an SEC registered ADS program or a listing with the NYSE.

NYSE Listing

Promptly following the consummation of the Offers, to the extent permitted by applicable law, we intend to cause Syngenta to de-list the ADSs from the NYSE. Additionally, under the rules of the NYSE, if Syngenta fails to meet certain criteria, Syngenta’s ADSs could be involuntarily de-listed from the NYSE. Among such criteria are minimum thresholds for (i) the number of holders, (ii) the number of ADSs publicly held and (iii) the aggregate market value of the ADSs publicly held. Thus, if we purchase a sufficient number of ADSs in the U.S. Offer, the ADSs may no longer meet the NYSE’s listing requirements, regardless of our intent to voluntarily de-list the ADSs from the NYSE.

Reporting Obligations and Registration Under the Exchange Act

To the extent permitted by applicable law, promptly following the consummation of the Offers we intend to cause Syngenta to make a filing with the SEC requesting termination of the registration of the ADSs under the Exchange Act, which may result in Syngenta’s reporting obligations under the Exchange Act being suspended and its Exchange Act registration being terminated following expiration of the Offers. Termination of the registration of the Common Shares and the ADSs under the Exchange Act would substantially reduce the information required to be furnished by Syngenta to holders of Common Shares and ADSs and to the SEC and certain provisions of the Exchange Act would no longer apply to Syngenta. Therefore, upon the consummation of the Offers, holders of Common Shares and ADSs should not rely on the continued registration of any Common Shares or ADSs under the Exchange Act.

Termination of the ADS Deposit Agreement

Following completion of the U.S. Offer, if we cause Syngenta to de-list its ADSs from the NYSE and to deregister its ADSs as described above, if permitted under applicable law and the terms of the ADS Deposit Agreement, we intend to cause Syngenta to terminate its agreement with the ADS Depositary, pursuant to which the ADS Depositary maintains an ADS facility for the Common Shares. When and if the ADS Deposit

Agreement is terminated, holders of ADSs will only have the right to receive Common Shares underlying ADSs upon surrender of ADSs and payment of applicable fees to the ADS Depositary. One (1) year or more after the termination date, the ADS Depositary may sell the remaining deposited Common Shares and hold the proceeds of such sale for the benefit of holders of ADSs that have not been surrendered. The absence of an active trading market in ADSs and an ADS facility would impede the transfer of your ADSs and reduce the liquidity and market value of both your ADSs and their underlying Common Shares.

Margin Securities

The ADSs are currently “margin securities” under the Regulations of the Board of Governors of the U.S. Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If registration of the ADSs under the Exchange Act is terminated and, consequently, there is no liquid market for the ADSs, the ADSs may no longer constitute margin securities under the regulations of the Federal Reserve Board. As such, the ADSs could no longer be used as collateral for loans made by brokers.

9.	Certain Information Concerning Syngenta

Except as specifically set forth herein, the information concerning Syngenta contained in this U.S. Offer to Purchase has been furnished by or is based upon information furnished by Syngenta or its representatives, or upon publicly available documents and records available from the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the 2015 Annual Report, and its other public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although we do not have any knowledge that would indicate that any statements contained herein based on such documents, records and public sources are untrue, we do not take any responsibility for the accuracy or completeness of the information contained in such documents, records and public sources, or for any failure by Syngenta to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

The audited consolidated financial statements of Syngenta for the financial years ended December 31, 2014 and December 31, 2015 are incorporated by reference to Item 18 of the 2015 Annual Report.

General

Syngenta, a corporation (Aktiengesellschaft) organized under the laws of Switzerland, was created in 2000 by Novartis and AstraZeneca through an agreement to spin off and merge the Novartis agribusiness and the Zeneca agrochemicals business to create a dedicated agribusiness company whose shares were then the subject of a global offering. Syngenta’s principal executive offices are located at Schwarzwaldallee 215, 4058 Basel, Switzerland, and its telephone number is +41 61 323 1111.

As of the close of business on March 4, 2016, the last practicable date before publication of the Swiss Offer Prospectus, Syngenta had 92,945,649 registered Common Shares issued, of which (i) 5,491,196 were represented by 27,455,980 issued and outstanding ADSs and (ii) 1,035,653 were held by Syngenta or its subsidiaries. As of the close of business on March 18, 2016, the most recent practicable date before publication of this U.S. Offer to Purchase, Syngenta had 92,945,649 registered Common Shares issued, of which (i) 5,631,996 were represented by 28,159,980 issued and outstanding ADSs and (ii) 1,035,653 were held by Syngenta or its subsidiaries. The principal trading market for the Common Shares is the SIX under the ticker symbol “SYNN” and the ADSs trade on the NYSE under the ticker symbol “SYT”.

Syngenta is a world leading agribusiness operating in the Crop Protection and Seeds business, which is involved in the discovery, development, manufacture and marketing of a range of products designed to improve crop yields and food quality, and in the Lawn and Garden business, which provides professional growers and consumers with flowers, turf and landscape, and professional pest management products. Syngenta’s business is divided into five reporting segments: the four geographic regions, Europe, Africa and Middle East, North America, Latin America and Asia Pacific, comprising the integrated Crop Protection and Seeds business; and the global Lawn and Garden business.

Where You Can Find Additional Information

Syngenta is subject to the informational reporting requirements of the Exchange Act. Accordingly, Syngenta will file reports, including annual reports on Form 20-F and periodic reports on Form 6-K, and other information with the SEC. In connection with the Offers, additional filings will be required of Syngenta, including a Solicitation/Recommendation Statement on Schedule 14D-9. Such reports and other information may be inspected without charge, and copies thereof may be obtained at prescribed rates from, the public reference room of the SEC’s principal office at 100 F Street, N.E., Washington, DC 20549, United States. The public may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. In addition, such reports and other information Syngenta files with the SEC are available on the website maintained by it at http://www.sec.gov. Copies of reports and other information concerning Syngenta are also available for inspection at the offices of the NYSE, 11 Wall Street, New York, NY 10005, United States.

You may also find additional information regarding Syngenta on its website at http://www.syngenta.com or the website of the SIX, the principal trading market for Common Shares, at http://www.six-swiss-exchange.com/index.html. The information on http://www.syngenta.com or http://www.six-swiss-exchange.com/index.html is not a part of this U.S. Offer to Purchase and is not incorporated by reference herein.

10.	Certain Information Concerning ChemChina and Purchaser

General

ChemChina is a state-owned enterprise organized under the laws of the People’s Republic of China (“China”). The investor rights in ChemChina are exercised by the State-Owned Assets Supervision and Administration Commission. ChemChina’s principal executive offices are located at No. 62 Beisihuanxilu, Haidian District, Beijing, China 100080, and its telephone number is +86-10-82677996.

ChemChina is China’s largest chemical company. For the year ended December 31, 2015, ChemChina generated aggregate revenues of U.S. $45 billion from its six business sectors: advanced chemical materials and specialty chemicals, basic chemicals, oil processing, agrochemicals, tire & rubber products and chemical equipment. ChemChina has production and research and development facilities in 150 countries and regions across the world.

Purchaser is a private company with limited liability (Besloten Vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, with principal executive offices at De Boelelaan 7, 1083 HJ Amsterdam, the Netherlands. The telephone number of Purchaser’s principal executive offices is +86-10-82677515. Purchaser is an indirect wholly-owned subsidiary of ChemChina. Purchaser was organized in connection with the Transaction Agreement to conduct the Offers and has not conducted any activities or business other than activities in connection with the Offers and the transaction contemplated by the Transaction Agreement.

Purchaser is a wholly-owned subsidiary of CNAC Century (Lux) S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg (“LuxCo”) with principal executive offices at 5, rue Guillaume Kroll, L-1882 Luxembourg, which is in turn a wholly-owned subsidiary of CNAC Saturn (HK) Company Limited, a company organized under the laws of Hong Kong (“HK HoldCo 1”), which is in turn a wholly-owned subsidiary of CNAC Century (HK) Company Limited, a company organized under the laws of Hong Kong (“HK HoldCo 2”), which is in turn a wholly-owned subsidiary of CNAC (HK) Investment Company Limited, a company organized under the laws of Hong Kong (“HK HoldCo 3”), which is in turn a wholly-owned subsidiary of CNAC (HK) Holdings Company Limited, a company organized under the laws of Hong Kong (“HK HoldCo 4”, and collectively with HK HoldCo 1, HK HoldCo 2 and HK HoldCo 3, the “HK HoldCos”), which is in turn a wholly-owned subsidiary of CNAC, a company organized under the laws of China with principal executive offices at No. 62 Beisihuanxilu, Haidian District, Beijing, China 100080, which is in turn a wholly-owned subsidiary of ChemChina. The principal executive offices of each of the HK HoldCos is at 17/F, Shing Lee Commercial Building, 6-12 Wing Kut Street, Central, Hong Kong. CNAC mainly engages in the management and operation of the agrochemical business of ChemChina and is the largest pesticide production and sales corporation in China and the fifth largest in the world. LuxCo and the HK HoldCos were organized in connection with the Transaction Agreement to conduct the Offers and have not conducted any activities or business other than activities in connection with the Offers and the transaction contemplated by the Transaction Agreement.

The name, business address, present principal occupation or employment, material occupations, positions, offices or employment during the past five (5) years and citizenship of each director and executive officer of ChemChina and Purchaser are set forth on Schedule A and Schedule B, respectively, to this U.S. Offer to Purchase.

To the best knowledge of Purchaser and ChemChina, none of Purchaser, LuxCo, the HK HoldCos, CNAC, ChemChina or any of the persons listed in Schedule A or Schedule B to this U.S. Offer to Purchase has been (i) convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding during the past five (5) years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this U.S. Offer to Purchase, to the best knowledge of Purchaser and ChemChina, none of Purchaser, LuxCo, the HK HoldCos, CNAC, ChemChina or any of the persons listed in Schedule A or Schedule B to this U.S. Offer to Purchase or any associate or majority-owned subsidiary of Purchaser, LuxCo, the HK HoldCos, CNAC, ChemChina or any of the persons so listed (i) beneficially owns or has a right to acquire any Common Shares or ADSs or (ii) has effected any transaction in Common Shares or ADSs during the past sixty (60) days.

Except as set forth elsewhere in this U.S. Offer to Purchase, during the past two (2) years, to the best knowledge of Purchaser and ChemChina, (i) there have been no transactions between Purchaser, LuxCo, the HK HoldCos, CNAC, ChemChina or any of the persons listed in Schedule A or Schedule B to this U.S. Offer to Purchase, on the one hand, and Syngenta or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations applicable to this U.S. Offer to Purchase and (ii) none of Purchaser or ChemChina or their respective subsidiaries, LuxCo, the HK HoldCos, CNAC, or any of the persons listed on Schedule A or Schedule B to this U.S. Offer to Purchase has engaged in any negotiations, transactions or material contacts with Syngenta or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

We do not believe the financial condition of Purchaser or ChemChina is relevant to your decision whether to tender your Common Shares or ADSs and accept the U.S. Offer because (i) the consideration for Common Shares and ADSs in the Offers is payable solely in cash, (ii) the Offers are for 100% of the outstanding Common Shares and ADSs and (iii) the consummation of the Offers is not subject to any financing condition.

Where You Can Find Additional Information

Information about ChemChina is publicly available on ChemChina’s website at http://www.chemchina.com/en/index.htm. You may also contact the U.S. Information Agent at the address and telephone number set forth on the back cover of this U.S. Offer to Purchase. The information on http://www.chemchina.com/en/index.htm is not a part of this U.S. Offer to Purchase and is not incorporated by reference herein.

In connection with the U.S. Offer, ChemChina and Purchaser have filed with the SEC the Schedule TO. Such statement and certain other information may be inspected without charge, and copies thereof may be obtained at prescribed rates from, the public reference room of the SEC’s principal office at 100 F Street, N.E., Washington, DC 20549, United States. The public may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. In addition, such statement and certain other information ChemChina and/or Purchaser files with the SEC will be available on the website maintained by it at http://www.sec.gov.

11.	Source and Amount of Funds

Assuming that all outstanding Common Shares and ADSs of Syngenta are tendered into the Offers, the aggregate purchase price payable by Purchaser upon the consummation of the Offers would be approximately U.S. $43 billion, including related transaction fees, costs and expenses. ChemChina and Purchaser intend to finance the Offers with funds borrowed through the credit facilities described below. The Offers are not subject to a financing condition.

Purchaser Facilities Agreement

On March 7, 2016, Purchaser as borrower entered into a facilities agreement with, among others, HSBC Bank plc, as facility agent, HSBC Corporate Trustee Company (UK) Limited, as security agent (the “Purchaser Facilities Security Agent”), HSBC Bank plc, as global co-ordinator and Credit Suisse AG, Credit Suisse AG, London Branch, HSBC Bank plc, The Hongkong and Shanghai Banking Corporation Limited, Coöperatieve Rabobank U.A., trading as Rabobank London, Coöperatieve Rabobank U.A., Hong Kong Branch, UniCredit Bank AG and UniCredit S.p.A., as mandated lead arrangers (the “Purchaser Facilities Agreement”). The Purchaser Facilities Agreement provides for two term facilities in an aggregate amount of U.S. $5,000,000,000 (“Purchaser Term Facility A”) and U.S. $10,000,000,000 (“Purchaser Term Facility B” and together with Purchaser Term Facility A, the “Purchaser Term Facilities”), respectively, to be made available to Purchaser for the purposes of financing the acquisition of the Common Shares and ADSs pursuant to the Offers. The Purchaser Facilities Agreement also provides for a revolving facility in an aggregate amount of U.S. $200,000,000 (the “Purchaser Revolving Facility”) to be made available (upon satisfaction of the Ratings Condition (as defined below)) to Purchaser to pay interest and fees accrued under the Purchaser Facilities Agreement and its reasonable operating and administration costs. The Purchaser Term Facilities and the Purchaser Revolving Facility may be drawn in multiple borrowings in U.S. dollars.

The Purchaser Facilities Agreement is guaranteed by Purchaser and LuxCo, the sole shareholder of Purchaser. To the extent permissible under applicable law and subject to certain limitations and exceptions, Syngenta and certain of its subsidiaries will accede to the Purchaser Facilities Agreement as additional guarantors at a later date. As security for the obligations under the Purchaser Facilities Agreement, Purchaser will grant first ranking security over the shares in Syngenta and certain of Purchaser’s bank accounts, and LuxCo will grant security over the shares in Purchaser, in each case to the Purchaser Facilities Security Agent (for the benefit of the finance parties).

Borrowings under the Purchaser Term Facilities and the Purchaser Revolving Facility incur interest at a rate of LIBOR plus a margin. The margin is determined by reference to (a) the period of time from and including February 2, 2016 and (b) the long term credit rating of Purchaser, in accordance with the table below:

Months from February 2, 2016/Rating	Purchaser Term Facilities				Purchaser Revolving Facility
	Less than or equal to 12 Months	More than 12 Months but less than or equal to 18 Months	More than 18 Months but less than or equal to 24 Months	More than 24 Months
BBB/Baa2 or higher	100	125	200	275	75
BBB-/Baa3	125	150	225	300	100
BB+/Ba1	275	300	400	525	250
BB/Ba2	325	350	450	575	300
BB-/Ba3 or lower	425	450	550	675	400

Purchaser Term Facility A matures on the earlier of the date falling six (6) months after the date on which payments required to be made by or on behalf of Purchaser to accepting shareholders to settle acceptances of the Offers fall due (the “Initial Closing Date”) (subject to an extension option of 6 months) and 24 months after the date of the Purchaser Facilities Agreement (being March 7, 2018). Purchaser Term Facility B matures on the earlier of the date falling twelve (12) months after the Initial Closing Date (subject to an extension option of 6 months which, if exercised, also extends the maturity of the Purchaser Revolving Facility) and 30 months after the date of the Purchaser Facilities Agreement (being September 7, 2018). Purchaser Term Facility A and Purchaser Term Facility B are repayable in full on their respective maturity dates. Purchaser is required to prepay the Purchaser Term Facilities in certain circumstances, including in the event of a change of control of ChemChina, LuxCo, Purchaser or Syngenta or a flotation by any obligor, Syngenta or its subsidiaries.

Purchaser and LuxCo are subject to affirmative and negative covenants that affect their (and their subsidiaries’) ability, among other things, to borrow money, incur liens, dispose of assets and make acquisitions. If Purchaser Term Facility A has been cancelled in full and the long term credit rating of Purchaser by any two of Moody’s Investors Services Limited (“Moody’s”), Standard & Poor’s Ratings Services (“S&P”) and Fitch Ratings Ltd is equal to or higher than BBB- or Baa3 (the “Ratings Condition”), certain restrictions cease to apply.

Purchaser is required to adhere or procure adherence (as applicable) to certain financial covenants, including:

•	maximum consolidated total net debt to consolidated EBITDA ratio of 4.5:1 if the Ratings Condition is satisfied and ranging between 7.00:1 and 4.5:1 for each testing period if the Ratings Condition is not satisfied;

•	maximum consolidated total debt to consolidated EBITDA ratio (for Syngenta and its subsidiaries) of 2.00:1 if the Ratings Condition is not satisfied;

•	minimum interest cover ratio (the ratio of consolidated EBITDA to finance charges) of 2.50:1 if the Ratings Condition is not satisfied; and

•	minimum Purchaser cash interest cover ratio (the ratio of cash distributions received by Purchaser to Purchaser finance charges) of 1.375:1.

Events of default under the Purchaser Facilities Agreement include, among other things, payment and covenant breaches, cross default, insolvency, unlawfulness and material adverse change.

First utilization of the Purchaser Term Facilities under the Purchaser Facilities Agreement is conditional upon, among other things:

•	the execution and/or delivery of definitive financing, transaction and security documentation;

•	receipt of a certificate by Purchaser confirming that the Offers have become unconditional (other than payment of the purchase price); and

•	the deposit of specified cash collateral in a debt service reserve account subject to security in favor of the Purchaser Facilities Security Agent (on behalf of the finance parties) (unless the Ratings Condition is satisfied).

The foregoing summary of the Purchaser Facilities Agreement is qualified in its entirety by reference to the complete text of the Purchaser Facilities Agreement, a copy of which is filed as Exhibit (b)(1) to the Schedule TO and incorporated herein by reference. The Purchaser Facilities Agreement should be read in its entirety for a more complete description of the matters summarized above.

A separate U.S. $5,000,000,000 facilities agreement will be made available to, among others, Purchaser, Syngenta and certain wholly-owned subsidiaries of Syngenta to refinance certain existing indebtedness of Syngenta (including Syngenta’s revolving credit facility).

Citic Facility Agreement

On March 8, 2016, CNAC Century (HK) Company Limited, a wholly-owned indirect subsidiary of ChemChina (the “Holdco Borrower”), as borrower, entered into a senior-secured facility agreement (the “Citic Facility Agreement”) with China Citic Bank Corporation Limited as lender (“Citic”). The Citic Facility Agreement provides for the creation of a term loan facility in an aggregate amount of U.S. $30,000,000,000 (the “Citic Term Facility”) to be made available to the Holdco Borrower for the purposes of financing the acquisition of the Common Shares and ADSs of Syngenta pursuant to the Offers. The Citic Term Facility may be drawn in multiple borrowings in U.S. dollars only.

The Citic Term Facility is guaranteed by ChemChina and CNAC. Additionally, as security for the obligations under the Citic Facility Agreement, CNAC has granted to Citic a first-priority security interest in the shares of CNAC (HK) Holdings Company Limited that it owns from time to time, CNAC (HK) Holdings Company Limited has granted to Citic a first-priority security interest in the shares of CNAC (HK) Investment Company Limited that it owns from time to time, CNAC (HK) Investment Company Limited has granted to Citic a first-priority security interest in the shares of the Holdco Borrower that it owns from time to time and the Holdco Borrower has granted to Citic a first-priority security interest in the shares of CNAC Saturn (HK) Company Limited (together with CNAC (HK) Holdings Company Limited and CNAC (HK) Investment Company Limited, “Hong Kong Intermediate Holding Companies”) that it owns from time to time.

Borrowings under the Citic Term Facility bear interest at the rate of LIBOR plus initially, 300 basis points per annum (which will be increased to 500 basis points per annum if the Citic Term Facility is not repaid within seven years after the date of the Citic Facility Agreement). In the event that the Holdco Borrower fails to pay any amount payable under the Citic Facility Agreement, such overdue amount shall bear interest at the rate which is 100 basis points higher than the interest rate then payable on the borrowings under the Citic Term Facility during the period of such non-payment.

The Citic Term Facility matures on the seventh anniversary of the date of the Citic Facility Agreement (which date may be extended by an additional three years at Citic’s sole discretion), though the Holdco Borrower is required to repay a portion of the borrowings in semi-annual instalments commencing on the date that is 30 months after the date of the Citic Facility Agreement. Subject to certain exceptions, the Holdco Borrower is also required to prepay outstanding amounts under the Citic Term Facility upon the occurrence of a change of control of the Holdco Borrower (and/or Purchaser) and to prepay the principal under the Citic Term Facility with proceeds from issuances of additional equity interests, disposals of shares in Syngenta and debt issuances.

The Holdco Borrower is required to maintain a minimum debt service coverage ratio determined based on the ratio of its consolidated EBITDA to consolidated finance charges. The Holdco Borrower is subject to additional affirmative and negative covenants that affect its ability (and the ability of ChemChina, CNAC, each Hong Kong Intermediate Holding Company and certain material subsidiaries of ChemChina), among other things, to borrow money, incur liens, provide loans or guarantees, dispose of assets, make acquisitions and make distributions. Events of default under the Citic Facility Agreement include, among other things, non-payment, misrepresentation, breach of covenants, insolvency of ChemChina, CNAC, a Hong Kong Intermediate Holding Company, the Holdco Borrower or ChemChina’s certain material subsidiaries, cross default and any material adverse change.

The initial drawing under the Citic Term Facility is conditioned upon, among other things:

•	the execution and/or delivery of definitive financing and security documentation;

•	receipt of a certificate of the Holdco Borrower confirming that the Offers have become unconditional and that the Holdco Borrower has paid up share capital of not less than HK$1,000,000; and

•	the provision of certain audited and unaudited financial statements of ChemChina and CNAC.

The foregoing summary of the Citic Facility Agreement is qualified in its entirety by reference to the complete text of the Citic Facility Agreement, a copy of which is filed as Exhibit (b)(2) to the Schedule TO and incorporated herein by reference. The Citic Facility Agreement should be read in its entirety for a more complete description of the matters summarized above.

While the purchase price for tendered Common Shares and ADSs is fully financed by the Purchaser Facilities Agreement and the Citic Facility Agreement, Purchaser envisages that all or parts of the Purchaser Facilities Agreement and/or the Citic Facility Agreement may be replaced by equity funds from third party partners to be contributed into ChemChina or one or several of its subsidiaries, or by other means of financing.

12.	Background of the Offers

On May 8, 2015, Syngenta publicly acknowledged having received and rejected an acquisition proposal from Monsanto Company (“Monsanto”), at a value of CHF 449 per Common Share (to be paid approximately 45% in cash and 55% in common stock of the combined company). According to the announcement, the Syngenta Board rejected the Monsanto proposal principally because it undervalued Syngenta and because the Syngenta Board believed that the offer faced unacceptable execution and completion risks that were not adequately addressed or mitigated by the terms of the Monsanto proposal.

Also on May 8, 2015, Jianxin Ren, the Chairman of ChemChina, contacted Michael Mack, the Chief Executive Officer and Executive Director of Syngenta at that time, to express Mr. Ren’s interest in discussing possible strategic alternatives between ChemChina and Syngenta.

On May 10, 2015, Mr. Mack contacted Mr. Ren to inform him that Syngenta was not interested in exploring possible strategic alternatives with ChemChina at that time.

On June 1, 2015, Mr. Ren again contacted Mr. Mack. In that communication, Mr. Ren made an informal offer for Syngenta, at an all-cash price per Common Share close to what had been proposed by Monsanto.

On June 4, 2015, Mr. Mack informed Mr. Ren that Syngenta was not for sale, and hence not interested in pursuing a transaction with ChemChina at that time.

On June 8, 2015, Syngenta publicly announced that on June 6, 2015, the Syngenta Board received a second letter from Monsanto in which Monsanto reaffirmed its proposal to purchase Syngenta for CHF 449 per Common Share (to be paid approximately 45% in cash and 55% in common stock of the combined company). Syngenta concluded that the proposal was substantially identical to the prior one (with the only change being a proposed regulatory reverse termination fee), and rejected such proposal.

In mid-June 2015, Mr. Ren contacted representatives of UBS AG (“UBS”), a financial advisor to Syngenta, to express ChemChina’s continued interest in pursuing a strategic transaction with Syngenta.

On June 25, 2015, Mr. Mack contacted Mr. Ren to invite Mr. Ren to Zurich, Switzerland to meet with Mr. Mack and Mr. Demaré. Messrs. Mack, Demaré and Ren agreed to hold this meeting on July 7, 2015, and offered that, during the course of this meeting, Mr. Ren would have the opportunity to visit Syngenta’s research and development center in Stein, Switzerland.

On July 7, 2015, Messrs. Mack and Demaré met with Mr. Ren and Xiaobao Lu, a Vice President of ChemChina, in Zurich, Switzerland and discussed possible financial terms of a proposal by ChemChina to acquire Syngenta. During those discussions, Mr. Ren expressed his interest in making an all-cash offer for Syngenta at a discount to the offer made by Monsanto, which Mr. Ren believed would nevertheless be more attractive to Syngenta than the Monsanto offer because of the certainty inherent in an all-cash offer.

On July 26, 2015, Mr. Ren contacted Mr. Demaré to express ChemChina’s continued interest in exploring potential strategic alternatives with Syngenta, and emphasized ChemChina’s intention to maintain Syngenta’s core identity. Mr. Demaré answered on July 27, conveying that the price indication was not sufficient to encourage the Syngenta Board to consider selling the company.

On August 4, 2015, a representative of J.P. Morgan Limited (“J.P. Morgan”), a financial advisor to Syngenta, and Ze’ev Goldberg, a private advisor to ChemChina, had a telephone conversation regarding valuation and structure of a potential strategic transaction between ChemChina and Syngenta.

On August 8, 2015, Mr. Goldberg contacted representatives of J.P. Morgan to inform J.P. Morgan that ChemChina would be sending to Syngenta a written indication of interest regarding a potential acquisition by ChemChina of Syngenta.

On August 10, 2015, ChemChina sent the Syngenta Board a letter containing two alternative proposals for an acquisition of Syngenta by ChemChina. The first proposal was an offer to acquire 66.7% of the Common Shares for a cash payment of CHF 449 per Common Share, with the remaining Common Shares to remain publicly traded subject to a put option exercisable by the holders of such shares three years following the closing of the acquisition at a price of CHF 449 per Common Share. The second proposal was an offer to acquire 100% of the Common Shares for CHF 449 per Common Share in an all-cash transaction.

On August 17, 2015, Mr. Ren contacted Mr. Demaré to confirm the non-binding indication of interest as set forth in the August 10, 2015 proposal letter, and to further discuss the benefits of ChemChina’s proposals.

On August 26, 2015, Monsanto issued a press release stating that it was “no longer pursuing [its] current proposal for [a] Syngenta combination.”

On September 2, 2015, Mr. Ren received a letter from Mr. Demaré informing him of the decision of the Syngenta Board, made at a telephonic meeting held on August 24, 2015, to reject ChemChina’s proposals. The letter indicated that the Syngenta Board was convinced of the value of its stand-alone strategy, possibly reinforced by some strategic partnerships and equity participations. The letter stated that the Syngenta Board was open to discussing these potential partnership ideas with ChemChina at any time.

On September 6, 2015, Mr. Ren sent a letter to Mr. Demaré inviting him and Mr. Mack to a meeting in Beijing, China to further discuss the terms of ChemChina’s August 10, 2015 proposals. In the letter, Mr. Ren emphasized that ChemChina had sufficient financing available for both of its alternative proposals.

On September 18, 2015, Messrs. Mack, Demaré, Ren, Lu, Hongbo Chen, Chief Strategy Officer of CNAC, and Pierre Cohadon, Syngenta’s Country Head in China, met in Beijing, China to further discuss the terms of ChemChina’s August 10, 2015 proposals. Mr. Ren reiterated ChemChina’s non-binding proposals to acquire Syngenta on the same terms as presented on August 10, 2015. Mr. Demaré agreed to have Syngenta’s financial advisors meet with ChemChina’s financial advisors to further understand all the aspects of the proposals, but reiterated his belief that the proposals would not be judged sufficient by the Syngenta Board to consider a sale. Nevertheless, Mr. Demaré agreed to again discuss ChemChina’s proposals with the Syngenta Board at the Syngenta Board’s regularly scheduled October meeting.

On September 21, 2015, Mr. Ren contacted Mr. Demaré to again reiterate the terms of the August 10, 2015 proposals and to confirm that ChemChina was not able to offer a higher price.

On October 19, 2015, Mr. Ren contacted Mr. Demaré in advance of Syngenta Board’s October meeting to reconfirm the terms of the August 10, 2015 proposals.

On October 21, 2015, Syngenta announced Mr. Mack’s resignation as Chief Executive Officer and as an Executive Director, and the appointment of John Ramsay, Syngenta’s Chief Financial Officer, as Interim Chief Executive Officer until the appointment of a new Chief Executive Officer.

On October 21, 2015, Mr. Demaré informed Mr. Ren by telephone of Mr. Mack’s pending departure from Syngenta. Mr. Ren confirmed that Mr. Mack’s departure would not alter the terms of the August 10, 2015 proposals or ChemChina’s interest in pursuing an acquisition of Syngenta.

On October 22, 2015, Mr. Demaré communicated to Mr. Ren the Syngenta Board’s decision that Syngenta should continue discussions with ChemChina to explore whether ChemChina would be able to identify additional areas of value within Syngenta, and in turn, increase the value ChemChina would propose to offer to Syngenta and its shareholders. Mr. Demaré also proposed that the Syngenta’s financial advisors meet with ChemChina’s financial advisors to discuss these matters.

On November 6, 2015, Mr. Ren communicated to Mr. Demaré that the parties’ financial advisors were not able to reach agreement on valuation during their discussions and requested to meet with Mr. Demaré and Mr. Ramsay, which request was accepted by Messrs. Demaré and Ramsay.

On November 24, 2015, Messrs. Demaré, Ramsay, Ren, Lu and Chen met in Zurich, Switzerland to discuss ChemChina’s proposals to acquire Syngenta. At the meeting, the parties discussed, among other items, valuation, synergies that could be realized by a combination of ChemChina and Syngenta, the structure of the transaction, post-closing governance arrangements, financing certainty and regulatory approvals.

On December 3, 2015, Messrs. Demaré, Ramsay and Ren had a telephonic meeting to further discuss the terms of ChemChina’s proposals. At the meeting, Mr. Ren informed Messrs. Demaré and Ramsay that ChemChina was revising its proposal alternatives as follows: (i) with respect to ChemChina’s offer to acquire 66.7% of the Common Shares, ChemChina proposed to increase the purchase price to CHF 460 in cash per Common Share, but ChemChina removed the originally proposed three-year put option at CHF 449 per Common Share and (ii) with respect to ChemChina’s all-cash offer to acquire 100% of the Common Shares, ChemChina’s offer was remaining at CHF 449 in cash per Common Share. Messrs. Demaré and Ramsay agreed to discuss these revised proposals with the Syngenta Board.

On December 10, 2015, Messrs. Demaré and Ramsay had a telephonic conference with Mr. Ren to inform him that at a regularly scheduled meeting held on December 8, 2015 and December 9, 2015, the Syngenta Board concluded not to accept ChemChina’s December 3, 2015 proposals and that a further increase in value would be required.

On December 11, 2015, Mr. Ren sent a communication to Mr. Demaré containing a non-binding indication of interest for two alternative proposals for an acquisition by ChemChina of Syngenta. The first proposal was an offer to acquire 66.7% of the Common Shares for a cash payment of CHF 465 per Common Share, with the remaining Common Shares to remain publicly traded without the put option that was included in ChemChina’s August 10, 2015 proposal. The second proposal was an offer to acquire 100% of the Common Shares for CHF 460 per Common Share in an all-cash transaction.

On December 12, 2015, Mr. Ren received Mr. Demaré’s response in writing informing him that Syngenta would require a purchase price of CHF 475 in order to commence due diligence and negotiations regarding ChemChina’s proposals.

On December 15, 2015, Messrs. Demaré, Ramsay and Ren had a telephonic meeting to further discuss ChemChina’s proposals. The principals reached a non-binding agreement in principle, subject to final approval by their respective boards of directors, on a proposal by ChemChina to acquire 100% of the Common Shares for CHF 465 in cash per Common Share, plus a special dividend of CHF 5 to be paid to Syngenta’s shareholders in connection with the closing of the transaction, or, in the alternative, to acquire 66.7% of the Common Shares for CHF 470 in cash, with the remaining Common Shares to remain publicly traded subject to a put option exercisable by the holders of such shares three years following the closing of the acquisition at a price of CHF 470 per Common Share, plus a special dividend of CHF 5 to be paid to Syngenta’s shareholders in connection with the closing of the transaction. In either scenario, the parties agreed that the CHF 5 special dividend would be in addition to Syngenta’s regular dividend of CHF 11 in respect of calendar year 2015, which would be paid during the pendency of the offer (in each case without reduction of the offer price for the dividend).

On December 17, 2015, Mr. Ren received a call from Messrs. Demaré and Ramsay and a communication from Mr. Demaré conveying the message of the Syngenta Board to request a firm offer from ChemChina setting forth the economic terms in ChemChina’s December 15, 2015 proposals, as well as certain other terms with respect to the transaction, including offer conditions, financing commitments, ChemChina’s proposed undertakings with respect to obtaining regulatory approvals, due diligence requirements and commitments to maintain Syngenta’s business practices, reputation and investment in its research and business following the transaction.

In the second half of December 2015, Messrs. Ren, Demaré and Ramsay had numerous oral and written communications regarding the content of the revised proposal letters that ChemChina was preparing. In these communications, Mr. Demaré emphasized the importance of certain transaction terms, including, among others, ChemChina’s proposed undertakings with respect to obtaining regulatory approvals, including related termination fees, as well as commitments by ChemChina to put in place a robust governance system and maintain Syngenta’s business practices, reputation and investment in its research and business following the transaction.

On December 31, 2015, Mr. Ren delivered to Mr. Demaré two non-binding offer letters, each letter enumerating one of the December 15, 2015 proposals and setting forth certain other terms with respect to the transaction, including, among other terms, certain post-closing governance arrangements, ChemChina’s financing commitments and ChemChina’s proposed undertakings with respect to obtaining regulatory approvals. These undertakings included a reverse termination fee related to antitrust approvals (in the amount of U.S. $750 million for the proposal for acquiring 66.7% of the Common Shares, or in the amount of U.S. $1.1 billion, for the proposal for acquiring 100% of the Common Shares) if ChemChina would be unable to obtain the applicable regulatory approvals.

On January 3, 2016, Mr. Ren received a communication from Mr. Demaré in response to the two non-binding offer letters, in which Mr. Demaré emphasized that certain of the terms set forth in the letters were unacceptable, including the amount of the reverse termination fee, the sufficiency of the financing commitments, certain governance aspects and the scope of ChemChina’s proposed due diligence, and informed Mr. Ren that he had called an extraordinary meeting of the Syngenta Board for January 11, 2016, at which meeting ChemChina’s non-binding offer letters would be reviewed and discussed.

Over the course of the week of January 4, 2016, Messrs. Demaré, Ramsay and Ren continued communications to discuss the non-binding offer letters and further negotiated the open points.

On January 9, 2016, ChemChina sent revised non-binding offer letters to Mr. Demaré addressing some of the concerns raised by Mr. Demaré in his January 3, 2016 communication.

On January 10, 2016, Syngenta and ChemChina entered into a confidentiality and standstill agreement in order to facilitate ChemChina’s due diligence investigation and the management presentations, if and when approved by the Syngenta Board.

On January 12, 2016, Messrs. Demaré and Ramsay called Mr. Ren to inform him of the Syngenta Board’s conclusion, made during its January 11, 2016 extraordinary meeting, that the proposal by ChemChina to acquire 100% of the Common Shares was superior and less complex than ChemChina’s proposal to acquire 66.7% of the Common Shares and that it would be appropriate for Syngenta’s management to continue negotiations with ChemChina regarding a potential strategic transaction and that the Syngenta Board authorized the commencement of ChemChina’s due diligence investigation.

On January 14, 2016 and January 15, 2016, Mr. Demaré, Mr. Ramsay and members of the Syngenta’s management and representatives of Syngenta’s advisors met with members of ChemChina’s management and representatives of its advisors and financing partners in Beijing, China. At the meetings, Syngenta’s management gave presentations regarding Syngenta’s strategy, financial condition, research and development, business and operations.

On January 16, 2016, Homburger AG, Swiss counsel to ChemChina, sent an initial draft of the Transaction Agreement to Bär & Karrer, Swiss counsel to Syngenta.

From January 12, 2016 to February 2, 2016, Syngenta, ChemChina and their representatives engaged in negotiations concerning the terms of the proposed transaction, including, among other terms, the closing conditions with respect to the transaction, the terms and commitments associated with required regulatory approvals, the amount of and trigger for the reverse termination fee payable in the event that ChemChina is not able to obtain certain of the required regulatory approvals, the terms of the no-shop clause, the amount of and trigger for the termination fee payable by Syngenta in the event Syngenta, among other things, accepted or recommended a superior proposal, Syngenta’s ability to pay its regular dividend in respect of calendar year 2016, and the scope and terms of certain post-closing governance arrangements.

On January 28, 2016, ChemChina’s advisors informed Syngenta that ChemChina desired to make its offer in U.S. dollars instead of CHF due to the currency and terms of its financing and the potential lack of liquidity in the foreign exchange market for such amounts. Mr. Demaré informed Mr. Ren of Syngenta’s preference to have a CHF offer, especially for the Swiss retail shareholders.

On January 30, 2016, Mr. Demaré communicated with Mr. Ren by email informing him of Syngenta’s proposed positions on the remaining material open issues with respect to the transaction, including, among others, the change of the currency of the offer into U.S. dollars, the thresholds for certain closing conditions regarding regulatory approval, the amount of and the triggers for the reverse termination fee with respect to a failure to obtain regulatory approval (for which Syngenta proposed U.S. $3 billion), Syngenta’s ability to pay its regular dividend in respect of calendar year 2016, and certain post-closing governance items.

On January 31, 2016, Messrs. Ren, Demaré and Ramsay had a telephonic conversation regarding Mr. Demaré’s January 30, 2016 communication. In the course of the conversation, Mr. Ren agreed to Syngenta’s positions on the majority of the remaining issues, including accepting that ChemChina would pay a termination fee of U.S. $3 billion if ChemChina fails to obtain the required antitrust or certain non-antitrust related Chinese approvals (but not the approval of Committee on Foreign Investment in the United States (“CFIUS”) or other foreign investment control authorities) for the transaction, and agreeing to a strong contractual undertaking on regulatory (including CFIUS) approvals. With respect to the currency of the offer, Syngenta agreed to accept that the offer currency would be in U.S. dollars, based on a conversion rate of 1:1 (meaning that the CHF 465 per Common Share would be converted to U.S. $465 per Common Share; and that the U.S. $465 per Common Share plus the CHF 5 dividend per Common Share would provide a value of CHF 480 per Common Share at then-current exchange rates). In addition, in order to treat institutional and Swiss retail shareholders as equally as possible, as part of that agreement, ChemChina agreed to implement, at ChemChina’s expense, a currency conversion facility (from U.S. dollars to CHF) for Syngenta’s Swiss retail shareholders.

In the evening of February 2, 2016, Mr. Ren and representatives of ChemChina’s management met with the Syngenta Board and Syngenta’s executive committee and executed the Transaction Agreement.

On February 3, 2016, ChemChina and Syngenta each issued a press release announcing the transaction.

13.	Purpose of the Offers; Plans for Syngenta

Purpose of the Offers

The purpose of the Offers is for ChemChina, through Purchaser, to acquire control of, and up to 100% of the Common Shares and ADSs of, Syngenta, while allowing Syngenta’s shareholders an opportunity to receive the purchase price for the Common Shares and/or ADSs, as applicable, promptly by tendering their Common Shares and/or ADSs pursuant to the Offers.

ChemChina is convinced that Syngenta, as a world leader in agrochemicals and a leading global player in seeds, is at the forefront of delivering sustainability and enhancement of food security in an increasingly interconnected global production chain and against the background of a growing world population. ChemChina believes Syngenta has attained its leading position through its commercial product offerings and portfolios of technologies, the Good Growth Plan and the Syngenta Foundation for Sustainable Agriculture. Therefore, ChemChina envisions Syngenta as a cornerstone of its agrochemical business and intends to accelerate the implementation of Syngenta’s strategy. ChemChina will seek to open new markets and opportunities for Syngenta’s next phase of growth, by combining ChemChina’s and Syngenta’s attractive portfolios of technologies in China and globally, while preserving Syngenta’s operational independence as further explained below under “—Plans for Syngenta”. Also, ChemChina strongly believes that the transaction contemplated by the Offers will accelerate Syngenta’s next phase of development in China and other emerging markets, as Syngenta’s Seeds and Crop Protection products can enable local farmers around the world to make a better use of available resources to meet the growing demands of consumers globally.

If you tender all your Common Shares and ADSs in the Offers, you will cease to have any equity interest in Syngenta or any right to participate in its earnings and future growth. If you do not tender or do not tender all your Common Shares or ADSs, but the Offers are consummated, pursuant to a squeeze-out described below under “—Plans for Syngenta”, you may no longer have an equity interest in Syngenta or any right to participate in its earnings and future growth. Similarly, after tendering all your Common Shares and ADSs in the Offers or a subsequent squeeze-out, you will not bear the risk of any decrease in the value of Syngenta.

Plans for Syngenta

ChemChina and Purchaser intend that, as soon as practicable after the consummation of the Offers, depending on the acceptance rate, a squeeze-out will be carried out. In the event that ChemChina and/or its subsidiaries hold more than 98% of the voting rights in Syngenta after the Second Settlement, Purchaser intends to request the cancellation of the remaining publicly held Common Shares in accordance with Article 137 of the FMIA. The remaining minority shareholders subject to such squeeze-out action do not have appraisal rights in connection with the consideration to be paid in such squeeze-out action.

In the event that ChemChina and/or its subsidiaries hold between 90% and 98% of the voting rights in Syngenta after the Second Settlement, Purchaser intends to merge Syngenta with a Swiss company directly or indirectly controlled by ChemChina in accordance with Article 8 Paragraph 2 and Article 18 Paragraph 5 of the Swiss Merger Act, whereby the remaining public shareholders of Syngenta would be compensated (in cash or otherwise) and not receive any shares in the surviving company. A minority shareholder subject to the squeeze-out merger could seek to claim, within two (2) months of the publication of the squeeze-out merger, that the consideration offered in such squeeze-out merger is inadequate and petition a competent Swiss court to determine what consideration is adequate. The Swiss tax consequences resulting from a squeeze-out merger with cash-only consideration may be considerably worse for individuals who are resident in Switzerland for tax purposes and who hold the Common Shares as their private assets (Privatvermögen) and for non-Swiss investors as compared to the tax consequences of an acceptance of the Offers. See “The U.S. Offer—Income Tax Considerations—Swiss Income Tax Consequences of the Offer”.

In the event of either ChemChina and/or its subsidiaries obtaining more than 98% of the Common Shares or between 90% and 98% of the Common Shares, you should promptly consult your Swiss counsel regarding your rights, if any, in connection therewith.

If, after the Second Settlement, ChemChina and/or its subsidiaries hold less than 90% of the voting rights in Syngenta, ChemChina and Purchaser may consider, depending on the circumstances, purchasing additional Common Shares from remaining shareholders of Syngenta and/or combining relevant portions of their relevant businesses with Syngenta through a contribution in kind to Syngenta of assets, businesses or shareholdings in connection with a capital increase. In the event of such a transaction, the pre-emptive rights of the remaining public shareholders of Syngenta would be withdrawn and new Common Shares issued only to the contributing company. Furthermore, Purchaser may consider implementing one or several other transactions under the Swiss Merger Act.

After the consummation of the Offers, Purchaser intends to have Syngenta submit an application to the SIX for the de-listing of Common Shares in accordance with the listing rules of the SIX and for an exemption from certain disclosure and publicity obligations under the listing rules of the SIX until the date of de-listing of the Common Shares. Furthermore, Purchaser intends to de-list the ADSs from trading on the NYSE as soon as possible following the consummation of the Offers. See “The U.S. Offer—Possible Effects of the Offers on the Markets for Common Shares and ADSs.”

ChemChina and Purchaser plan to operate Syngenta as a stand-alone business unit within ChemChina’s subsidiary group. ChemChina and Purchaser intend to support Syngenta’s current operations, management and employees, including keeping Syngenta’s headquarters in Basel, Switzerland. In particular, pursuant to the Transaction Agreement, ChemChina agreed that, until the earlier of five (5) years following the First Settlement and a possible re-listing of the Common Shares, four (4) out of ten (10) members of the Syngenta Board shall be persons who have no affiliation with ChemChina and its subsidiaries, and the consent of at least two (2) of these independent directors shall be required for a change in the location of Syngenta’s headquarters, the reduction of Syngenta’s research and development budget below specified thresholds or material changes in Syngenta’s agricultural sustainability programs, the funding of the Syngenta Foundation for Sustainable Agriculture and Syngenta’s Health, Safety and Environment Policy and Standards. ChemChina and Purchaser further intend to maintain, promote and enhance Syngenta’s reputation by continuing to invest in its agricultural solutions and innovation capabilities. See “The U.S. Offer—Summary of the Transaction Agreement.”

We currently intend to re-list all or part of the Common Shares through an initial public offering in due course. We will consider the SIX as the priority listing location for such an offering, but would also discuss with the Syngenta Board, the Committee of Independent Directors (if still in place) and management the possibility of a listing or second listing at other major global markets, including Chinese capital markets, in order to maximize value for shareholders.

Except as described elsewhere in this U.S. Offer to Purchase, we have no current plans, proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Syngenta or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of Syngenta or any of its subsidiaries, (iii) any material change in Syngenta’s present dividend rate or policy, or indebtedness or capitalization, (iv) any material change in the management of Syngenta or in any material term of the employment contract of any executive officer or (v) any other material change in Syngenta’s corporate structure or business.

The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the squeeze-out or other transactions we plan to implement following the consummation of the Offers described above. ChemChina and Syngenta believe that Rule 13e-3 is not applicable because it is anticipated that (i) such squeeze-out or other transactions will be effected within one (1) year following the consummation of the Offers, (ii) in such squeeze-out or other transactions, the remaining shareholders of Syngenta are expected to receive the same price per Common Share as paid in the Offers, (iii) the Offers are being made for all outstanding Common Shares and ADSs and (iv) the intention to consummate such squeeze-out or other transactions immediately after the consummation of the Offers has been fully disclosed.

14.	Conditions to the U.S. Offer

Notwithstanding any other provision of this U.S. Offer to Purchase, Purchaser is not required to accept for payment or pay for any tendered Common Shares or ADSs, unless, at 10:00 a.m., New York City time, on the Expiration Date, the following conditions have been satisfied (or, to the extent permitted under applicable law, waived by Purchaser):

•	Purchaser shall have received valid and irrevocable acceptances for such number of Common Shares and ADSs representing, when combined with Common Shares and ADSs ChemChina and its subsidiaries will own at the end of the Main Offer Period (but not including Common Shares and ADSs held by Syngenta or any of its subsidiaries), at least 67% of all Common Shares that will be issued at the end of the Main Offer Period (the “Minimum Acceptance Rate Condition”). For purposes of this Minimum Acceptance Rate Condition, ADSs shall be deemed converted into the number of Common Shares they represent;

•	All waiting periods applicable to the acquisition of Syngenta by ChemChina shall have expired or been terminated and all competent merger control and other authorities and, if applicable, courts shall have approved the Offers, its settlement and the acquisition of Syngenta by ChemChina, without imposing any condition or undertaking on ChemChina and/or Syngenta and/or any of their respective subsidiaries or making their approvals subject to the satisfaction of any condition or undertaking that, individually or together with any other condition or undertaking that is relevant under this condition or clause (i) of the immediately subsequent condition, in the opinion of an independent accounting firm or investment bank of international repute to be appointed by ChemChina (an “Independent Expert”), would reasonably be expected to cause a Regulatory Material Adverse Effect on ChemChina and/or Syngenta and/or any of their respective subsidiaries (the “Antitrust Approval Condition”). A “Regulatory Material Adverse Effect” shall mean a reduction of the consolidated sales of one year of U.S. $2.68 billion or more. For purposes of this Antitrust Approval Condition, any condition or undertaking imposed on ChemChina and/or any of its subsidiaries shall not be taken into account when determining whether a Regulatory Material Adverse Effect has occurred, to the extent such condition or undertaking affects ChemChina’s or any of its subsidiaries’ agrochemical business existing on the date of the pre-announcement of the Offers published by ChemChina on February 3, 2016 (the “Pre-Announcement”);

•	Neither CFIUS nor any other authority supervising or controlling foreign investment in any jurisdiction shall have imposed any condition or undertaking on ChemChina, Syngenta or any of their subsidiaries that, in the opinion of an Independent Expert, (i) individually or together with any other condition or undertaking that is relevant under the Antitrust Approval Condition or clause (i) of this condition, would reasonably be expected to cause a Regulatory Material Adverse Effect on ChemChina and/or Syngenta and/or any of their respective subsidiaries, or (ii) removes (x) all oversight, management and control by ChemChina, its subsidiaries (excluding Syngenta and its subsidiaries) and their representatives over, or (y) all physical and other access by them to, assets, books and records, businesses or operations of Syngenta or any of its subsidiaries which contributed to consolidated sales of the Syngenta group an amount of U.S. $1.54 billion or more in the financial year 2015 (the “Foreign Investment Control Condition”);

•	No judgment, decision, order or other authoritative measure shall have been issued preventing, prohibiting or declaring illegal the Offers or the consummation of the Offers (the “No Injunction Condition”);

•	By the end of the Main Offer Period, no circumstances or events shall have occurred, and no circumstances or events shall have been disclosed by Syngenta or otherwise come to Purchaser’s attention which, individually or together with any other circumstances or events that are relevant under this condition, have a Company Material Adverse Effect on the Syngenta group. A “Company Material Adverse Effect” shall mean a reduction of the consolidated sales of one year of U.S. $1.34 billion or more (the “No MAE Condition”). For purposes of this No MAE Condition, changes resulting from general economic conditions and changes generally affecting the industry in which Syngenta and its respective subsidiaries operate shall not be taken into account when determining whether a Company Material Adverse Effect has occurred;

•

The Syngenta Board shall have resolved to register Purchaser and/or any other company controlled and designated by ChemChina in the share register of Syngenta as shareholder(s) with voting rights with respect to all Common Shares ChemChina or any of its subsidiaries has acquired or may acquire (with respect to Common Shares to be acquired in the Offers subject to all other conditions to the Offers having been satisfied or waived), and Purchaser and/or any other company controlled and designated by ChemChina shall have been registered in the share register of Syngenta as shareholder(s) with voting rights with respect to all Common Shares acquired (the “Registration Condition”);

•	A sufficient number of members of the Syngenta Board shall have resigned from their functions on the Syngenta Board and the board of directors of its subsidiaries and/or entered into (and not subsequently terminated) a mandate agreement with ChemChina or Purchaser, in each case with effect from the First Settlement, so that ChemChina will directly or indirectly control the Syngenta Board effective as of the First Settlement (the “Director Resignation Condition”);

•	The general meeting of shareholders of Syngenta shall not have (the “General Meeting Resolution Condition”):

•	resolved or approved any dividend (other than (i) the Ordinary Dividend and (ii) the Special Dividend, each subject to the approval of the ordinary general meeting of shareholders of Syngenta scheduled to be held on April 26, 2016), other distribution or capital reduction or any acquisition, spin-off (Abspaltung), transfer of assets and liabilities (Vermögensübertragung) or other disposal of assets (x) with an aggregate value or for an aggregate consideration of more than U.S. $1.90 billion, or (y) contributing in the aggregate more than U.S. $223 million to the EBIT;

•	resolved or approved any merger, demerger (Aufspaltung) or ordinary, authorized or conditional increase of the share capital of Syngenta; or

•	adopted an amendment of the articles of association of Syngenta to introduce any transfer restrictions (Vinkulierung) or voting limitations (Stimmrechtsbeschränkungen); and

•	With the exception of the obligations that have been made public prior to the date of the Pre-Announcement or that are related to the Offers or arise from its Settlement, between June 30, 2015, and the transfer of control to Purchaser, Syngenta and its subsidiaries shall not have undertaken to acquire or sell any assets or incur or repay any indebtedness in the aggregate amount or value of more than U.S. $1.90 billion (the “No Obligation Condition”).

15.	Summary of the Transaction Agreement

The following summary of certain material provisions of the Transaction Agreement does not purport to describe all of the terms of the Transaction Agreement. In addition to the provisions summarized below, among other things, the Transaction Agreement includes certain terms and conditions that do not impact the Offers or the consideration you would receive if you decide to tender your Common Shares and/or ADSs. The following summary is qualified in its entirety by reference to the complete text of the Transaction Agreement, a copy of which is included as Exhibit (d) to the Schedule TO and incorporated herein by reference.

The Offers

The Offers are being made pursuant to the Transaction Agreement. Subject to the terms and conditions of the Transaction Agreement, ChemChina has agreed to procure that Purchaser submit the Offers to purchase all of the Common Shares and ADSs.

ChemChina has agreed to submit the Offers in Switzerland and in the U.S. in a manner consistent with Swiss and U.S. legal requirements respectively and on substantially identical terms and conditions in all material respects. The Main Offer Period of the Swiss Offer will be at least twenty (20) SIX trading days but can be extended up to forty (40) SIX trading days in the aggregate or such longer period upon approval by the TOB. Subject to approval by the TOB and the SEC, to the extent required, the parties will align the timelines of the Swiss Offer and the U.S. Offer and file and supplement relevant documents required by the Swiss and U.S. laws related to the Offers. The U.S. Offer will be required to be open until such time as (i) all conditions to the Offers are satisfied or, to the extent permitted, waived and Purchaser accepts the Common Shares and ADSs tendered, or (ii) Purchaser is permitted to terminate the Swiss Offer.

Each party has agreed to use its commercially reasonable best efforts to procure that the conditions to the Offers are duly satisfied as expeditiously as reasonably possible. If all of the conditions to the Offers are not satisfied on or before June 30, 2017, ChemChina and Purchaser will no longer be required to uphold the Offers or pursue the settlement thereof, unless so required by applicable legal requirement and subject to ChemChina complying with its obligations under the Transaction Agreement.

Regulatory Approval

Subject to the terms and conditions of the Transaction Agreement, the parties have agreed to take all steps reasonably necessary or desirable under applicable law and under their control to consummate the transactions contemplated by the Transaction Agreement, including to:

•	prepare and file as promptly as reasonably practicable and advisable with any governmental entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

•	obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the Transaction Agreement.

Specifically, ChemChina has agreed that it or Purchaser will use reasonable best efforts to make all notifications and filings as promptly as reasonably practicable and advisable and take all other actions that are reasonably necessary or desirable under applicable law to procure the satisfaction of the Antitrust Approval Condition and the Foreign Investment Control Condition; provided however, that ChemChina or Purchaser has no obligation to offer, accept, or commit to, any undertakings, restrictions or conditions or to commit to take any action, in order to obtain any regulatory approval, if such undertakings, restrictions, conditions or action would permit ChemChina or Purchaser to terminate the Offers under a condition to the Offers or would otherwise not permit a condition to the Offers to be satisfied. The obligations of ChemChina and Purchaser to use reasonable best efforts to obtain regulatory approvals (and any other undertakings to obtain regulatory approvals that are qualified by reasonableness) include taking all actions and doing all things necessary, proper and advisable under applicable law (including divestitures, hold separate arrangements, the termination, assignment, novation or modification of contracts (or portions thereof) or other business relationships, the acceptance of restrictions on business operations, the provision of information and the acceptance of other conditions or remedies, and the entry into other commitments and limitations) so long as the foregoing (1) would not result in a Regulatory Material Adverse Effect and (2) would not result in the Antitrust Approval Condition or the Foreign Investment Control Condition being incapable of being satisfied.

The parties have agreed to provide as promptly as reasonably practicable and advisable information and documents requested by any governmental entity or necessary, proper or advisable to permit the consummation of the transactions contemplated by the Transaction Agreement, including with respect to (i) filing any notification and report form and related material required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) filing any notification and report form and related material required under any other competition law regarding pre-acquisition notifications for the purpose of competition reviews and (iii) submitting a joint pre-notification and joint voluntary notification with CFIUS, and thereafter to respond promptly to any request for additional information or documentary material that may be made under the HSR Act, any similar law regarding pre-acquisition notifications for the purpose of competition reviews or by CFIUS. The parties agreed to (x) cooperate in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (y) keep the other party reasonably informed of any communication received by such party from, or given by such party to any governmental entity and of any communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated by the Transaction Agreement and (z) permit the other party to review any substantive communication given by it to, and consult with each other in advance of any substantive communication, meeting or conference with any governmental entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the applicable governmental entity or other person, give the other party the opportunity to attend and participate in such meetings, conferences and other communications.

ChemChina and Purchaser have agreed to promptly attempt to resolve any objections asserted with respect to the transactions contemplated by the Transaction Agreement by CFIUS, under the HSR Act or any other applicable competition law and any action, suit, investigation or proceeding instituted or threatened by any governmental entity or any private party challenging any of the transactions contemplated by this Agreement, subject to the second full paragraph under “The U.S. Offer—Summary of the Transaction Agreement—Regulatory Approval.”

In connection with obtaining any regulatory approvals with respect to the transactions contemplated by the Transaction Agreement, but without limiting ordinary course business, Syngenta has agreed not to, and not to permit any of its affiliates to, propose, negotiate or agree to (i) selling or otherwise disposing of any business, assets or properties, (ii) terminating or creating any relationships, contractual rights or obligations or other arrangement, (iii) terminating any venture or other arrangements, (iv) creating any relationship, including any licensing relationship, or contractual rights or obligations or (v) effectuating any other change, restructuring, modification or limitation on the business activity, oversights, control or access of ChemChina, Purchaser, Syngenta or their affiliates without the prior written consent of ChemChina.

From the date of the Transaction Agreement through the date (i) of termination of the required waiting periods under the HSR Act and all applicable competition laws, (ii) all approvals under applicable competition laws are obtained and (iii) CFIUS concludes action with respect to the transactions contemplated by the Transaction Agreement with a determination that there are no unresolved national security issues, ChemChina has agreed that neither it, Purchaser nor any of their affiliates shall take any action that could reasonably be expected to hinder or delay, as applicable, the obtaining of clearance or the expiration of the required waiting periods under the HSR Act and obtaining the approvals required under other such applicable competition laws, or the conclusion of CFIUS’s action.

Purchaser undertook not to commence the Offers unless and until the following Chinese regulatory approvals have been irrevocably issued and obtained: (i) written acknowledgment from the China National-level National Development and Reform Commission regarding completion of its outbound investment filing process, (ii) an enterprise overseas investment certificate issued by the Ministry of Commerce of China and (iii) a certificate of registration issued by a Chinese bank following registration of such investment with the State Administration of Foreign Exchange. Such approvals were obtained before the date of publication of the Swiss Offer Prospectus.

Syngenta Board Approval

The Syngenta Board has:

•	determined that the Transaction Agreement and the transactions contemplated by the Transaction Agreement are fair to, and in the best interest of, Syngenta, its shareholders and other stakeholders and that the Syngenta Board supports the cost compensation payable by Syngenta described under “The U.S. Offer— Summary of the Transaction Agreement—Breakup Fees;”

•	received from its financial advisors oral opinions, each of which has subsequently been confirmed in writing, that, as of the date of such written opinion and based upon and subject to the factors and assumptions set forth therein, the price offered for the Common Shares and ADSs, together with the Special Dividend, to be paid to the holders of outstanding Common Shares and ADSs pursuant to the Transaction Agreement was fair from a financial point of view to such holders (other than ChemChina and its affiliates);

•	received a fairness opinion from its Swiss financial advisor in accordance with Swiss legal requirements which was published in parallel to the report of the Syngenta Board recommending the Swiss Offer;

•	approved the Transaction Agreement (including annexes thereto);

•	resolved to recommend acceptance of the Offers; and

•	resolved to register ChemChina, Purchaser and/or any of their affiliates in Syngenta’s share register as shareholders with voting rights with respect to all Common Shares that ChemChina, Purchaser and/or any of their affiliates have acquired or may acquire in the Offers or otherwise (with respect to Common Shares to be acquired in the Offers subject only to the Offers becoming unconditional).

General Support and Cooperation by Syngenta

Syngenta has agreed to, subject to any constraints under mandatory laws and regulations, publicly, actively and unconditionally support the Offers and refrain, and procure that its subsidiaries and its and its subsidiaries’ representatives refrain, from any acts, filings and statements that could adversely affect the Offers or its success.

As long as the Syngenta Board has not withdrawn or modified its recommendation to accept the Offers, Syngenta has agreed to file with the SEC contemporaneously with the commencement of the U.S. Offer a Solicitation/Recommendation Statement on Schedule 14D-9, reflecting the recommendation of the Syngenta Board.

Non-Solicitation and Superior Company Proposal

Syngenta has agreed that it will not, and will procure that its subsidiaries and its and its subsidiaries’ representatives not, directly or indirectly, solicit or initiate inquiries or proposals from any third party, discuss or negotiate or continue discussions or negotiations with any third party, enter into any letter of intent, agreement or other arrangement with any third party, provide any information or access to its or its subsidiaries’ businesses, properties, assets, books or records to any third party, or take any other action which may facilitate, support or assist any third party, relating to (i) a potential acquisition of Common Shares that represent or will represent 0.5% or more of Syngenta’s share capital, or of other equity or equity-linked securities of Syngenta or any of Syngenta’s or its subsidiaries’ material assets or businesses, whether directly or indirectly, through a public offer, purchase of shares or other securities or assets, merger, consolidation or otherwise or any other transaction which may compete with the Offers, (ii) substantially change the businesses, assets or liabilities of Syngenta and its subsidiaries, (iii) substantially impair the value of Common Shares for ChemChina (except for permitted actions for the interim period under the Transaction Agreement), or (iv) limit ChemChina’s ability to acquire 100% of the Common Shares and ADSs (each, a “Restricted Transaction”).

Syngenta has also agreed that it will not, and will procure that its subsidiaries and its and its subsidiaries’ representatives not, directly or indirectly, waive, terminate, modify or release any third party (other than ChemChina, Purchaser or their affiliates or representatives) from any provision of or grant any permission, waiver or request under, any “standstill” or any similar agreement or obligation; provided, however, that until the tenth (10th) SIX trading day prior to the expiration of the Main Offer Period, Syngenta may, in response to a bona fide, unsolicited proposal in writing to acquire all or a majority of the Common Shares or all or substantially all of the consolidated assets of Syngenta and its subsidiaries on terms which the Syngenta Board determines in good faith, by majority vote and after consultation with outside counsel, to be more favorable to the holders of the Common Shares than the transaction contemplated by the Transaction Agreement (taking into account all the terms and conditions of such proposal, including any expense reimbursement provisions, execution risks and conditions to the consummation of the proposal) (a “Superior Company Proposal”) that is made in writing by a person who the Syngenta Board determines, in good faith, is reasonably capable of making and financing as expeditiously as reasonably required the transaction proposed in such Superior Company Proposal, (i) furnish information with respect to Syngenta to the person potentially making such Superior Company Proposal and its representatives pursuant to a customary confidentiality and standstill agreement at terms no less restrictive than the non-disclosure agreement between Syngenta and ChemChina and (ii) participate in discussions or negotiations with such person and its representatives regarding such Superior Company Proposal, in each case, only if:

•	the Syngenta Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties pursuant to Article 717 of the Swiss Code of Obligations, and

•	after informing ChemChina of such Superior Company Proposal and giving ChemChina a reasonable opportunity to provide its view and potentially propose measures to make the Offers at least as favorable as such Superior Company Proposal prior to Syngenta furnishing information to or participating in discussions with such third party.

If Syngenta furnishes information with respect to Syngenta or its subsidiaries to the person making such Superior Company Proposal and its representatives that it has not previously shared with ChemChina or Purchaser or its representatives, Syngenta has agreed to notify Purchaser that this information is available for review, and to provide access to this information to ChemChina, Purchaser and its representatives at the same time and otherwise on terms no less favorable than those afforded to the person making such Superior Company Proposal.

Change of Recommendation and Matching Right

Syngenta has agreed to promptly (but no later than two (2) SIX trading days after receipt) advise ChemChina and Purchaser of (i) any Superior Company Proposal, (ii) any firm offer in writing for a Superior Company Proposal that is fully financed or, to the extent that consideration of listed stock is contemplated, subject only to relevant shareholder approval and third party approvals that are required for the issuance of shares or equity securities under legal requirements (a “Superior Company Offer”), (iii) any proposal or inquiry for or in relation to any Restricted Transaction, or (iv) any request for information relating to Syngenta or any of its subsidiaries or for access to the business, properties, assets, books, or records of Syngenta or any of its subsidiaries by any third person for or in relation to any Restricted Transaction. Syngenta has agreed to identify the person making any such proposal, offer, inquiry or request and the material terms and conditions of such party’s proposal, offer, inquiry or request. Syngenta has further agreed to identify any Restricted Transaction, Superior Company Proposal or Superior Company Offer to ChemChina, and to keep ChemChina and Purchaser informed, on a prompt basis (but in no event later than two (2) SIX trading days after receipt), of any change to the material terms thereof.

Neither the Syngenta Board nor any committee thereof will (i) withdraw or modify in any manner adverse to ChemChina or Purchaser the recommendation of the Offers; (ii) approve or enter into any letter of intent, agreement in principle, acquisition agreement or other agreement relating to any Restricted Transaction; (iii) approve or recommend any Restricted Transaction; or (iv) approve or make any announcement to the effect of the foregoing, unless, prior to the tenth (10th) SIX trading day before the expiration of the Main Offer Period, a Superior Company Offer is submitted and as a result thereof, the Syngenta Board determines in good faith after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties pursuant to Article 717 of the Swiss Code of Obligations and that the person who made such Superior Company Offer is capable of making and consummating such Superior Company Offer in a reasonable time frame.

Prior to taking any actions referred to in clauses (i) through (iv) of the immediately preceding paragraph, Syngenta will have given Purchaser notice of such Superior Company Offer and its terms and a five (5) SIX trading day period (the “Matching Period”) to submit a binding offer to improve the Offers (the “Matching Right”). If the Offers, as so improved, are at least as favorable to the Syngenta shareholders as the Superior Company Offer, then Syngenta will not have the right to take any action adverse to ChemChina or Purchaser, including the actions referred to in clauses (i) through (iv) of the immediately preceding paragraph. If Syngenta does not reach a definitive agreement with the party making the Superior Company Offer within ten (10) SIX trading days after the expiration of the Matching Period, the Matching Right is reinstated.

Syngenta’s Obligations with respect to Certain Conditions to the Offers

Syngenta has agreed to, and has agreed to procure that its subsidiaries and its and its subsidiaries’ representatives will, make all notifications and filings and take all other reasonable actions which may be reasonably necessary to procure or support the satisfaction of the Antitrust Approval Condition, the Foreign Investment Control Condition, the Registration Condition and the Director Resignation Condition as expeditiously as reasonably practicable.

Tender of Common Shares and ADSs

Syngenta agreed to, as long as the Syngenta Board has not withdrawn or modified its recommendation to accept the Offers, use its commercially reasonable best efforts to procure the tender of Common Shares and ADSs into the Offers by its shareholders, including (i) assisting in the preparation of marketing materials and road shows and marketing events for the Offers, (ii) approaching and encouraging shareholders (including significant shareholders, retail shareholders and employees) to tender their Common Shares and ADSs, and (iii) disclosing information about Syngenta’s shareholder base to ChemChina. Syngenta will also procure that no Common Shares that are held by or on account of Syngenta or any of its subsidiaries (the “Treasury Shares”) are tendered into the Offers.

Trading Restrictions

At all times from the date of the Transaction Agreement until (and including) the day falling six (6) months after the end of the Subsequent Offer Period (the “Restricted Period”), Syngenta and its subsidiaries and affiliates will refrain from doing anything that could trigger the best price rule pursuant to Articles 12(1)(b) and 10 of the Ordinance of the TOB on Public Takeover Offers of August 21, 2008, as amended. Syngenta will, and will procure and establish appropriate instructions or agreements to procure that its subsidiaries and its and its subsidiaries’ representatives and other affiliates will, refrain from doing anything which may result in an obligation of ChemChina, Purchaser or any other person that may be deemed acting in concert with them, including Syngenta and its subsidiaries, to increase the price of Offers or otherwise change the price or other terms of the Offers. During the Restricted Period, Syngenta, its subsidiaries and any person on their behalf will not, without ChemChina’s prior written consent and subject to certain exceptions, (i) acquire or pay for any equity securities of Syngenta or any financial instruments or rights relating thereto or (ii) change or amend any terms and conditions of their equity plans or the options or rights granted thereunder or under any other participation plan or arrangement, grant any new options or rights under such equity plans or establish any new option, share or other equity-based compensation or participation or similar plan or arrangement with respect to Common Shares or other equity securities of Syngenta or any of its subsidiaries, or agree to or perform any cash settlement or repurchase of any such options or rights.

Syngenta has also agreed, during the Restricted Period, to suspend its share buy-back program and any marketing making or similar arrangements, and to not initiate, enter into or communicate any new share buy-back program or similar arrangement, in each case, except with the prior written consent of ChemChina. If the share buy-back program is reactivated during such period, the share buy-backs are to occur at a price below the price provided in the Offers and comply with reporting obligations.

Board and Directors

Syngenta agreed to cause a sufficient number of members of the Syngenta Board to resign or enter into mandate agreements with ChemChina in order to allow ChemChina to control the Syngenta Board, effective as of the First Settlement. Promptly (but no later than five (5) SIX trading days) after the Offers become unconditional, Syngenta will invite for an extraordinary general meeting of Syngenta shareholders (the “Extraordinary Meeting of Shareholders”) and propose and recommend the election of ChemChina and Purchaser’s nominees to the Syngenta Board.

Dividends

Syngenta has agreed not to propose any dividend payment or other distribution without both (i) the prior written consent of ChemChina and (ii) a reduction of the purchase price of the Offers by the amount of such distributions, other than (x) the Ordinary Dividend, which is an ordinary dividend of up to Swiss francs 11 gross (pre-tax) per Common Share for the financial year ended December 31, 2015, which will be payable as normally foreseen but in any event before the First Settlement, and (y) upon the Offers becoming unconditional, the Special Dividend, which is a special dividend of Swiss francs 5 gross (pre-tax) per Common Share, which will be payable immediately prior to the First Settlement, in each case, if approved by a meeting of Syngenta shareholders scheduled to take place on April 26, 2016. Payment of the Ordinary Dividend and the Special Dividend will not result in any adjustment to the purchase price of the Offers. If the First Settlement has not occurred on the date on which Syngenta is required to dispatch the invitation to the ordinary general meeting of shareholders in April 2017, the dividend policy of Syngenta in effect as of the date of the Transaction Agreement will continue to apply.

General Meetings of Shareholders of Syngenta

The Syngenta Board will provide invitations for the ordinary general meeting of shareholders of Syngenta scheduled to be held on April 26, 2016 in accordance with applicable laws and put to a vote certain agenda items and proposals required under the Transaction Agreement. The Syngenta Board has agreed to recommend the rejection of any items put on the agenda of such ordinary general meeting or the Extraordinary Meeting of Shareholders by a third party shareholder unless such item has no impact whatsoever on the Offers.

ChemChina and Purchaser will have the right to attend, and will be invited by Syngenta to, any general meeting of shareholders of Syngenta after the date of and during the term of the Transaction Agreement.

Conduct of Business Pending Settlement of the Offers

The Syngenta Board has agreed to procure that Syngenta and its subsidiaries continue to operate their business as a going concern, in the ordinary course of business and consistent with prior practice and the current budget and business plan, and in compliance with all legal requirements at all times from the date of the Transaction Agreement through the settlement of the Offers, and to use their commercially reasonable best efforts to preserve substantially intact their business organizations and goodwill, keep available the services of their officers and employees, and preserve and maintain material business relationships.

During such interim period, unless specifically provided otherwise in the Transaction Agreement or required by legal requirement, subject to certain exceptions, Syngenta and its subsidiaries will not, without the prior written consent of ChemChina or Purchaser:

•	take any action that would reasonably be expected to materially interfere with, inhibit or impair the consummation of the Offers or the transactions contemplated by the Transaction Agreement;

•	make any change in the terms of service or employment or grant any general increase in compensation of any director, officer or employee of Syngenta and its subsidiaries other than in accordance with existing agreements or in line with prior practice;

•	recognize any union, works council, or other labor organization as the representative of any of the employees of Syngenta or any of its subsidiaries, or enter into any new or amended collective bargaining or other agreement with any union, works council, or other labor organization other than in the ordinary course of business consistent with past practice or as required by applicable legal requirement;

•	form, enter into, terminate, withdraw from or vary in any material respect any partnership, consortium, joint venture or other incorporated association for a transaction or book value in excess of U.S. $200 million;

•	alter or amend the articles of association or organizational regulations or similar governing documents of Syngenta;

•	issue or create any obligation to issue any Common Shares other equity securities, options, conversion rights or other rights for Common Shares or other equity or equity-linked securities of Syngenta, or issue or create any obligation to issue any shares, other equity or equity-linked securities, options, conversion rights or other rights for shares or equity or equity-linked securities in any of Syngenta’s subsidiaries (for the latter, other than to or vis-à-vis Syngenta or a subsidiary of Syngenta);

•	directly or indirectly offer, sell, encumber or otherwise dispose of or transfer the legal or beneficial ownership of all or a part of the Treasury Shares, subject to certain exceptions;

•	enter into, or increase or extend any liability under, any guarantee or indemnity in excess of U.S. $80 million other than in the ordinary course of business consistent with past practice;

•	make, increase or extend any loan or advance or grant any credit to any third person in excess of U.S. $80 million other than in the ordinary course of business consistent with past practice;

•	incur any indebtedness from a third person in excess of U.S. $80 million other than in the ordinary course of business consistent with past practice or in relation to the Special Dividend or payments under equity plans to be made in cash in accordance with the Transaction Agreement;

•	initiate, discontinue or settle any litigation or arbitration proceeding where the claim amount together with any costs incurred or likely to be incurred exceeds U.S. $80 million per item;

•	grant, create or allow to be created any liens over its material assets or intellectual property rights having a book value in excess of U.S. $80 million other than charges arising by operation of law or in the ordinary course of business consistent with past practice;

•	declare, make or pay any dividend or other distribution except for dividends to another direct or indirect wholly-owned subsidiary of Syngenta or to Syngenta;

•	enter into, terminate or modify in any material respect any material license or other agreement generating yearly income in excess of U.S. $80 million, or affecting their intellectual property rights that have a book value of or generate license fees in excess of U.S. $80 million, other than in the ordinary course of business consistent with past practice; or

•	change their accounting procedures, principles or practices if such change would have a material effect on the financial statements of Syngenta and its subsidiaries as a whole.

Access and Information

Syngenta has agreed to cooperate with ChemChina and Purchaser and to give them and their representatives reasonable access during normal business hours to the management, legal, financial and other advisors and provide them with all documents and information reasonably requested to:

•	prepare or support any filings with the TOB, the Swiss Financial Market Supervisory Authority, the SIX, the NYSE, the SEC and any merger control and other authority or court or stock exchange;

•	arrange the financing of the Offers;

•	procure or verify satisfaction of the conditions to the Offers;

•	discuss employment terms; and

•	implement and settle the Offer and enable a smooth transition and preparation of integration, including refinancing transactions.

Representations and Warranties of Syngenta

The Transaction Agreement contains representations and warranties made by Syngenta to ChemChina and its subsidiaries. The statements embodied in those representations and warranties were made for purposes of the Transaction Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Transaction Agreement (including in the disclosure letter delivered by Syngenta to ChemChina in connection therewith) and have been used for the purpose of allocating risk between the parties to the Transaction Agreement rather than establishing matters as facts. In addition, some of such representations and warranties were made as of a specific date and may be subject to a contractual standard of materiality different from that generally applicable to shareholders.

The representations and warranties made by Syngenta (including, in certain cases, with respect to its subsidiaries) relate to, among other things, the following:

•	corporate capacity, power and authority with respect to the execution and performance of the Transaction Agreement;

•	absence of certain actions challenging the validity or the consummation of the Transaction Agreement or any transactions contemplated thereby;

•	absence of conflicts with, or violations of, organizational documents, applicable legal requirements or certain registration or filing requirements;

•	equity plans;

•	absence of certain litigation matters;

•	absence of termination rights in the event of change of control under certain material contracts;

•	absence of material adverse changes since the date of the consolidated financial statements of Syngenta and its subsidiaries for the financial year ended December 31, 2015;

•	brokers or finders;

•	public filings; and

•	absence of Restricted Transactions.

If any of the representations and warranties would no longer be true following the date of the Transaction Agreement, ChemChina has no remedies for breach of such representations and warranties if such representations and warranties were true and not breached at the date of the Transaction Agreement, unless such remedies follow from other provisions of the Transaction Agreement.

Equity-Based Plans and Employee Matters

The Syngenta Board and, if applicable, its compensation committee have resolved to amend all equity plans with change of control provisions, which will be triggered by the Offers, so that the treatment of entitlements and awards will not result in ChemChina or Purchaser or any other person being required to increase the price of the Offers or otherwise amend the consideration of the Offers, subject to relevant Swiss authorities issuing binding and final rule to that effect.

From the date of the Transaction Agreement, Syngenta has agreed that it will not materially amend, alter or terminate any of the equity plans without the prior written consent of ChemChina. Syngenta and its subsidiaries retain the ability to grant awards or entitlements under existing equity plans in the ordinary course of business and consistent with past practice and in accordance with the terms of the respective equity plans, subject to certain restrictions with respect to awards or entitlements in the year 2016 and obtainment of prior written consent from ChemChina or Purchaser for awards or entitlements with a total value in excess of

CHF 100 million. Syngenta has agreed to grant awards or entitlements only in compliance with legal requirements, including without limitation that the relevant authorities have bindingly and finally ruled that such grants will not result in ChemChina or Purchaser or any other person being required to increase the price of the Offers or otherwise amend the consideration of the Offers.

Syngenta has confirmed that the aggregate amount needed for cash settlement under the equity plans (including in respect of the awards and entitlements to be granted in accordance with the preceding paragraph) cannot reasonably be expected to exceed CHF 450 million, based on current market conditions and not considering expenses for social security payments. Syngenta agreed to inform ChemChina on an ongoing basis if there are material developments that would change such estimate.

Syngenta will (i) deliver to each beneficiary or holder of any equity plan a letter (or inform the beneficiaries or holders in any other appropriate form) setting forth the amendments to such plan in form and substance satisfactory to Syngenta, ChemChina and Purchaser, (ii) implement appropriate retention packages based on the instructions of ChemChina and Purchaser, and (iii) fulfill its obligations to inform and consult, under applicable legal requirements, with any employee representative bodies or employees affected by the transactions contemplated by the Transaction Agreement.

ChemChina has the right to submit any action contemplated in the Transaction Agreement with respect to the equity plans to the TOB for a ruling confirming compliance with Swiss takeover laws prior to such action being implemented.

Syngenta will purchase director and officer tail insurance to cover members of the Syngenta Board and Syngenta’s executive committee.

Governance

Effective as of the First Settlement and until the earlier of (x) five (5) years following the First Settlement and (y) a re-listing of Common Shares through an initial public offering, the following corporate governance measures will be implemented:

•	Effective as of the Extraordinary Meeting of Shareholders, four (4) out of ten (10) members of the Syngenta Board will be independent directors, having no affiliation with ChemChina or its affiliates other than their position as Syngenta Board members and meeting the independence criteria of the Swiss Code of Best Practices for Corporate Governance. The Syngenta Board will determine, after consultation with ChemChina, the initial independent directors out of its current slate of directors and including its current chairman, who will become the vice-chairman of the new Syngenta Board and the lead independent director. ChemChina may reject any proposal for an independent director for certain reasons set forth in the Transaction Agreement;

•	Immediately prior to the First Settlement, new organizational regulations of the Syngenta Board will be adopted. Pursuant to such new organizational regulations, one member of each committee of the Syngenta Board (other than the Committee of Independent Directors) will be an independent director and the following decisions of the Syngenta Board would require, in addition to the simple majority of the votes of the members present (with the chairman of the Syngenta Board having the casting vote in case of a tie), the consent of at least two (2) independent directors:

•	a change of the location of the headquarters of Syngenta,

•	raising new debt or making distributions which would lower the rating of the Syngenta group to a level below investment grade (rating by Moody’s and S&P),

•	a reduction of the R&D budget in any given year to a level below 80% of the average R&D spend/sales in the years 2012-2015,

•	a material change in the agricultural sustainability programs or a reduction of funding of the Syngenta Foundation for Sustainable Agriculture to a certain level below 80% of the average funding per year in 2012-2015, and

•	except as required by legal requirements, material changes to Syngenta’s HSE Policy and Standards or Code of Conduct;

•	Immediately prior to the First Settlement, a new committee consisting of independent directors will be established to approve any transaction between Syngenta and its subsidiaries, on the one hand, and ChemChina or its affiliates, on the other hand, except:

•	if the transaction is made at market terms,

•	if the total compensation made in connection with the transaction (including related transactions of the same nature, with recurring transactions being aggregated) is less than CHF 50 million, or

•	in the case of any distributions by dividend or capital reduction, capital increases or intra-group mergers involving Purchaser, Syngenta or any Syngenta subsidiary, or any squeeze-out transactions contemplated by the Transaction Agreement;

•	In the event of any replacement of an independent director, the Governance & Nomination Committee of Syngenta will submit a proposal to the Syngenta Board and the Committee of Independent Directors. The Committee of Independent Directors will nominate the proposed individual for election to the Syngenta Board as independent director based on the Governance & Nomination Committee’s proposal or, acting reasonably, another individual. ChemChina will be required to elect the individual nominated by the Committee of Independent Directors, subject to certain qualifications set forth in the Transaction Agreement;

•	Any replacement of the Chief Executive Officer of Syngenta will be made in accordance with internationally recognized standards for selection of a Chief Executive Officer for a major multinational company;

•	ChemChina intends to maintain the Syngenta Technology Advisory Board Committee; and

•	The Committee of Independent Directors will have the authority, by majority decision, to enforce on behalf and at the cost of Syngenta the provisions described above. For such purpose, the Committee of Independent Directors may appoint suitable advisors. In case all independent directors are dismissed without replacement, each director so dismissed will have the right (in the sense of a contract for the benefit of a third party – Vertrag zugunsten Dritter) to enforce on behalf and at the cost of Syngenta the provisions described above as though they were still in the Committee of Independent Directors.

Going Private and Re-listing

ChemChina currently intends that, following the consummation of the Offers, depending on the acceptance rate, any remaining minority shareholders of Syngenta will be eliminated by any legal means available, including by way of a squeeze-out in accordance with Article 137 of the FMIA and the respective implementing ordinances or a squeeze-out merger in accordance with the Swiss Merger Act, as the case may be, and that Common Shares will be de-listed from the SIX and the ADSs will be de-listed from the NYSE.

Syngenta has agreed to support any action proposed by ChemChina or Purchaser in order for Purchaser to achieve 100% control of Syngenta’s Common Shares, to de-list the ADSs and Common Shares from the NYSE and the SIX, respectively, and to facilitate the integration of Syngenta and its subsidiaries with ChemChina.

ChemChina has confirmed its intention (without obligation) to re-list all or part of the Common Shares through an initial public offering in due course. ChemChina has agreed to consider the SIX as the priority listing location for such an offering, but would also discuss with the Syngenta Board, the Committee of Independent Directors (if still in place) and management the possibility of a listing or second listing at other major global markets, including Chinese capital markets, in order to maximize value for shareholders.

Breakup Fees

Syngenta has agreed to pay ChemChina, or Purchaser if ChemChina chooses, an amount of U.S. $1.5 billion, due within twenty (20) SIX trading days after the occurrence of a relevant event, if the Offers are not successful or did not become unconditional for a reason attributable to:

•	Syngenta’s material breach of the Transaction Agreement,

•	the non-satisfaction of one or several of the following conditions to the Offers:

•	the Registration Condition,

•	the Director Resignation Condition,

•	the General Meeting Resolution Condition, and

•	the No Obligation Condition,

•	the withdrawal or modification by the Syngenta Board of its recommendation of the Offers; or the recommendation of the Syngenta Board of a Restricted Transaction; or Syngenta entering into a definitive agreement with a third party for a Restricted Transaction during the term of the Transaction Agreement; or a Restricted Transaction being publicly announced or launched during the term of the Offers and consummated; or

•	a proposal for a Restricted Transaction being publicly announced before the termination of the Transaction Agreement, and Syngenta entering into a definitive agreement with a third party for that Restricted Transaction within twelve (12) months of the termination of the Transaction Agreement and such Restricted Transaction being completed.

Following the execution of the Transaction Agreement, ChemChina consented in proceedings before the TOB to a reduction of the amount of Syngenta’s break-up fee to U.S. $848 million.

ChemChina has agreed to pay Syngenta an amount of U.S. $3 billion, due within twenty (20) SIX trading days of the termination of the Offers by Purchaser due to the Antitrust Approval Condition not having been satisfied, if, despite all other conditions to the Offers having been satisfied or are still capable or being satisfied, the Offers did not become unconditional and/or are terminated because of the non-satisfaction of the Antitrust Approval Condition, insofar as such condition relates to antitrust approvals or the Chinese regulatory approvals described in the last paragraph under “The U.S. Offer—Summary of the Transaction Agreement—Regulatory Approval” and which is not attributable to a breach by Syngenta of any of its respective obligations under the Transaction Agreement. No payment is owed to Syngenta by ChemChina if (i) a Regulatory Material Adverse Effect has occurred due to the combination of effects of conditions or undertakings that are relevant under both the Antitrust Approval Condition and the Foreign Investment Control Condition, and (ii) such Regulatory Material Adverse Effect would not have occurred solely due to the effects of conditions or undertakings that are relevant under the Antitrust Approval Condition.

The parties to the Transaction Agreement reserve the right to request specific performance as a remedy for any breaches thereof.

Termination

The Transaction Agreement may be terminated with immediate effect under certain circumstances, including by:

•	either party if the Offers have not become unconditional by June 30, 2017, if the TOB no longer requires the Offers to remain open;

•

either party if Purchaser publicly declares that the Offers will not be further pursued or have failed or if Purchaser otherwise withdraws from launching, continuing or settling the Offers, and if the TOB permits the Offers not to be launched, no longer to remain open or not to be settled, as long as the terminating party is not in breach of the Transaction Agreement that causes such non-pursuance, failure or withdrawal;

•	either party if the other party materially breaches its obligations, or has materially breached representations or warranties under the Transaction Agreement, unless promptly and fully remedied by the breaching party;

•	ChemChina if Syngenta enters into a definitive agreement with a third party regarding a Restricted Transaction or if a competing offer to the Offers has an acceptance rate of more than 10% of Common Shares;

•	ChemChina if the Syngenta Board (1) fails to recommend the Offers to the shareholders of Syngenta or fails to include its recommendation in the Schedule 14D-9; or (2) withdraws or adversely modifies its recommendation of the Offers or makes an announcement to that effect; or (3) recommends a Restricted Transaction or makes an announcement to that effect;

•	Syngenta if the Syngenta Board withdraws or modifies its recommendation of the Offers and ChemChina has the right to withdraw the Offers under Swiss law; or

•	Syngenta in the event that all Chinese regulatory approvals (other than antitrust approvals) set forth in the last paragraph under “—Regulatory Approval” have not been obtained within twelve (12) weeks after the date of the Transaction Agreement.

Cost and Expenses

Except as expressly provided otherwise in the Transaction Agreement, each party will bear its own costs and expenses (including advisory fees) incurred in the negotiation, preparation and completion of the Transaction Agreement.

Assignment

Neither party is permitted to transfer or assign the Transaction Agreement or any of its rights or obligations thereunder to any third party without the prior written consent of the other party; provided that ChemChina may transfer and assign the Transaction Agreement and any of its rights and obligations thereunder to Purchaser or any affiliate and will at all times remain liable for the due and punctual performance of all of ChemChina’s obligations thereunder.

Governing Law and Dispute Resolution

The Transaction Agreement is governed by the substantive laws of Switzerland, excluding its conflict of laws principles and excluding the UN Convention on Contracts for the Internal Sales of Goods.

All disputes arising out of or in connection with the Transaction Agreement will be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with such rules, each party nominating one arbitrator and the two party-appointed arbitrators nominating the chairperson. The place of arbitration will be Zurich, Switzerland. The language of the proceedings will be English.

16.	Required Regulatory Approvals; Certain Legal Matters

U.S. Competition Laws

Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the U.S. Federal Trade Commission (the “FTC”) and the U.S. Department of Justice (the “DOJ”) and the required waiting period has expired or been terminated and no orders have been issued prohibiting the transaction. Both Purchaser and Syngenta will file a Notification and Report Form with the FTC and the DOJ with respect to the transactions contemplated by the Transaction Agreement.

Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. Accordingly, there can be no assurance that a challenge to the acquisition of Syngenta pursuant to the Offers on U.S. antitrust grounds will not be made or that, if such a challenge is made, Purchaser will prevail.

Competition Laws of Other Jurisdictions

Purchaser and Syngenta have assets and sales in numerous jurisdictions throughout the world in addition to the U.S., China and Switzerland. Many of those jurisdictions have antitrust or competition laws that could require that notifications be filed and clearances obtained prior to completion of the Offers. Other jurisdictions require filings following completion of the Offers. Appropriate filings will be made in those jurisdictions where it is determined that a filing is required.

The antitrust or competition laws of certain jurisdictions outside of the U.S. permit relevant agencies to investigate and take proceedings in respect of transactions that are perceived to have an effect on competition in the jurisdiction. Although Purchaser does not anticipate that there will be any investigations or proceedings that would have a material impact on the completion of the Offers, there can be no assurance that such investigations or proceedings will not be initiated and, if initiated, would not have a material adverse impact on the completion of the Offers.

CFIUS and Other Foreign Investment Control Approvals

The Transaction Agreement provides for Purchaser and Syngenta to file a joint voluntary notice with CFIUS, pursuant to the Defense Protection Act of 1950, as amended. Under the terms of the Transaction Agreement, the consummation of the Offers is subject to the condition that neither CFIUS nor any other authority supervising or controlling foreign investment in any jurisdiction shall have imposed any condition or undertaking on ChemChina, Syngenta or any of their subsidiaries that, in the opinion of an Independent Expert, (i) individually or together with any other condition or undertaking that is relevant under the Antitrust Approval Condition or clause (i) of this condition, would reasonably be expected to cause a Regulatory Material Adverse Effect on ChemChina and/or Syngenta and/or any of their respective subsidiaries, or (ii) removes (x) all oversight, management and control by ChemChina, its subsidiaries (excluding Syngenta and its subsidiaries) and their representatives over, or (y) all physical and other access by them to, assets, books and records, businesses or operations of Syngenta or any of its subsidiaries which contributed to consolidated sales of the Syngenta group an amount of U.S. $1.54 billion or more in the financial year 2015.

Chinese Outbound Investment Regulatory Approvals

ChemChina undertook in the Transaction Agreement not to commence the Offers unless and until the following Chinese regulatory approvals have been irrevocably issued and obtained: (i) written acknowledgment from the China National-level National Development and Reform Commission regarding completion of its outbound investment filing process, (ii) an enterprise overseas investment certificate issued by the Ministry of Commerce of China and (iii) a certificate of registration issued by a Chinese bank following registration of such investment with the State Administration of Foreign Exchange. Such approvals were obtained before the date of publication of the Swiss Offer Prospectus.

General

Except as set forth above or as otherwise set forth in this Offer to Purchase, Purchaser is not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Purchaser’s acquisition or ownership of the Common Shares or ADSs. Should any such approval or other action be required, Purchaser currently expects that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to Syngenta’s or Purchaser’s business or that certain parts of Syngenta’s or Purchaser’s business might not have to be disposed of or held separate in the event that such approvals were not obtained or such other actions were not taken. In addition to any approval or action by governmental, administrative or regulatory agencies, certain existing significant contractual arrangements of Syngenta may be subject to the receipt of consents of counterparties in connection with the Offers. There can be no assurance that such consents will be obtained.

17.	Fees and Expenses

Credit Suisse Securities (USA) LLC (“Credit Suisse USA”) is acting as the dealer manager in connection with the U.S. Offer, Credit Suisse AG (“Credit Suisse Switzerland”) is acting as Swiss Tender Agent in connection with the Swiss Offer and Credit Suisse (Hong Kong) Limited (“Credit Suisse Hong Kong” and, together with Credit Suisse USA and Credit Suisse Switzerland, “Credit Suisse”) is providing certain financial advisory services to ChemChina in connection with the proposed acquisition of Syngenta, for which services Credit Suisse will receive customary fees. In addition, Credit Suisse AG and Credit Suisse AG, London Branch are acting as lead arrangers for, and lenders under, the Purchaser Facilities Agreement, for which services Credit Suisse AG and Credit Suisse AG, London Branch will receive compensation. ChemChina also has agreed to reimburse Credit Suisse for its reasonable fees and expenses, including fees and expenses of its legal counsel, and to indemnify Credit Suisse and related parties for certain liabilities and other items, including liabilities under the U.S. federal securities laws, arising out of or related to its engagement. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of ChemChina, Syngenta and their respective affiliates and any other company that might be involved in the Offers, as well as provide investment banking and other financial services to such companies.

ChemChina has retained Georgeson LLC to act as the U.S. Information Agent and The Bank of New York Mellon to act as the U.S. Tender Agent in connection with the U.S. Offer. The U.S. Information Agent may contact holders of Common Shares and ADSs by mail, telephone, email and personal interviews and may request brokers and other securities intermediaries to forward materials relating to the U.S. Offer to beneficial owners. The U.S. Information Agent and the U.S. Tender Agent each will receive customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith. In connection with the Swiss Offer, ChemChina has retained Computershare Investor Services plc (d/b/a Georgeson) (the “Swiss Agent”) to perform tasks comparable to those of the U.S. Information Agent. The Swiss Agent will receive customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses, and will be indemnified against certain liability in connection with the Swiss Offer.

We will not pay any fees or commissions to any broker or dealer or any other person (other than Credit Suisse Hong Kong, the U.S. Information Agent, the U.S. Tender Agent and the Swiss Agent) for soliciting tenders of Common Shares or ADSs pursuant to the Offers. Banks, brokers, dealers and other nominees may, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding materials relating to the Offers to their customers.

18.	Miscellaneous

The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Shares or ADSs in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with laws of such jurisdiction. We are currently not aware of any jurisdiction where the making of the U.S. Offer is restricted or prohibited by law. If we become aware of any such restriction or prohibition on the making of the U.S. Offer or the acceptance of the Common Shares or ADSs, we will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the U.S. Offer. If, after a good faith effort, we cannot comply, we will not make the U.S. Offer to the holders of Common Shares and ADSs in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of ChemChina or Purchaser not contained in this U.S. Offer to Purchase or in the accompanying Common Share Acceptance Letter or ADS Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO in connection with the U.S. Offer, together with all exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the U.S. Offer, and may file amendments to the Schedule TO. The Schedule TO and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described under “The U.S. Offer—Certain Information Concerning ChemChina and Purchaser—Where you can Find Additional Information.”

CNAC SATURN (NL) B.V.

CHINA NATIONAL CHEMICAL CORPORATION

March 23, 2016

SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF CHEMCHINA

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment during the past five (5) years of each director and executive officer of ChemChina. Except as described below, the business address of each such person is care of China National Chemical Corporation, No. 62 Beisihuanxilu, Haidian District, Beijing, China 100080. Each such person is a citizen of the People’s Republic of China.

Board of Directors

Name	Present Principal Occupation or Employment	Employment for the Past Five (5) Years
Jianxin Ren	Chairman and Secretary of Party Committee of ChemChina	Mr. Ren became the Chairman and Secretary of Party Committee of ChemChina in December 2014. Mr. Ren previously served as the President and Secretary of Party Committee of ChemChina from April 2010 until December 2014.

Xingqiang Yang	President, Director and Vice Secretary of Party Committee of ChemChina	Mr. Yang became the President, Director and Vice Secretary of Party Committee of ChemChina in December 2014. Mr. Yang previously served as the Vice President and as a member of the Party Committee of ChemChina from December 2008 to December 2014.

Peng Zhang	Non-Executive Director of ChemChina	Mr. Zhang became a Non-Executive Director of ChemChina in December 2014. Mr. Zhang also currently serves as a full-time, Non-Executive Director of Central Enterprises in the State-owned Assets Supervision and Administration Commission of the State Council (located at No. 26, Xidajie, Xuanwumen, Xicheng District, Beijing, China 100053), the principal business of which is the management of designated central state-owned enterprises of China through non-executive directors, a position he has held since December 2011. In addition, Mr. Zhang also currently serves as a Non-Executive Director of China Chengtong Holdings Group Limited (located at Building 17, Section 6, No. 188 Nansihuanxilu, Fengtai District, Beijing, China 100070), the principal business of which is capital management, logistics, trade of production goods and production and development of wood-pulp-paper, a position he has held since August 2012. Prior to that, he served as the Vice Secretary of Party Committee and Head of Supplies Authority Service Center in the State-owned Assets Supervision and Administration Commission of the State Council (located at No. 25, Yuetanbeijie, Xicheng District, Beijing 100037), the principal business of which is in internal services and supplies for the State-owned Assets Supervision and Administration Commission of the State Council, a position which he held from April 2005 to December 2011.

Ke’ning Jin	Non-Executive Director of ChemChina	Mr. Jin became a Non-Executive Director of ChemChina in December 2014. Mr. Jin also serves as a Non-Executive Director of China National Coal Group Corporation (located at No. 1, Huangsi St., Chaoyang District, Beijing 100120), the principal business of which is the production and trade of coal and coal chemicals, a position he has held since September 2014. In addition, Mr. Jin also serves as a Non-Executive Director of China National Petroleum Corporation (located at 9 Dongzhimen North St., Dongcheng District, Beijing, China 100007), the principal business of which is the exploration, development, and trade of oil and gas, a position he has held since June 2014. Mr. Jin previously served as Chairman of China National Chemical Engineering Company, Limited (located at No. 2, Dongzhimengneidajie, Dongcheng District, Beijing, China 100007), the principal business of which is in chemical engineering, a position he held from September 2008 to August 2014.

Deyuan Pan	Non-Executive Director of ChemChina	Mr. Pan became a Non-Executive Director of ChemChina in December 2014. In addition to his role at ChemChina, he currently serves as a Non-Executive Director of China XD Group (located at No. 7 Tangxing Rd., Xi’an, China 710075), the principal business of which is the research, development, and production of electrical equipment and technology, a position he has held since December 2014. Mr. Pan also serves as a Non-Executive Director of China Railway Materials Company, Limited (located at No. 11, Huayuan St., Xicheng District, Beijing 100032), the principal business of which is in railway logistics, a position he has held since November 2011. Mr. Pan previously served as a Director of Taikang Life Insurance Company, Limited (located at No. 156, Fuxingmenbeidajia, Taikang Life Building, Xicheng District, Beijing 100031), the principal business of which is in providing life insurance, a position he held from March 2006 to June 2011.

Jinquan Xiao	Senior Partner, CEO of China Region for Dentons law firm (known as Dacheng in China) (located at block D, Parkview Green, 9 Dongdaqiao Rd., Beijing, China, 100020), the principal business of which is legal service	Mr. Xiao became a Senior Partner at Beijing Dacheng Law Offices (now Dentons law firm) in January 1998. In addition, Mr. Xiao currently serves as an External Director of China National Agricultural Development Group Corporation, Limited (located at Zhongshui Building, 31 Minfeng Hutong, Beijing, China, 100032), the principal business of which is the exploitation of agricultural and fishery resources, a position he has held since 2013. Mr. Xiao also currently serves as an Independent Director of Shinhan Bank (located at Zhongyu Building, 1 Gongtibei Rd., Beijing, China 100027), the principal business of which is banking services, a position he has held since 2015.

Yawen Liu	Employee Director of ChemChina	Ms. Liu became the Employee Director of ChemChina in January 2015. Prior to that, she served as the Director of the Planning Department, the Director of Party Committee Publicity Department, and the Vice President of Labor Union of ChemChina from April 2012 to October 2014 and as the President Assistant and Secretary of Party Committee of China National BlueStar (Group) Corporation, Limited, a subsidiary of ChemChina focusing on chemical materials and animal nutrition (located at No. 62 Beisihuanxilu, Haidian District, Beijing, China 100080), from October 2014 to January 2015. Prior to that, Ms. Liu served as the General Manager and Secretary of Party Committee of Ma Lan Hand-Pulled Noodle Chain Company, Limited (located at No. 62 Beisihuanxilu, Haidian District, Beijing, China, 100080), the principal business of which is in food service, from January 2005 to April 2012.

Executive Officers

Name	Present Principal Occupation or Employment	Employment for the Past Five (5) Years
Xingqiang Yang	See “Board of Directors” above.	See “Board of Directors” above.

Xiaosen Fan	Vice President and Party Committee Member of ChemChina	Mr. Fan became a Vice President and a Party Committee Member of ChemChina in 2004.

Jianming Ren	Vice President, Labor Union Chairman, Party Committee Member, Director of Personnel, and Director-General of the Organization Department of Party Committee of ChemChina	Mr. Ren became a Vice President, Labor Union Chairman, Party Committee Member, Director of Personnel, and Director-General of the Organization Department of Party Committee of ChemChina in 2009.

Xiaobao Lu	Vice President and Head of Planning and Development Department of ChemChina	Mr. Lu became a Vice President and the Head of Planning and Development Department of ChemChina in 2014. Prior to his current position, he served as the General Manager of China National BlueStar (Group) Corporation, Limited, a subsidiary of ChemChina focusing on chemical materials and animal nutrition (located at No. 62 Beisihuanxilu, Haidian District, Beijing, China 100080), from 2010 to 2014.

SCHEDULE B

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment during the past five (5) years of each director of Purchaser. The business address of Mr. Temmerman is De Boelelaan 7, 1083 HJ Amsterdam, the Netherlands and the business address of each of Mr. Lu and Mr. Chen is care of China National Chemical Corporation, No. 62 Beisihuanxilu, Haidian District, Beijing, China 100080. Mr. Temmerman is a citizen of the Netherlands and each of Mr. Lu and Mr. Chen is a citizen of the People’s Republic of China.

Board of Directors

Name	Present Principal Occupation or Employment	Employment for the Past Five (5) Years
Jochem Temmerman	Director at AlterDomus Nederland B.V.	During the past 5 years, Mr. Temmerman has mandates for different clients to serve as directors of numerous companies as a routine matter under his employment as director with a Dutch corporate service provider (trust company) regulated by the Dutch Central Bank.

Xiaobao Lu	See “Schedule A—Directors and Executive Officers of ChemChina—Executive Officers—Xiaobao Lu”	See “Schedule A—Directors and Executive Officers of ChemChina—Executive Officers—Xiaobao Lu”

Hongbo Chen	Chief Strategy Officer, Deputy Party Secretary, Secretary of Discipline Inspection Commission, and Chief Executive Officer Assistant of CNAC	Mr. Chen currently holds several positions at CNAC. He became Chief Executive Officer Assistant in June 2008, Chief Strategy Officer in November 2011, Deputy Party Secretary in November 2014, and Secretary of Discipline Inspection Commission in July 2015.

B-1

If you have questions or need additional copies of this U.S. Offer to Purchase, the accompanying Common Share Acceptance Letter or ADS Letter of Transmittal, you can contact the U.S. Information Agent at its address and telephone numbers set forth below. You may also contact your broker or other securities intermediary for assistance concerning the U.S. Offer.

The U.S. Information Agent for the U.S. Offer is:

Georgeson LLC

480 Washington Boulevard

26th Floor

Jersey City, NJ 07310

E-mail: syngentaoffer@georgeson.com

U.S. Toll Free Number for Holders of Securities: +1 (866) 431-2096

The Common Share Acceptance Letter, the ADS Letter of Transmittal, ADRs evidencing ADSs, and any other required documents, if applicable, should be sent to the U.S. Tender Agent at one of the addresses or the facsimile set forth below:

The U.S. Tender Agent for the U.S. Offer is:

The Bank of New York Mellon

By registered, certified or express mail:	By overnight courier:

The Bank of New York Mellon Voluntary Corporate Actions – Suite V P.O. Box 43031 Providence, Rhode Island 02940-3031 United States of America	The Bank of New York Mellon Voluntary Corporate Actions – Suite V 250 Royall Street Canton, Massachusetts 02021 United States of America